Exhibit 10.2

Explanatory Note:

The version of this Credit Agreement (the “Credit Agreement”) filed herein reflects a correction to a technical error in Section 2.07 of the original Credit Agreement, as mutually agreed to among the parties on July 10, 2020.

EXECUTION VERSION

$94,000,000
CREDIT AGREEMENT
Dated as of June 12, 2020
among
PLAYA HOTELS & RESORTS N.V.,
as Holdings,
PLAYA RESORTS HOLDING B.V.,
as Borrower,
THE GUARANTORS PARTY HERETO FROM TIME TO TIME,
CORTLAND CAPITAL MARKET SERVICES LLC
as Administrative Agent,
ACQUIOM AGENCY SERVICES LLC,
as Mexican Collateral Agent,
and
THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME

TABLE OF CONTENTS

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01	Conditions to Initial Credit Extension	89
Section 4.02	Conditions to All Credit Extensions after the Closing Date	92

Section 6.17	Lender Calls	109
Section 6.18	Anti-Terrorism Law; Anti-Money Laundering; Embargoed Person.	109
Section 6.19	Post-Closing Conditions.	109
Section 6.20	[Reserved]	110
Section 6.21	Covenant Relief Period Additional Reporting.	110

ARTICLE VII NEGATIVE COVENANTS

Section 7.01	Liens	110
Section 7.02	Investments	115
Section 7.03	Indebtedness	118
Section 7.04	Fundamental Changes	121
Section 7.05	Dispositions	123
Section 7.06	Restricted Payments	126
Section 7.07	Change in the Nature of the Business.	128
Section 7.08	128	104
Section 7.09	128	104
Section 7.10	128	104
Section 7.11	128	105
Section 7.08	Transactions with Affiliates	128
Section 7.09	Burdensome Agreements	130
Section 7.10	Amendments or Waivers of Organizational Documents	132
Section 7.11	Financial Covenant	132
Section 7.12	Fiscal Year	135
Section 7.13	Prepayments, Etc. of certain Indebtedness	135
Section 7.14	Permitted Activities	137
Section 7.15	Amendment of Existing Senior Secured Facility	138
Section 7.16	Center of Main Interest and Establishment	138
Section 7.17	Corporate Separateness	139

ARTICLE X MISCELLANEOUS

Section 10.01	Amendments, Etc.	155
Section 10.02	Notices and Other Communications; Facsimile Copies	159
Section 10.03	No Waiver; Cumulative Remedies	161
Section 10.04	Attorney Costs and Expenses	161
Section 10.05	Indemnification by the Borrower	162
Section 10.06	Payments Set Aside	163
Section 10.07	Successors and Assigns	164
Section 10.08	Confidentiality	169
Section 10.09	Setoff	170
Section 10.10	Interest Rate Limitation	170
Section 10.11	Counterparts	170
Section 10.12	Integration	171
Section 10.13	Survival of Representations and Warranties	171
Section 10.14	Severability	171
Section 10.15	GOVERNING LAW	171
Section 10.16	WAIVER OF RIGHT TO TRIAL BY JURY	173
Section 10.17	Binding Effect	173
Section 10.18	USA PATRIOT Act	173
Section 10.19	No Advisory or Fiduciary Responsibility	173
Section 10.20	Intercreditor Agreements	174
Section 10.21	Judgment Currency	174
Section 10.22	Waiver of Sovereign Immunity	175
Section 10.23	Parallel Debt	175
Section 10.24	Representation of Dutch Loan Party	176
Section 10.25	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	176
Section 10.26	English Translation	177
Any documents, instruments or agreements which direct or obligate the Mexican Collateral Agent shall be provided to the Mexican Collateral Agent in English language or with an English language translation.		177

v

Page
SCHEDULES

I	Guarantors

1.01A	Commitments of the Lenders

4.01(a)(v)	Collateral Documents

5.21	Insurance

6.19	Post-Closing Conditions

7.01(b)	Closing Date Liens

7.02(f)	Closing Date Investments

7.03(b)	Closing Date Indebtedness

10.02	Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS
Form of

A	Committed Loan Notice

B	Conversion or Continuation Notice

C-1	Term Note

C-2	[Reserved]

C-3	[Reserved]

D-1	Compliance Certificate

D-2	Solvency Certificate

E-1	Assignment and Assumption

E-2	Acceptance and Prepayment Notice

E-3	Discount Range Prepayment Notice

E-4	Discount Range Prepayment Offer

E-5	Solicited Discounted Prepayment Notice

E-6	Solicited Discounted Prepayment Offer

E-7	Specified Discount Prepayment Notice

E-8	Specified Discount Prepayment Response

F	Intercompany Note

G	United States Tax Compliance Certificate

I	Agreed Security Principles

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of June 12, 2020 among PLAYA RESORTS HOLDING B.V., a Dutch besloten vennootschap met beperkte aansprakelijkheid with its corporate seat in Amsterdam, the Netherlands (the “Borrower”), PLAYA HOTELS & RESORTS N.V., a Dutch naamloze vennootschap with its corporate seat in Amsterdam, the Netherlands (“Holdings”), the other Guarantors party hereto from time to time, each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent, and ACQUIOM AGENCY SERVICES LLC, as Mexican Collateral Agent.
PRELIMINARY STATEMENTS
The Borrower has requested that the Lenders extend credit to the Borrower in the form of (a) Initial Term A1 Loans to the Borrower in an aggregate principal amount of $34,999,999, (b) Initial Term A2 Loans to the Borrower in an aggregate principal amount of $31,000,001 and (c) Initial Term A3 Loans to the Borrower in an aggregate principal amount of $28,000,000. The applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01Defined Terms

As used in this Agreement, the following terms shall have the meanings set forth below:
“AA Resignation Effective Date” has the meaning set forth in Section 9.06(a).
“Acceptable Discount” has the meaning set forth in Section 2.05(a)(v)(D)(2).
“Acceptable Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(3).
“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit E-2.
“Acceptance Date” has the meaning set forth in Section 2.05(a)(v)(D)(2).
“Additional Lender” has the meaning set forth in Section 2.14(c).
“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15, provided that each Additional Refinancing Lender shall be subject to the approval of (i) the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, to the extent that each such Additional Refinancing Lender is not then an existing Lender, an Affiliate of a then existing Lender or an Approved Fund and (ii) the Borrower.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Rate Loan for any Interest Period, an interest rate per annum equal to the greater of (i) the Eurocurrency Rate for such Interest Period multiplied by the Statutory Reserve Rate and (ii) with respect to Initial Term Loans only, 1.00%.
“Administrative Agent” means Cortland Capital Market Services LLC, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.
“Administrative Agent Fee Letter” means that certain fee letter, dated as of the Closing Date, between the Borrower and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Class” has the meaning set forth in Section 3.07(a).
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Agent Indemnitees” has the meaning set forth in Section 9.15.
“Agent Parties” has the meaning set forth in Section 10.02.
“Agent-Related Persons” means the Agents, together with their respective Affiliates, officers, directors, employees, partners, agents, advisors and other representatives.
“Agents” means, collectively, the Administrative Agent and the Mexican Collateral Agent.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Agreement Currency” has the meaning set forth in Section 10.21.
“Agreed Security Principles” means the principles set out in Exhibit I.
“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurocurrency Rate floor which is greater than 1.00% or otherwise, in each case incurred or payable by the Borrower generally to the lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees and underwriting fees or other fees not paid generally to all lenders of such Indebtedness.

“AMR” means AM Resorts, LLC.
“AMR Hotel Management Agreement” means each Hotel Management Agreement in which the manager is AMR.
“Anti-Corruption Laws” means all applicable laws, rules, and regulations from time to time concerning or relating to bribery, corruption, or improper payments, including the Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.
“Anti-Terrorism Law” has the meaning set forth in Section 6.18(a).
“Applicable Discount” has the meaning set forth in Section 2.05(a)(v)(C)(2).
“Applicable Rate” means a percentage per annum equal to:
(a)with respect to Initial Term A1 Loans and Initial Term A2 Loans, 11.4777%; and

(b)with respect to Initial Term A3 Loans, (i) for Eurocurrency Rate Loans, 3.0% and (ii) for Base Rate Loans, 2.0%.

Notwithstanding the foregoing, (v) the Applicable Rate in respect of any Class of any Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (w) the Applicable Rate in respect of any Class of Incremental Term Loans shall be the applicable percentages per annum set forth in the relevant Incremental Amendment, (x) the Applicable Rate in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant agreement, (y) the Applicable Rate in respect of any Class of Refinancing Term Loans shall be the applicable percentages per annum set forth in the relevant agreement and (z) in the case of the Term Loans and any Class of Incremental Term Loans, the Applicable Rate shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14(a).
“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.
“Approved Bank” has the meaning set forth in clause (c) of the definition of “Cash Equivalents.”
“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Assignee” has the meaning set forth in Section 10.07(b).
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1 hereto.
“Attorney Costs” means and includes all reasonable and documented fees, out-of-pocket expenses and disbursements of any law firm or other external legal counsel.
“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(v); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).
“Available Additional Basket” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:
(a)$175,000,000, plus

(b)50% of Consolidated Net Income for the period from the first day of the fiscal quarter of the Borrower during which the Closing Date occurred to and including the last day of the most recently ended fiscal quarter of the Borrower immediately preceding such date for which financial statements of the Borrower have been delivered pursuant to Section 6.01 of this Agreement, plus

(c)the cumulative after-tax amount of cash proceeds received by the Borrower from (i) the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower issued after the Closing Date (including upon exercise of warrants or options) (other than Excluded Contributions or any amount designated as a Cure Amount) and (ii) the sale of Equity Interests of (1) Holdings and/or (2) any direct or indirect parent of the Borrower which have been contributed as common equity to the capital of the Borrower, in each case issued after the Closing Date (other than Excluded Contributions or any amount designated as a Cure Amount) upon conversion or exchange of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of the Borrower owed to a Person other than a Loan Party (excluding Holdings) or a Restricted Subsidiary issued or incurred after the Closing Date, not previously applied for a purpose (including a Cure Amount) other than use in the Available Additional Basket, plus

(d)100% of the aggregate after-tax proceeds of cash and the aggregate fair market value (as determined in reasonable good faith by the Borrower) of non-cash assets, in each case contributed to the common capital of the Borrower or the net proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests of the Borrower) (or net proceeds of issuance of Equity Interests of any direct or indirect parent thereof contributed to the capital of the Borrower, as common equity), received by the Borrower after the Closing Date (other than Excluded Contributions or any amount designated as a Cure Amount), plus

(e)100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash from:

(i)the sale, transfer or other disposition (other than to the Borrower or any Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or any minority Investments, or

(ii)any dividend or other distribution by an Unrestricted Subsidiary or received in respect of minority Investments, or

(iii)any interest, returns of principal, repayments and similar payments by such Unrestricted Subsidiary or received in respect of any minority Investments;

provided that in the case of clauses (i), (ii), and (iii), in each case, only to the extent that the Investment corresponding to the designation of such Subsidiary as an Unrestricted Subsidiary or any subsequent Investment in such Unrestricted Subsidiary or minority Investment, as applicable, was made in reliance on the Available Additional Basket pursuant to Section 7.02(n)(ii), plus
(f)in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each only to the extent the original Investment in such Unrestricted Subsidiary was made after the Closing Date pursuant to Section 7.02(n)(ii), plus

(g)an amount equal to any net after-tax returns in cash (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income, returns of capital and similar amounts) actually received by the Loan Parties and the Restricted Subsidiaries in respect of any Investments made pursuant to Section 7.02(n)(ii), plus

(h)an amount equal to any net after-tax returns in cash (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary in respect of any Investments pursuant to Section 7.02 (other than Section 7.02(n)(ii)); provided, that no increase in the Available Additional Basket pursuant to this clause (h) shall result in a duplicative increase in any applicable Investment basket in Section 7.02 by virtue of a Return thereon, minus

(i)any amount of the Available Additional Basket used to make Investments pursuant to Section 7.02(n)(ii) after the Closing Date and prior to such time, minus

(j)any amount of the Available Additional Basket used to pay dividends or make distributions or other Restricted Payments pursuant to Section 7.06(h) after the Closing Date and prior to such time, minus

(k)any amount of the Available Additional Basket used to make payments or distributions in respect of Junior Financings or unsecured Indebtedness pursuant to Section 7.13 after the Closing Date and prior to such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50% per annum, (b) the Prime Rate, (c) the Eurocurrency Rate for a one-month Interest Period plus 1.00% per annum and (d) with respect to Initial Term Loans only, 2.00% per annum; provided that, in no event shall the Base Rate be less than 0%.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basket” means any amount, threshold or other value permitted or prescribed with respect to any Lien, Indebtedness, Disposition, Investment, Restricted Payment, transaction value, judgment or other amount under any provision in Articles V, VI, VII or VIII and the definitions related thereto.
“BD Real Resorts” means Servicios PLYA Hotels & Resorts, S. de R.L. de C.V.
“Borrower” has the meaning set forth in the introductory paragraph to this Agreement. Upon the consummation of any transaction permitted by Section 7.04(d), “Borrower” shall mean the Successor Borrower.
“Borrower Equity Pledge” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.
“Borrower Materials” has the meaning set forth in Section 6.01(d).
“Borrower Offer of Specified Discount Prepayment” means the offer by any Company Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.05(a)(v)(B).
“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.05(a)(v)(C).
“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(v)(D).
“Borrowing” means Term Borrowing.
“Business Day” means (i) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York and (ii) if such day relates to any Eurocurrency Rate Loan, means any such day that is also a London Banking Day.
“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.
“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:
(a)Dollars, pound sterling, Pesos, Euros or Jamaican Dollars or such other local currencies in those countries in which any Restricted Subsidiary transacts business from time to time in the ordinary course of business;

(b)readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union, in each case having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States or a member nation of the European Union is pledged in support thereof;

(c)time deposits or eurodollar time deposits with, insured certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 or $100,000,000 in the case of any non-U.S. bank (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

(d)commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated (x) in the case of short term ratings, A-2 (or the equivalent thereof) or better and (y) in the case of long-term ratings, AA (or the equivalent thereof) or better, in each case, by S&P or (x) in the case of short-term ratings, P-2 (or the equivalent thereof) or better and (y) in the case of long-term ratings, Aa2 (or the equivalent thereof) or better, in each case, by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e)marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(f)repurchase obligations for underlying securities of the types described in clauses (b), (c) and (e) above entered into with any Approved Bank;

(g)securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)Investments (other than in structured investment vehicles and structured financing transactions) with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA-1 (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i)securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;

(j) instruments equivalent to those referred to in clauses (b) through (i) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction;

(k)Investments, classified in accordance with GAAP as Current Assets of the Borrower or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (b) through (i) above; and

(l)investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) types described in clauses (b) through (k) above.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
“Change of Control” shall be deemed to occur if:
(a)(i) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), but excluding (x) any employee benefit plan of such person and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) any combination of Permitted Holders, shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing 35% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of Holdings and the Permitted Holders shall own, directly or indirectly, less than such person or “group” of the aggregate voting power represented by the issued and outstanding Equity Interests of Holdings; or

(b)a “change of control” (or similar event) shall occur in any document pertaining to the Existing Senior Secured Facility, Credit Agreement Refinancing Indebtedness, Incremental Equivalent Debt or Permitted Ratio Debt (or any Permitted Refinancing or any Junior Financing of any of the foregoing), in each case with an aggregate outstanding principal amount in excess of the Threshold Amount;

(c)the majority of the members of the board of directors of Holdings shall not consist of Continuing Directors; or

(d)Holdings shall cease to directly or indirectly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Term A1 Commitments, Initial Term A2 Commitments, Initial Term A3 Commitments Incremental Term Commitments, Refinancing Term Commitments of a given Refinancing Series or Commitments in respect of Replacement Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Term A1 Loans, Initial Term A2 Loans, Initial Term A3 Loans, Extended Term Loans of a given Extension Series, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Replacement Term Loans. Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.
“Closing Date” means June 12, 2020.
“Code” means the United States Internal Revenue Code of 1986, and the United States Treasury Department regulations promulgated thereunder, as amended from time to time.
“Collateral” means all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Collateral Document, including all assets delivered as collateral pursuant to Sections 4.01(a)(v), 6.11 or 6.13 (but in any event excluding the Excluded Assets).
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)the Administrative Agent or the Mexican Collateral Agent, as applicable, shall have received each Collateral Document required to be delivered (i) on the Closing Date, pursuant to Section 4.01(a)(v) and (ii) at such time as may be designated therein, pursuant to the Collateral Documents or Sections 6.11 or 6.13, subject, in each case, to the limitations and exceptions set forth in this Agreement (including, without limitation, the Agreed Security Principles), duly executed by each party thereto;

(b)all Obligations shall have been guaranteed by Holdings (subject to the limitations set forth in Section 11.12), and unconditionally guaranteed by the Borrower (other than with respect to its direct Obligations as a primary obligor (as opposed to guarantor) under the Loan Documents), the Playa Operator, BD Real Resorts, and each Restricted Subsidiary that is a Material Subsidiary (other than any Excluded Subsidiary) including as of the Closing Date those that are listed on Schedule I hereto (each, a “Guarantor”);

(c)the Obligations and the Guaranty shall have been secured by a security interest in

(i)all of the Equity Interests of the Borrower (the “Borrower Equity Pledge”),

(ii)all of the Equity Interests of the Playa Operator, BD Real Resorts and Playa Management USA,

(iii)all of the Equity Interests of a Restricted Subsidiary which directly or indirectly owns 100% of a Restricted Subsidiary’s right, title and interest in and to each Non-Mortgaged Hotel Property (other than a Non-Mortgaged Hotel Property owned by a Non-Recourse Subsidiary); provided, that each security interest in all the Equity Interests of a Restricted Subsidiary pursuant to this clause (c)(iii) shall relate to not more than one Non-Mortgaged Hotel Property, and

(iv)all of the Equity Interests in a Restricted Subsidiary (other than a Non-Recourse Subsidiary) which directly or indirectly owns 100% of a Restricted Subsidiary’s right, title and interest in and to each Mortgaged Property to the extent required such that all the Equity Interests in Restricted Subsidiaries directly or indirectly owning 100% of a Restricted Subsidiary’s right, title and interest in and to all Mortgaged Properties are subject to a security interest, it being understood and agreed that a security interest in all the Equity Interests of a Restricted Subsidiary pursuant to this clause (c)(iv) may relate to more than one Mortgaged Property;

(d)the Administrative Agent or the Mexican Collateral Agent, as applicable, shall have received (i) counterparts of a perfected Mortgage (and/or an amendment or amended Mortgage) with respect to each Hotel Real Property (A) over which a Mortgage exists on the Closing Date pursuant to Section 6.19 and (B) required to be delivered at any time after the Closing Date following the acquisition of a Hotel Real Property, pursuant to Sections 6.11 and 6.13 (collectively, the “Mortgaged Properties”) duly executed and delivered by the applicable Guarantor (each, a “Mortgagor”), (ii) copies of any existing abstracts, (iii) with respect to Mortgaged Properties located in the United States, completed “Life of Loan” flood determinations and any required borrower notices under Regulation H (together with evidence of flood insurance for any improved Mortgaged Property in the United States located in a Special Flood Hazard Area) to the extent required by, and in accordance with, the Flood Insurance Laws or as otherwise required by the Lenders, and (iv) such legal opinions, title insurance policies, surveys and other documents as the Administrative Agent or, as applicable, the Mexican Collateral Agent may reasonably request with respect to any such Mortgaged Property (in a manner consistent with such legal opinions, title insurance policies, surveys and other documents delivered on the Closing Date); provided that the Administrative Agent or the Mexican Collateral Agent, as applicable, shall, concurrently with the delivery of each Mortgage relating to a Hotel Real Property in respect of which a franchise agreement has been entered into with Hyatt, enter into a comfort letter with Hyatt as counterparty of said franchise agreement, on terms and conditions mutually acceptable to the Administrative Agent or the Mexican Collateral Agent, as applicable, and Hyatt; and

(e)except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, or under any Collateral Documents, the Obligations and the Guaranty shall have been secured by a perfected security interest in substantially all tangible and intangible assets of each Mortgagor (including accounts, inventory, equipment, investment property, deposit accounts (and cash on deposit therein), contract rights, certain IP Rights, other general intangibles, and proceeds of the foregoing (but excluding control agreements relating to deposit accounts (and cash on deposit therein) and securities accounts (and investments on deposit therein))), in each case, subject to the limitations and exceptions set forth in this Agreement (including, without limitation, the Agreed Security Principles); provided that security interests in real property shall be limited to the Mortgaged Properties;

provided, that (i) the foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to, the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets and (ii) the Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement (including, without limitation, the Agreed Security Principles) and the Collateral Documents.
The Administrative Agent or the Mexican Collateral Agent, as applicable, may grant extensions of time for the perfection of security interests in, or the delivery of the Mortgages and the obtaining of surveys with respect to, particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Borrower, that perfection or compliance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.
“Collateral Documents” means, collectively, each of the documents listed on Schedules 4.01(a)(v) and 6.19, each other security document executed and delivered or caused to be delivered to the Administrative Agent and/or the Mexican Collateral Agent pursuant to Sections 6.11 or 6.13, the Intercreditor Agreements, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent and/or the Mexican Collateral Agent for the benefit of the Secured Parties.
“Committed Loan Notice” means a written notice of a Borrowing pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A hereto.
“Commitment” means an Initial Term A1 Commitment, Initial Term A2 Commitment, Initial Term A3 Commitment, Incremental Term Commitment, Refinancing Term Commitment of a given Refinancing Series or Commitment in respect of Replacement Term Loans, as the context may require.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Company Parties” means the collective reference to the Loan Parties and the Restricted Subsidiaries, and “Company Party” means any one of them.
“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).
“Compliance Certificate” means a certificate substantially in the form of Exhibit D-1 hereto.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:
(a)without duplication and, except with respect to clause (vii) below, to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period with respect to the Borrower and the Restricted Subsidiaries:

(i)total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, pursuant to interest Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions and fees, and (G) the interest component of any pension or other post-employment benefit expense) and, to the extent not reflected in such total interest expense, adding any losses (or deducting any gains) on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net interest income (other than interest income on customer deposits and other Restricted

Cash), and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed),

(ii)without duplication, provision for taxes based on income, profits or capital gains of the Borrower and the Restricted Subsidiaries, paid or accrued during such period, including, without limitation, federal, state, foreign, local, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations and any tax distributions made pursuant to this Agreement,

(iii)depreciation and amortization (including amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts, yield) and other fees and charges (including amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of the Borrower and the Restricted Subsidiaries),

(iv)unusual or non-recurring charges, expenses or losses (including litigation settlements),

(v)non-cash charges, expenses or losses, including, without limitation, any non-cash expense relating to any impairment charge or asset write off the vesting of warrants, stock option plans or employee benefit plans (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(vi)restructuring costs, integration costs, retention, non-recurring charges, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs, systems establishment costs, costs associated with facilities openings (including pre-opening expenses), closings and consolidations, transaction fees and expenses and, including, any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company,

(vii)operational changes and operational initiatives, including any synergies, operating expense reductions and other operating improvements and cost savings projected by the Borrower in good faith to be realized in connection any Specified Transaction or the implementation of an operational initiative or operational change (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02, certifying that (i) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized and factually supportable in the good faith judgment of the Borrower, and (ii) such actions are to be taken within 24 months after the consummation of the acquisition, Disposition or the implementation of an initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (y) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (z) to the extent that any cost savings, operating expense reductions, other operating improvements and synergies are not associated with the Specified Transaction, substantial steps shall have been taken for realizing such savings,

(viii)[reserved],

(ix)other accruals, payments, fees and expenses (including rationalization, legal, tax, accounting, structuring and other costs and expenses), or any amortization thereof, related to the Transactions (including all Transaction Expenses), acquisitions, Investments, dividends, Dispositions, or any amortization thereof, issuances of Indebtedness or Equity Interests or entry into Swap Contracts permitted under the Loan Documents or repayment of debt, issuance of equity securities, initial public offering, refinancing transactions or amendment or other modification or termination of any debt instrument or Swap Contract (in each case, including any such transaction consummated on the Closing Date and any such transaction (not in the ordinary course of business) undertaken but not completed),

(x)[reserved],

(xi)[reserved],

(xii)cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back,

(xiii)any non-cash increase in expenses  resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments, or,

(xiv)the amount of any expense or reduction of Consolidated Net Income consisting of Restricted Subsidiary income attributable to minority interests or non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary, minus the amount of dividends or distributions that are paid in cash by such non-wholly owned Restricted Subsidiary to such third party; provided that the amount of such cash dividends or distributions deducted pursuant to this clause (xiv) in any Test Period shall not exceed such third party's pro rata share of the EBITDA (to the extent positive) of such non-wholly owned Restricted Subsidiary for such Test Period,

(xv)letter of credit fees and hedging transaction fees,

(xvi)(x) currency translation losses related to currency remeasurements of Indebtedness (including the net loss (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and (y) all other net changes in foreign exchange,

(xvii)any reduction in Consolidated Net Income attributable to the construction of improvements at any Renovation Property during a period of not more than 12 months commencing on the date on which the relevant Hotel Real Property first became a Renovation Property; provided that (x) for purposes of this clause (xvii), such Renovation Property shall be deemed to have Consolidated Net Income not in excess of the Consolidated Net Income in attributable to such property during the same period in the prior fiscal year and (y) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02, (i) specifying the date on which the relevant Hotel Real Property first became a Renovation Property, and (ii) certifying the amount of the reduction in Consolidated Net Income attributable to the construction of improvements at such Renovation Property during the period of calculation and the amount of Consolidated Net Income attributable to such property during the same period in the prior fiscal year, which certificate shall be prepared in good faith and set forth in reasonable detail the basis and calculation of the amounts referred to in this clause (xvii)(ii); and

(xviii)any net loss from disposed, abandoned or discontinued operations, facilities or product lines;

minus (b) without duplication and to the extent included in arriving at such Consolidated Net Income,
(i) income and gain items corresponding to those referred to in clause (a)(iv),

(ii)federal, state, local and foreign income tax credits,

(iii)to the extent otherwise included in Consolidated Net Income, any cash payments received in connection with the termination or cancellation of any Hotel Management Agreement; and

(iv)the amount of all cash payments made on account of any non-cash charges added back in a prior period;

provided that:
(A)to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA (x) currency translation gains related to currency remeasurements of Indebtedness (including the net gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and (y) all other foreign currency translation gains;

(B)to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of FASB Accounting Standards Codification 815 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations; and

(C)to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments.

For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.08.
“Consolidated First Lien Net Debt” means, as of any date of determination, (a) the amount of Consolidated Secured Net Debt as of such date, minus (b) the aggregate amount of any such Indebtedness that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary that is junior to the Lien of the Administrative Agent and/or Mexican Collateral Agent, as applicable.
“Consolidated First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.
“Consolidated Interest Charges” means, for any Test Period, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, the amount by which (a) the sum of interest expense for such Test Period (excluding, to the extent included in interest expense, (i) fees and expenses associated with the consummation of the Transactions, (ii) annual agency fees paid to the Administrative Agent and the Mexican Collateral Agent, (iii) costs associated with obtaining any Swap Contract, (iv) fees and expenses associated with any Investment permitted under Section 7.02, equity issuance or debt issuance (in each case, whether or not consummated), (v) pay-in-kind interest expense or other noncash interest expense (including as a result of the effects of purchase accounting), (vi) amortization or write-down of any deferred financing fees, (vii) annual agency fees paid to the administrative agent and the Mexican collateral agent pursuant to the Existing Senior Secured Facility Documents) exceeds (b) interest income (including, for the avoidance of doubt, interest income on customer deposits and other Restricted Cash) for such Test Period, in each case, to the extent the same are paid (or received) in cash with respect to such Test Period.
“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that, without duplication,
(a)any net after-tax effect of extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period shall be excluded,

(b)the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income shall be excluded,

(c)accruals and reserves that are established or adjusted within 12 months after the closing of any acquisition that are so required to be established or adjusted as a result of such acquisition in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP shall be excluded,

(d)any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to abandoned, closed or discontinued operations, or to asset dispositions or the sale or other disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(e)the net income (loss) for such period of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period,

(f)any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(g)any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation shall be excluded,

(h)any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (A) not denied by the applicable indemnitor in writing within 180 days of the occurrence of such event and (B) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365-day period), shall be excluded,

(i)to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount (A) is not denied by the applicable carrier in writing within 180 days of the occurrence of such event and (B) is in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,

(j)the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries or such Person’s assets are acquired by the Borrower or any Restricted Subsidiary shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.08), and

(k)solely for the purpose of determining the Available Additional Basket pursuant to clause (b) of the definition thereof, the income of any Restricted Subsidiary that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (which has not been waived) shall be excluded, except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid to the Borrower or to any Restricted Subsidiaries that are Guarantors by such Person during such period in accordance with such documents and regulations (but the provisions of this clause (k) shall not apply to the extent amounts otherwise excluded can be transferred through a loan or repayment of intercompany indebtedness owed by such Subsidiary).

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any acquisition constituting an Investment permitted under this Agreement, or the amortization or write-off of any amounts thereof. For the avoidance of doubt, (i) Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with Section 1.08, and (ii) all proceeds of business interruption insurance shall be included in the calculation of Consolidated Net Income for purposes of this Agreement.
“Consolidated Secured Net Debt” means, as of any date of determination, any Indebtedness described in the definition of “Consolidated Total Net Debt” outstanding on such date that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary.
“Consolidated Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.
“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any acquisition constituting an Investment permitted under this Agreement) consisting of Indebtedness for borrowed money, purchase money debt and Attributable Indebtedness and debt obligations evidenced by promissory notes or similar instruments and guarantees of any of the foregoing, minus (b) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) of the Borrower or any Restricted Subsidiary, in each case, included on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date, free and clear of all Liens (other than non-consensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (b), (k), (m), (p), (q), (r), (aa) (solely as to 7.01(b)), (cc) (only to the extent the Obligations are secured by such cash and Cash Equivalents), and (dd) (only to the extent the Obligations are secured by such cash and Cash Equivalents)); provided that Consolidated Total Net Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three Business Days after such amount is drawn. Notwithstanding the foregoing and for the avoidance of doubt, it is understood that obligations (i) under Swap Contracts and (ii) owed by Unrestricted Subsidiaries do not constitute Consolidated Total Net Debt.
“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA as of the last day for such Test Period.
“Consolidated Working Capital” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Swap Contracts or (d) changes in the exchange rates for applicable currencies.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Holdings (or any public direct or indirect parent of the Borrower) who (i) was a member of such board of directors immediately following the Closing Date or (ii) was elected to such board of directors by the general meeting of shareholders of Holdings (or any public direct or indirect parent of the Borrower).
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning set forth in the definition of “Affiliate.”
“Conversion or Continuation Notice” means a written notice of (a) a conversion of loans from one Type to the other or (b) a continuation of Eurocurrency Rate Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit B hereto.
“Corresponding Obligations” means the Guaranteed Obligations other than the Parallel Debt.
“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, any Class of existing Term Loans, or any then-existing Credit Agreement Refinancing Indebtedness (the “Refinanced Debt”); provided that (i) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued or capitalized interest, fees, premiums (if any, including tender premiums) and penalties thereon and fees and expenses associated with the refinancing, plus an amount equal to any existing commitments unutilized thereunder, plus the principal amount of additional Indebtedness permitted to be incurred pursuant to a separate basket under Section 7.03 (i.e., other than a Permitted Refinancing basket), (iii)  the All-In Yield with respect such Credit Agreement Refinancing Indebtedness shall be determined by the Borrower and the lenders providing such Credit Agreement Refinancing Indebtedness, (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (v) such Indebtedness is not at any time guaranteed by any Person other than Guarantors, (vi) to the extent secured, such Indebtedness is not secured by property other than the Collateral, (vii) if the Refinanced Debt is subordinated in right of payment to, or to the Liens securing, the Obligations, then any Credit Agreement Refinancing Indebtedness shall be subordinated in right of payment to, or to the Liens securing, the Obligations, as applicable, on terms (a) at least as favorable (taken as a whole) (as reasonably determined by the Borrower) to the Lenders as those contained in the documentation governing the Refinanced Debt or (b) otherwise reasonably acceptable to the Administrative Agent, (viii) any Credit Agreement Refinancing Indebtedness shall be pari passu or junior in right of payment and, if secured, secured on a pari passu or junior basis with respect to security, with respect to the Term Facility, to the extent outstanding, (ix) [reserved], (x) any such Credit Agreement Refinancing Indebtedness that is pari passu in right of payment and security with any existing Term Loans may participate on a pro rata basis or on less than a pro rata basis (but not greater than pro rata basis) in any mandatory prepayments hereunder, and (xi) the other terms and conditions of such Indebtedness (except as otherwise provided above) shall be substantially identical to, or (taken as a whole) not materially more restrictive to the Borrower (as determined in reasonable good faith by the Borrower) than those applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the

Maturity Date of any Term Loans existing at the time of incurrence of such Indebtedness); provided, that the Borrower and the Administrative Agent shall be permitted to amend the terms of this Agreement and the other Loan Documents to provide (x) if any financial maintenance covenant is added for the benefit of such Credit Agreement Refinancing Indebtedness, such provisions shall also be applicable to any then existing Term Facility (except to the extent such financial covenant applies only to periods after the latest final scheduled maturity date of any then existing Term Facility) or (y) such terms that are otherwise current market terms for such type of Indebtedness (as determined in reasonable good faith by the Borrower) at the time of incurrence or issuance of such Credit Agreement Refinancing Indebtedness.
“Credit Extension” means a Borrowing.
“CRR” means the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.
“Cure Amount” has the meaning set forth in Section 8.04(a).
“Cure Expiration Date” has the meaning set forth in Section 8.04(a).
“Current Assets” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (for the avoidance of doubt, Current Assets shall exclude assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments).
“Current Liabilities” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) the current portion of interest expense, (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) any Revolving Credit Exposure (as defined under the Existing Senior Secured Facility) or Revolving Credit Loans (as defined under the Existing Senior Secured Facility) and (f) the current portion of pension liabilities.
“Customary Non-Recourse Exceptions” means customary exceptions for fraud, unlawful acts, misapplication of funds, environmental indemnities, prohibited transfers, failure to pay taxes, voluntary bankruptcy, collusive involuntary bankruptcy, failure to comply with special purpose entity covenants, failure to maintain insurance, insurance deductibles, ERISA liabilities and other customary exceptions to non-recourse liability in any applicable jurisdiction.
“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions, including the Mexican Ley de Concursos Mercantiles, from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, without cure or waiver hereunder, would be an Event of Default.
“Default Rate” means an interest rate equal to (1) for the Term A1 Loan and Term A2 Loan, the Applicable Rate plus 2.0% per annum or (2) for the Term A3 Loan, (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as reasonably determined by the Administrative Agent (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within two Business Day of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), (d) has failed, within two Business Days after request by the Administrative Agent, to pay any amounts owing to the Administrative Agent or the other Lenders or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or a Bail-In Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender, subject to Section 2.17(b), upon delivery of written notice of such determination to the Borrower and each Lender.
“Designated Guarantor” means (i) any of the following Subsidiary Guarantors: Inversiones Vilazul S.A.S, Playa Romana Mar B.V., Playa Cana B.V. and Playa Hall Jamaican Resort Limited and (ii) any other Restricted Subsidiary which becomes the owner of the Hotel Real Property owned by any Subsidiary Guarantor listed in clause (i) of this definition on the Closing Date.
“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.05(a)(v)(B)(2).

“Discount Range” has the meaning set forth in Section 2.05(a)(v)(C)(1).
“Discount Range Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).
“Discount Range Prepayment Notice” means a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(v)(C) substantially in the form of Exhibit E-3.
“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit E-4, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.
“Discount Range Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(C)(1).
“Discount Range Proration” has the meaning set forth in Section 2.05(a)(v)(C)(3).
“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.05(a)(v)(D)(3).
“Discounted Prepayment Effective Date” means in the case of the Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(v)(B)(1), 2.05(a)(v)(C)(1) or 2.05(a)(v)(D)(1), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.
“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.05(a)(v)(A).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests (other than directors’ qualifying shares or other shares required by applicable Law) in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the

Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or any Restricted Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or such Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability.
“Dollar” and “$” mean lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” has the meaning set forth in Section 10.07(a)(i).
“Embargoed Person” has the meaning set forth in Section 6.18(c).
“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Laws” means all applicable Laws, legally binding directives, governmental, administrative or judicial orders or decrees or other legal requirements of any kind, whether currently in existence or hereafter promulgated, enacted, adopted or amended, relating to or otherwise imposing liability or standards concerning  pollution, safety (including occupational health and safety), conservation, preservation or protection of human health, biota and the Environment, conduct of environmental impact assessment in connection with the design, development and operation of any facility or project, including any applicable provisions of the notification, classification, registration and labeling of chemical substances; and/or  the generation, use, storage, handling, treatment, transportation or disposal of waste, including without limitation any matters related to releases and threatened releases of hazardous materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided, that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged.
“Equity Investors” means each of (i) Hyatt, (ii) TPG Capital, (iii) Abu Dhabi Investment Authority, (iv) Farallon Capital Management, L.L.C., (v) BlackRock, Inc., (vi) Mr. Bruce D. Wardinski, and (vii) any Affiliate of any of the foregoing Persons.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with a Loan Party or any Restricted Subsidiary under Section 414(b) or (c) of the Code (and, for purposes of Section 302 of ERISA and each “applicable section” under Section 414(t)(2) of the Code, under Section 414(b), (c), (m) or (o) of the Code), or under Section 4001 of ERISA.
“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or  the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for, and that could reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code, whether or not waived; (h) a failure by a Loan Party, Restricted Subsidiary or any ERISA Affiliate to make a required contribution to a Multiemployer Plan; (i) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (j) the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan; (k) a Loan Party, Restricted Subsidiary or an ERISA Affiliate incurring any liability under Section 436 of the Code, or a violation of Section 436 of the Code with respect to a Pension Plan; (l) the failure of a Loan Party or ERISA Affiliate to make any required contribution to a Multiemployer Plan; or (m) any Loan Party incurring any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Rate” means the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the applicable Bloomberg LIBOR screen page that displays the ICE Benchmark Administration Limited rate for deposits in Dollars (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period (the “Screen Rate”); provided, however, that (i) if no comparable term for an Interest Period is available, the Eurocurrency Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if the Bloomberg screen page that displays the ICE Benchmark Administration Limited rate for deposits in Dollars shall at any time no longer exist, “Eurocurrency Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurocurrency Rate Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate determined by the Administrative Agent to be the average of the rates per at which deposits in Dollars for delivery on the first full Business Day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurocurrency Rate Borrowing to be outstanding during such Interest Period would be offered by leading banks in the London interbank deposit market, determined as at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided that (i) the Eurocurrency Rate with respect to Initial Term Loans only, shall not be less than 1.00% per annum and (ii) the Eurocurrency Rate with respect to all other Loans shall not be less than 0% per annum.
“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the definition of Adjusted Eurocurrency Rate.
“European Insolvency Regulation” means Council Regulation (EC) No. 1346/2000 of May 29, 2012 on Insolvency Proceedings, as amended from time to time.
“Euros” means lawful currency of the European Union.
“Event of Default” has the meaning set forth in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Affiliate” means, with respect to any Agent, Agent-Related Person and Lender and their respective Affiliates and controlling Persons, (i) any Affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital, and (ii) any Affiliates that are engaged directly or indirectly in a sale of the Company and its subsidiaries as a sell-side representative, in each case, other than (x) a limited number of senior employees who are required, in accordance with industry regulations or such Persons’ internal policies and procedures to act in a supervisory capacity, and (y) such Persons’ internal legal, compliance, risk management, credit or investment committee members.
“Excluded Assets” means (i) any fee owned real property (other than Hotel Real Properties) and any leasehold rights and interests in real property (including landlord waivers, estoppels and collateral access letters) (other than Hotel Real Properties), (ii) motor vehicles, airplanes and other assets subject to certificates of title to the extent a Lien therein cannot be perfected by the filing of a UCC financing statement (or analogous procedures under applicable law in the relevant jurisdiction), (iii) governmental licenses, state or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency but excluding proceeds of any such governmental license) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC (to the extent applicable outside of a bankruptcy or other insolvency proceeding) or other applicable Law (to the extent applicable outside of a bankruptcy or other insolvency proceeding) notwithstanding such prohibition, (iv) any asset, lease, license, permit or agreement to the extent that, and so long as, a grant of a security interest therein (A) is prohibited under the UCC or by applicable Law other than to the extent such prohibition is rendered ineffective under the UCC (to the extent applicable outside of a bankruptcy or other insolvency proceeding) or other applicable Law (to the extent applicable outside of a bankruptcy or other insolvency proceeding) notwithstanding such prohibition or (B) to the extent and for so long as it would violate the terms thereof (in each case, after giving effect to the relevant provisions of the UCC or other applicable Laws) or would give rise to a termination right thereunder by a Person other than a Loan Party (except to the extent such provision is overridden by the UCC or other applicable Laws), in each case, (a) excluding any such agreement that relates to Credit Agreement Refinancing Indebtedness, Incremental Equivalent Debt or Permitted Ratio Debt and (b) only to the extent that such limitation on such pledge or security interest is otherwise permitted under Section 7.09, (v) Margin Stock and Equity Interests in any Person being (a) an Unrestricted Subsidiary, (b) a Non-Recourse Subsidiary or (c) a joint venture but only to the extent that the Organizational Documents of such joint venture do not permit the grant of a security interest therein, (vi) any property subject to a Lien permitted by Section 7.01(u), (w) or (aa) (to the extent relating to a Lien originally incurred pursuant to Section 7.01(u) or (w)) to the extent that a grant of a security interest therein would violate or invalidate such underlying obligations or create a right of termination in favor of any other party thereto (other than a Loan Party), (vii) any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, and (viii) Immaterial Assets; provided, however, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (i) through (viii) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (viii)).
“Excluded Contribution” means the amount of capital contributions to the Borrower or net after-tax proceeds from the sale or issuance of Qualified Equity Interests of Borrower (or issuances of debt securities (other than debt securities that are contractually subordinated to the Obligations) that have been converted into or exchanged for any such Qualified Equity Interests) (other than any amount designated as a Cure Amount or included for purposes of determining the Available Additional Basket) and designated, in writing, by the Borrower to the Administrative Agent as an Excluded Contribution on the date such capital contributions are made or such Equity Interests are sold or issued. For clarity, notwithstanding anything in this Agreement or any other Loan Documents to the contrary, Holdings shall not be required to contribute to the Borrower any proceeds received by Holdings resulting from an issuance of Equity Interests by Holdings.
“Excluded Information” has the meaning set forth in Section 2.05(a)(v)(F).
“Excluded Subsidiary” means (a) any Subsidiary for which the pledge of its Equity Interests is prohibited by applicable Law or by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) or for which governmental (including regulatory) consent, approval license or authorization would be required, (b) any not-for-profit Subsidiaries, (c) any Unrestricted Subsidiaries, (d) any special purpose securitization vehicle (or similar entity), (e) captive insurance Subsidiaries, (f) any Non-Recourse Subsidiary and (g) any Immaterial Subsidiary; provided, that notwithstanding the foregoing, any Subsidiary that Guarantees the payment of the Existing Senior Secured Facility, Credit Agreement Refinancing Indebtedness, Incremental Equivalent Debt or Permitted Ratio Debt (or any

Permitted Refinancing or any Junior Financing of any of the foregoing) shall not be an Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of the security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.07) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), (d) any U.S. withholding Taxes imposed under FATCA and (e) any Tax assessed on a recipient under the laws of the Netherlands, if and to the extent such Tax become payable as a result of such recipient having a substantial interest (aanmerkelijk belang) as defined in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) in a Loan Party.
“Executive Order” has the meaning set forth in Section 6.18(a).
“Existing Facility Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, between Lender, Deutsche Bank AG New York Branch, as administrative agent under the Existing Senior Secured Facility.
“Existing Senior Secured Facility” means that certain Amended & Restated Credit Agreement, dated as of April 27, 2017, among Holdings, Borrower, the Guarantors from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent, Deutsche Bank Mexico, S.A. Institucion de Banca Multiple Division Fiduciaria, as Mexican collateral agent, the letter of credit issuers from time to time party thereto and the other lender from time to time party thereto, as amended by that certain First Amendment to Amended & Restated Credit Agreement dated December 6, 2017, that certain Second Amendment to Amended & Restated Credit Agreement dated June 7, 2018, that certain Third Amendment to Amendment & Restated Credit Agreement dated March 19, 2019, that certain Fourth Amendment to Amended & Restated Credit Agreement dated as of the Closing Date and as the same may be further amended, restated, amended and restated, modified and supplemented from time to time in accordance with Section 7.15 of this Agreement.
“Existing Senior Secured Facility Documents” means the Existing Senior Secured Facility and the other Loan Documents as defined in the Existing Senior Secured Facility.
“Existing Term Loan Tranche” has the meaning set forth in Section 2.16(a).
“Extended Term Loans” has the meaning set forth in Section 2.16(a).
“Extending Term Lender” has the meaning set forth in Section 2.16(c).
“Extension” means the establishment of an Extension Series by amending a Loan pursuant to the terms of Section 2.16 and the applicable Extension Amendment.
“Extension Amendment” has the meaning set forth in Section 2.16(d).
“Extension Election” has the meaning set forth in Section 2.16(c).
“Extension Request” means any Term Loan Extension Request.
“Extension Series” means any Term Loan Extension Series.
“Facility” means the Term Facility, a given Extension Series of Extended Term Loans, a given Class of Incremental Term Loans or a given Refinancing Series of Refinancing Term Loans, as the context may require.
“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any current or future Treasury regulations or other administrative guidance promulgated thereunder, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction which (in either case) facilitates the implementation of the preceding clause (a), or (c) any agreement entered into pursuant to the implementation of the preceding clauses (a) or (b) with the United States Internal Revenue Service, the U.S. Government or any governmental or taxation authority under any other jurisdiction.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) quoted to the Administrative Agent by three major banks of recognized standing (as selected by the Administrative Agent) on such day on such transactions as determined by the Administrative Agent and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Flood Insurance Laws” mean, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act

of 1973), (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert-Waters Flood Insurance Reform Act of 2012, each as now or hereafter in effect or any successor statute thereto.
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” means generally accepted accounting principles set forth in the Financial Accounting Standards Board’s Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect in the United States from time to time.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning set forth in Section 10.07(h).
“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. Obligations in respect of customary performance guarantees shall not be deemed to give rise to Indebtedness or otherwise constitute a Guarantee. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning set forth in Section 11.01.
“Guarantors” has the meaning set forth in the definition of “Collateral and Guarantee Requirement” and shall include Holdings, the Borrower (other than with respect to its direct Obligations as a primary obligor (as opposed to a guarantor) under the Loan Documents), the Playa Operator, BD Real Resorts, each other Subsidiary which executed and delivered a counterpart to this Agreement as a Guarantor on the Closing Date and each Subsidiary which shall have become a Guarantor pursuant to Section 6.11 unless, in each case and only if applicable, it has ceased to be a Guarantor in accordance with Section 11.09.
“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, electromagnetic radio frequency or microwave emissions that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.
“Holdings” has the meaning set forth in the introductory paragraph to this Agreement.
“Holdings Administrative Costs” means costs and expenses of Holdings and any direct or indirect parent of Holdings to maintain legal existence and other activities relating to is existence as a public company and its ownership of assets not otherwise prohibited by the Loan Documents, including the following costs borne by Holdings: (i) administrative costs, corporate overhead (including filing, reasonably incurred outside counsel fees and auditing fees) and customary director fees; (ii) premiums and deductibles in respect of directors and officers insurance policies and umbrella excess insurance policies obtained from third-party insurers and indemnities for the benefit of its directors, officers and employees and (iii) fees and expenses incurred in connection with any unsuccessful debt or equity offering or any unsuccessful acquisition or strategic transaction by Holdings.
“Holdings’ Recourse Property” means the Collateral under the Borrower Equity Pledge.
“Hotel Acquisition” has the meaning set forth in Section 6.11(d).
“Hotel Management Agreement” means each management agreement relating to a Hotel Real Property of a Restricted Subsidiary of the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof. For clarity, Hotel Management Agreement shall not include any management agreement relating to a Hotel Real Property that is not owned by the Borrower or a Restricted Subsidiary of the Borrower.
“Hotel Real Property” means (x) each Real Property constituting an all-inclusive hotel resort owned, operated, managed and/or developed by a Restricted Subsidiary of the Borrower and (y) any undeveloped Real Property acquired by a Restricted Subsidiary of the Borrower, for which such Restricted Subsidiary has entered into a definitive agreement to develop such Real Property and construct an all-inclusive hotel resort and the purchase price, construction costs and other expenditures in respect thereof are in excess of $10,000,000.
“Hyatt” means Hyatt Hotels Corporation and any Affiliate thereof.
“Identified Participating Lenders” has the meaning set forth in Section 2.05(a)(v)(C)(3).
“Identified Qualifying Lenders” has the meaning set forth in Section 2.05(a)(v)(D)(3).
“Immaterial Asset” means any asset owned by the Borrower or a Restricted Subsidiary and that has a fair market value of less than $1,000,000 (as reasonably estimated by the Borrower in good faith).
“Immaterial Subsidiary” means a Restricted Subsidiary that is not a Material Subsidiary.
“Incremental Amendment” has the meaning set forth in Section 2.14(f).
“Incremental Amount” has the meaning set forth in Section 2.14(d).
“Incremental Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Equivalent Debt” means Indebtedness consisting of first priority senior secured notes or term loans and/or junior lien secured notes or term loans and/or unsecured notes or term loans and/or subordinated notes or term loans and/or a customary bridge facility not to exceed the Incremental Amount (such amount to be reduced by any Indebtedness incurred pursuant to Section 2.14); provided that such Indebtedness complies with the requirements set forth in Section 2.14(e)(i)(A) (to the extent applicable), (B) (to the extent applicable) (C), (D), (E), (F) and (G) (it being understood that (x) if such Indebtedness is secured on a pari passu basis with the Term Loans, such Indebtedness shall comply with Section 2.14(e)(iii) and (y) if such Indebtedness consists of a customary bridge facility, such Indebtedness is not required to comply with Sections 2.14(e)(i)(C), (D) and (E), so long as the Indebtedness into which such customary bridge facility is to be converted satisfies such requirements); provided, further, that (x) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, the representative for such Indebtedness shall enter into a Non-Parity Intercreditor Agreement with the Administrative Agent and Mexican Collateral Agent (if applicable) and (y) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations, the representative for such Indebtedness shall enter into a Parity Intercreditor Agreement.
“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(d).
“Incremental Lenders” has the meaning set forth in Section 2.14(c).
“Incremental Loan” has the meaning set forth in Section 2.14(b).
“Incremental Request” has the meaning set forth in Section 2.14(a).
“Incremental Term Commitments” has the meaning set forth in Section 2.14(a).
“Incremental Term Lender” has the meaning set forth in Section 2.14(c).
“Incremental Term Loan” has the meaning set forth in Section 2.14(b).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:
(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all Attributable Indebtedness;

(g)all obligations of the Borrower or a Restricted Subsidiary in respect of Disqualified Equity Interests; and

(h)to the extent not otherwise included above, all Guarantees of such Person in respect of Indebtedness described in clauses (a) through (g) in respect of any of the foregoing.
For purposes of determining the amount of any Indebtedness of any, (i) the principal amount of any Indebtedness of such Person arising by reason of such Person having granted or assumed a Lien on its property to secure Indebtedness of another Person shall be the lower of the fair market value of such property as determined by such Person in good faith and the principal amount of such Indebtedness outstanding (or committed to be advanced) at the time of determination; (ii) the amount of any Indebtedness of such Person arising by reason of such Person having Guaranteed Indebtedness of another Person where the amount of such Guarantee is limited to an amount less than the principal amount of the Indebtedness so Guaranteed shall be such amount as so limited; and (iii) Indebtedness shall not include a non-recourse pledge by the Borrower or any of its Restricted Subsidiaries of Investments in any Person that is not a Restricted Subsidiary of the Borrower to secure the Indebtedness of such Person.
“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning set forth in Section 10.05.
“Information” has the meaning set forth in Section 10.08.
“Initial Term A1 Loan” the Term Loans made by the Lenders with a Term A1 Commitment on the Closing Date to the Borrower pursuant to Section 2.01(a).
“Initial Term A2 Loan” the Term Loans made by the Lenders with a Term A2 Commitment on the Closing Date to the Borrower pursuant to Section 2.01(a).
“Initial Term A3 Loan” the Term Loans made by the Lenders with a Term A1 Commitment on the Closing Date to the Borrower pursuant to Section 2.01(a).
“Initial Term Commitment” means, as to each Term Lender, its obligation to make (i) an Initial Term A1 Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Initial Term A1 Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14), (ii) an Initial Term A2 Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Initial Term A2 Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14) and (iii) an

Initial Term A3 Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Initial Term A3 Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate amount of the Initial Term Commitments is $94,000,000.
“Initial Term Loans” means the Term Loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a).
“Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and, if applicable, the Mexican Collateral Agent by and among the Administrative Agent, the Mexican Collateral Agent (if relevant) and the administrative agents, collateral agents or other representatives for the holders of Indebtedness secured by Liens on the Collateral that are intended to rank pari passu, including the Existing Facility Intercreditor Agreement (a “Parity Intercreditor Agreement”) or junior (a “Non-Parity Intercreditor Agreement”) to the Liens securing the Obligations and that are otherwise Liens permitted pursuant to Section 7.01, providing that, in the case of a Non-Parity Intercreditor Agreement, all proceeds of Collateral shall first be applied to repay the Obligations in full prior to being applied to any obligations under the Indebtedness secured by such junior Liens and that until Payment in Full, the Administrative Agent or, as applicable, the Mexican Collateral Agent shall have the sole right to exercise remedies against the Collateral (subject to customary exceptions and the expiration of any standstill provisions).
“Intercompany Note” means a promissory note substantially in the form of Exhibit F.
“Interest Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA (minus interest income on customer deposits and other Restricted Cash) as of the last day of such Test Period, to (b) Consolidated Interest Charges for such Test Period.
“Interest Payment Date” means, (a) as to any Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.
“Interest Period” means, as to (i) the Term A1 Loan and the Term A2 Loan, the period commencing on the date such Loan is disbursed and ending on the date one month thereafter, or (ii) as to each Term Loan A3 Loan that is a Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, three or six months (or, if agreed to by the Administrative Agent, a shorter period) thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, two, or twelve months, as selected by the Borrower in their Committed Loan Notice or Conversion or Continuation Notice; provided that, in either case:
(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such

Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)no Interest Period shall extend beyond the applicable Maturity Date.

“Intermediate Holdco” means a Subsidiary of the Borrower which is an intermediate holding company that (i) directly owns no material assets other than Equity Interests in one or more lower tier Subsidiaries of the Borrower which are intermediate holding companies themselves, (ii) indirectly owns no material assets other than Equity Interests in Restricted Subsidiaries where such Equity Interests in Restricted Subsidiaries have been subject to a security interest securing the Obligations and the Guaranty to the extent required by clause (c) of the definition of “Collateral and Guarantee Requirement” and (iii) is not a Guarantor.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and made in the ordinary course of business or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns in respect of such Investment; provided that the aggregate amount of such Returns shall not exceed the original amount of such Investment.
“Investment Grade” means a rating of BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by another rating agency.
“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents), (b) investments in any fund that invests exclusively in investments of the type described in clause (a), which fund may also hold immaterial amounts of cash pending investment and/or distribution, (c) corresponding instruments in countries other than the United States customarily utilized for high quality investments and (d) debt securities or debt instruments with an Investment Grade rating, excluding any debt securities between and among the Borrower and its Subsidiaries.
“IP Rights” has the meaning set forth in Section 5.15.
“Jamaican Dollar” means the lawful money of Jamaica.
“Judgment Currency” has the meaning set forth in Section 10.21.
“Junior Financing” has the meaning set forth in Section 7.13(a).
“Junior Financing Documentation” means any documentation governing any Junior Financing.
“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Term Loans, Incremental Term Loans, Refinancing Term Loans, Replacement Term Loans and

Refinancing Term Commitments, in each case as extended in accordance with this Agreement from time to time.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, normas oficiales mexicanas, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“LCA Election” has the meaning given in Section 1.08.
“LCA Test Date” has the meaning given in Section 1.08.
“Lender” has the meaning set forth in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”
“Lender and Agent Indemnitees” has the meaning given in Section 10.05.
“Lender Indemnitees” has the meaning given in Section 10.05.
“Lending Office” means, as to any Lender, such account, office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent in writing.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, “Lien” shall not be deemed to include any license or other contractual obligation relating to any IP Rights.
“Limited Condition Transaction” means any Permitted Acquisition or investment by one or more of the Borrower and its Restricted Subsidiaries of or in any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Loan” means an extension of credit under Article II by a Lender to the Borrower in the form of a Term Loan (including any Initial Term Loans, any Incremental Term Loans, any Extended Term Loans, any Refinancing Term Loans and any Replacement Term Loans).
“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) any Refinancing Amendment, Incremental Amendment or Extension Amendment, (v) each Intercreditor Agreement, (vi) the Administrative Agent Fee Letter, (vii) any other document or instrument designated by the Borrower and the Administrative Agent and/or, if applicable, the Mexican Collateral Agent as a “Loan Document” and (viii) any amendment or joinder to this Agreement.
“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Make-Whole Amount” means, in respect of any voluntary prepayment made pursuant to Section 2.05(a)(i), an amount equal to the sum of (i) 100% of the amount of interest that would otherwise accrue between the date of such prepayment and the Make-Whole End Date plus (ii) 50% of the amount of interest that would otherwise accrue between the Make-Whole End Date and the Prepayment Premium Date, in each case, on the Term Loans of such Term Lender subject to such voluntary prepayment.
“Make-Whole End Date” means June 12, 2022.
“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System.
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of Holdings on the date of declaration of a Restricted Payment permitted pursuant to Section 7.06(o) multiplied by (ii) the arithmetic mean of the closing prices per share of common Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.
“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”
“Material Adverse Effect” means (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Loan Parties, taken as a whole, (ii) a material impairment of the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents; or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document.
“Material Non-Public Information” means information which is (a) not publicly available and (b) material with respect to the Borrower and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws.
“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary (other than Non-Recourse Subsidiaries) (a) which owns a Hotel Real Property at such date or (b) whose total assets (excluding Equity Interests in Subsidiaries of the Borrower) at the last day of the most recently ended fiscal quarter were greater than 5.0% of Total Assets at such date (as determined by reference to the most recent Compliance Certificate required to be delivered pursuant to Section 6.02); provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries (other than Non-Recourse Subsidiaries) not meeting the threshold set forth in clause (b) comprise in the aggregate more than 20.0% of Total Assets as of the last day of the most recently ended fiscal quarter, then the Borrower shall, not later than 45 days after the date by which the relevant Compliance Certificate is required to be delivered pursuant to Section 6.02 (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of the definition of “Collateral and Guarantee Requirement.”
“Maturity Date” means (i) with respect to the Initial Term Loans, April 27, 2024; (ii) [reserved]; (iii) with respect to any tranche of Extended Term Loans, the final maturity date as specified in the applicable Extension Amendment, (iv) with respect to any Incremental Term Loans, the final maturity date as specified in the applicable Incremental Amendment, (v) with respect to any Refinancing Term Loans, the final maturity date as specified in the applicable Refinancing Amendment, and (vi) with respect to any Replacement Term Loans, the final maturity date as specified in the applicable agreement; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.
“Maximum Rate” has the meaning set forth in Section 10.10.
“MCA Resignation Effective Date” has the meaning set forth in Section 9.06(e).
“Mexican Collateral” means the “Collateral” as defined in the Mexican Collateral Documents and any other assets pledged pursuant to the Mexican Collateral Documents.
“Mexican Collateral Agent” means Acquiom Agency Services LLC, in its capacity as Mexican collateral agent under the Loan Documents, or any successor Mexican collateral agent.
“Mexican Collateral Agent Indemnitees” has the meaning set forth in Section 9.15.
“Mexican Collateral Documents” means, collectively, the Collateral Documents governed by the laws of the United Mexican States or of any State thereof.
“Minimum Required Liquidity” means, at any time of determination, (i) the sum of (a) the aggregate Unrestricted Cash at such time plus (b) the Revolver Availability at such time, plus (c) unused commitments under any additional revolving credit facility and/or additional term loan credit facility available to the Borrower at such time in accordance with the terms and conditions of the credit documentation governing the same, in each case to the extent the incurrence of Indebtedness in respect of such commitments is permitted by this Agreement at such time, minus (ii) the greater of (x) the amount of cash reasonably estimated by the Borrower (in consultation with the Administrative Agent if requested by the Administrative Agent) to be necessary to be on hand at the hotel resort properties owned by the Loan Parties and their Restricted Subsidiaries for the ongoing operation of the business at such time (which estimate shall be based on reasonable assumptions made in reliance on historical usage and projected needs) and (y) $5,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgaged Properties” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”
“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs, deeds to secure debt, mortgages and other equivalent instruments made by the relevant Loan Parties in favor or for the benefit of the Administrative Agent and/or the Mexican Collateral Agent, in each case on behalf of the Secured Parties, creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Administrative Agent and, as applicable, the Mexican Collateral Agent (including, without limitation, any mortgages executed and delivered pursuant to Sections 4.01(a)(v), 6.11 and 6.13) in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified.
“Mortgagor” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party, Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has been obligated to make contributions.
“Net Proceeds” means:
(a)100% of the cash proceeds actually received by the Borrower or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Casualty Event or non-ordinary course of business Disposition, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) the principal amount of any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or that is subordinated to the Liens securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), together with any applicable premium, penalty, interest and breakage costs, (iii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, (iv) Taxes paid, or reasonably estimated to be payable as a result thereof, including without limitation any additional Taxes incurred or that would be incurred in repatriating any amounts attributable to any Disposition, Casualty Event, or Issuance to the jurisdiction of the Borrower, (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction), and (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to Borrower or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Proceeds); provided that if the Borrower or any Restricted Subsidiary uses any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets (other than current assets) useful in the business of the Borrower or such Restricted Subsidiary or to make Permitted Acquisition or any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person (other than a Company Party) or division or line of business of a Person (other than a Company Party) (or any subsequent investment made in a Person previously acquired to the extent such Investment results in an increase in the ownership interests in such Person), in each case within 18 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 18 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 18-month period but within such 18-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within 24-months following the receipt of such Net Proceeds, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless (x) such proceeds shall exceed $1,000,000 or (y) the aggregate net proceeds shall exceed $5,000,000 in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)), and

(b)100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower shall be disregarded.
“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Non-Mortgaged Hotel Properties” means each Hotel Real Property not constituting a Mortgaged Property.
“Non-Parity Intercreditor Agreement” has the meaning set forth in the definition of “Intercreditor Agreement.”
“Non-Public Lender” means (a) an entity that provides repayable funds to the Borrower for a minimum amount of EUR 100,000 (or its equivalent in another currency), or (b) following the publication by relevant authorities of guidance which means that a Person providing repayable funds in the amount of at least EUR 100,000 (or its equivalent in another currency) may qualify as forming part of the public within the meaning of the CRR and the CRD IV, an entity that provides such funds in such other minimum amount, or complies with such other criterion, as a result of which such Person shall qualify as not forming part of the public within the meaning of the CRR and the CRD IV, provided that clause (b) of the definition of Non-Public Lender shall only be applicable after the amendment of this Agreement with the prior written consent of the Borrower and the Administrative Agent (as directed in writing by the Required Lenders) to reflect such other new criterion following the publication of such guidance.
“Non-Recourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for Customary Non-Recourse Exceptions) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness; provided that, such Indebtedness may be recourse to the Person or Persons that own the assets encumbered by the Lien securing such Indebtedness so long as (x) such Person or Persons do not own any assets that are not subject to such Lien (other than assets customarily excluded from an all assets financing) and (y) in the event such Person or Persons directly or indirectly own Equity Interests in any other Person, all assets of such Person or Persons (other than assets customarily excluded from an all assets financing) are also encumbered by the Lien securing such financing.
“Non-Recourse Subsidiary” means any Restricted Subsidiary (a) whose assets consist solely of Hotel Real Property and associated personal property (or 100% of the Equity Interests in a Subsidiary, the assets of which consist solely of Hotel Real Property and associated personal property) and (b) that incurs (or is expected to incur within 90 days of the acquisition or formation thereof, and actually does so incur within such 90 day period (or such later date as may be agreed to by the Administrative Agent, in its sole discretion)) Non-Recourse Indebtedness (i) permitted to be incurred under this Agreement, (ii) which is secured by the property of such Restricted Subsidiary, (iii) the terms of which prohibit such Restricted Subsidiary from being a Guarantor hereunder and (iv) for which, at the time of incurring such Indebtedness on a Pro Forma Basis in accordance with Section 1.08, the Ratio Mortgage Requirement is not met. For the avoidance of doubt, neither the Borrower nor any Restricted Subsidiary (other than any Non-Recourse Subsidiary) may Guarantee Non-Recourse Indebtedness of a Non-Recourse Subsidiary (other than Guarantees in respect of Customary Non-Recourse Exceptions).
“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to or maintained outside the United States by the Borrower or one or more Restricted Subsidiaries primarily for the benefit of employees of the Borrower or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code, other than any plan maintained by or to which contributions or payments are mandated by a Governmental Authority.
“Note” means a Term Note.
“Notice of Intent to Cure” has the meaning set forth in Section 8.04.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and the Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the filing by or against any Loan Party or Restricted Subsidiary of any petition in bankruptcy, reorganization or similar proceeding, regardless of whether such interest and fees are allowed claims in such proceeding or under applicable state, federal or foreign laws. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of the Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender may elect to pay or advance on behalf of such Loan Party in accordance with the terms of the Loan Documents.
“OFAC” has the meaning set forth in Section 5.17(b).
“Offered Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).
“Offered Discount” has the meaning set forth in Section 2.05(a)(v)(D)(1).
“OID” means original issue discount.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity and (d) in relation to any corporation incorporated under the laws of the Netherlands, its deed of incorporation (akte van oprichting) and articles of association (statuten).
“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(ii).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) .
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).
“Outstanding Amount” means, with respect to the Term Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.
“Overnight Rate” means, for any day, the greater of the Federal Funds Rate and an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Parallel Debt” has the meaning set forth in Section 10.23(a).
“Parity Intercreditor Agreement” has the meaning set forth in the definition of “Intercreditor Agreement.”
“Participant” has the meaning set forth in Section 10.07(e).
“Participant Register” has the meaning set forth in Section 10.07(e).
“Participating Lender” has the meaning set forth in Section 2.05(a)(v)(C)(2).
“Payment in Full” means no Lender shall have any Commitment hereunder, any Loan or other Obligations hereunder other than contingent obligations as to which no claim has been asserted.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party, Restricted Subsidiary or any ERISA Affiliate or to which any Loan Party, Restricted Subsidiary or any ERISA Affiliate has an obligation to contribute.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).
“Permitted Existing Senior Secured Facility Refinancing Indebtedness” means any ”Credit Agreement Refinancing Indebtedness”, as such term is defined in the Existing Senior Secured Facility.
“Permitted First Priority Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured loans or notes; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral and (ii) such Indebtedness meets the requirements contained in the proviso to the definition of “Credit Agreement Refinancing Indebtedness”. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Holders” means each of (i) the Equity Investors as of the Closing Date and (ii) any direct or indirect parent companies or other Affiliates of any of the foregoing Persons.
“Permitted Junior Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of junior lien secured loans or notes; provided that (i) such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness meets otherwise the requirements contained in the proviso to the definition of “Credit Agreement Refinancing Indebtedness”, and (iii) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Other Debt Conditions” means that such applicable Indebtedness does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except (x) amortization not to exceed 1% per annum of the aggregate principal amount thereof, excess cash flow or similar concept, customary asset sale or change of control or similar event provisions that provide for the prior repayment of or offer to prepay, the Term Loans pursuant to the terms hereof, or (y) AHYDO payments), in each case prior to the date that is the Latest Maturity Date of any Term Loans outstanding at the time such Indebtedness is incurred.
“Permitted Ratio Debt” means Indebtedness of the Borrower or any Restricted Subsidiary; provided that, (a) such Indebtedness is unsecured or secured on a junior basis to the Obligations and either (x) pari passu or (y)  subordinated in right of payment to the Obligations, (b) such Indebtedness does not mature prior to the date that is 91 days after the Latest Maturity Date of any Term Loans outstanding at the time such Indebtedness is incurred, (c) such Indebtedness has a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of any Term Loans outstanding at the time such Indebtedness is incurred, and (d) immediately after giving Pro Forma Effect thereto and to the use of the proceeds thereof, (i) no Event of Default shall be continuing or result therefrom, and (ii) (x) in the case of Indebtedness which is unsecured, the Interest Coverage Ratio (calculated on a Pro Forma Basis in accordance with Section 1.08) as of the end of the most recently ended Test Period, shall be not less than 2.00:1.00 and (y) in the case of Indebtedness which is secured on a junior basis to the Obligations, the Consolidated Total Net Leverage Ratio (calculated on Pro Forma Basis in accordance with Section 1.08) as of the end of the most recently ended Test Period, shall be no greater than 6.50:1.00; provided, further, that the amount of Indebtedness that may be incurred or guaranteed as Permitted Ratio Debt by Restricted Subsidiaries that are not Subsidiary Guarantors, together with any Indebtedness incurred or guaranteed by Restricted Subsidiaries that are not Loan Parties pursuant to Section 7.03(g)(ii) (and any Permitted Refinancing there if, to the extent incurred or guaranteed by a Restricted Subsidiary that is not a Loan Party), shall not exceed the greater of (x) $75,000,000 and (y) 4.0% of Total Assets at any one time outstanding, in each case determined at the time of being incurred or guaranteed.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, restructured, refunded, renewed, replaced, exchanged or extended except by an amount equal to unpaid accrued or capitalized interest and premium thereon (including tender premiums) plus other amounts owing or paid related to such Indebtedness, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, restructuring, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of (or, if earlier, the date that is 91 days after the Latest Maturity Date of the Loans), and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated or junior in right of payment or in security to the Obligations or is unsecured, such modification, refinancing, refunding, renewal, replacement or extension shall remain subordinated or junior to the Obligations or unsecured on terms (i) at least as favorable (taken as a whole) (as determined in reasonable good faith by the Borrower) to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, or (ii) otherwise reasonably acceptable to the Administrative Agent, (d) such modification, refinancing, replacement, refunding, renewal or extension does not add obligors from that which applied to such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, and (e) such modification, refinancing, replacement, refunding, renewal or extension contains terms and conditions that are substantially identical to, or (taken as a whole) not materially more restrictive to the Borrower (as determined in reasonable good faith by the Borrower) than those applicable to the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (except for (x) covenants or other provisions applicable only to periods after the Maturity Date of any Term Loans existing at the time of incurrence of such Indebtedness or (y) such terms that are otherwise current market terms for such type of Indebtedness (as determined in good faith by the Borrower) at the time of incurrence or issuance of such Indebtedness).
“Permitted Repricing Amendment” has the meaning set forth in Section 10.01.
“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior unsecured loans or notes; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (ii) meets the Permitted Other Debt Conditions. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Pesos” means the lawful money of the United Mexican States or the Dominican Republic, as applicable.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any Loan Party or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning set forth in Section 6.01(d).
“Playa Management USA” means Playa Management USA, LLC.
“Playa Operator” means Playa H&R Holdings B.V.
“Prepayment Premium Date” means June 12, 2023.
“Prime Rate” means, as of any day, the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).
“Proceeding” has the meaning set forth in Section 10.05.
“Proceeds” has the meaning set forth in the relevant Collateral Document.
“Process Agent” has the meaning set forth in Section 10.15(c).
“Pro Forma Balance Sheet” has the meaning set forth in Section 5.05(b).
“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.
“Pro Forma Compliance” means, with respect to the financial covenant in Section 7.11, compliance on a Pro Forma Basis with such covenants in accordance with Section 1.08.
“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time.
“Projections” has the meaning set forth in Section 6.01(c).
“Public Lender” has the meaning set forth in Section 6.01(d).
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Qualifying Lender” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Ratio Mortgage Requirement” has the meaning set forth in Section 6.11(d).
“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures thereon.
“Recipient” means (a) the Agents or (b) any Lender.
“Recourse Indebtedness” means, with respect to a Person, Indebtedness that does not constitute Non-Recourse Indebtedness.
“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”
“Refinanced Term Loans” has the meaning set forth in Section 10.01.
“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) the Mexican Collateral Agent, (d) each Additional Refinancing Lender and (e) each Lender that agrees to provide any portion of Refinancing Term Loans or Refinancing Term Commitments incurred pursuant thereto, in accordance with Section 2.15.
“Refinancing Series” means all Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield and amortization schedule.
“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.
“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.
“Register” has the meaning set forth in Section 10.07(d).
“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment.

“Renovation Property” means any Hotel Real Property where more than 20% of the rooms of such Hotel Real Property are not available for occupancy due to renovations being made at such Hotel Real Property.
“Replacement Term Loans” has the meaning set forth in Section 10.01.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.
“Request for Credit Extension” means with respect to a Borrowing, continuation or conversion of Term Loans, a Committed Loan Notice or Conversion or Continuation Notice, as applicable.
“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Class and (ii) the aggregate unused Commitments under such Class; provided that, the unused Term Commitment, Incremental Term Commitment, Refinancing Term Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Class Lenders.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Initial Term Commitments, Incremental Term Commitments and Refinancing Term Commitments; provided that the unused Term Commitment, Incremental Term Commitment, Refinancing Term Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means the chief executive officer, chief financial officer, chief administrative officer, secretary, treasurer, managing director (directeur) or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Borrower; provided, that interest earned on any Restricted Cash shall not be deemed to be “Restricted Cash” unless such interest is also contractually restricted from being distributed to the Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).
“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment, in each case on an after-tax basis.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Same Day Funds” means immediately available funds.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Obligations” means, collectively, the Obligations, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise. “Secured Obligations” shall exclude any Excluded Swap Obligations.
“Secured Parties” means, collectively, the Administrative Agent, the Mexican Collateral Agent, the Lenders, and each co-agent or sub-agent appointed by the Administrative Agent and/or the Mexican Collateral Agent from time to time pursuant to Section 9.05.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, the trustee, administrative agent, the Mexican Collateral Agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S‑X, promulgated pursuant to the Exchange Act, as such Regulation was in effect on the Closing Date.
“Solicited Discount Proration” has the meaning set forth in Section 2.05(a)(v)(D)(3).
“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).
“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(v)(D) substantially in the form of Exhibit E-5.
“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit E-6, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.
“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(D)(1).
“Solvent” and “Solvency” mean, with respect to the Borrower and the other Loan Parties (on a consolidated basis) on any date of determination, that on such date (a) such Person is able generally to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (B) the value of the assets of such Person (both at fair value and present fair saleable value in each case calculated on a going concern basis) is greater than the total amount of liabilities (including contingent and unliquidated liabilities), (C) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (in each case as interpreted in accordance with fraudulent conveyance, bankruptcy, insolvency and similar laws and other applicable law) and (D) neither such Person nor any of its Subsidiaries is insolvent pursuant to Article 2166 of the Mexican Federal Civil Code (Código Civil Federal) or its correlative provisions of the Civil Codes of the states that comprise Mexico or Article 9 of the Mexican Bankruptcy Law (Ley de Concursos Mercantiles) (or any successor provision).
“SPC” has the meaning set forth in Section 10.07(h).
“Special Flood Hazard Area” means an area designated by the Federal Emergency Management Agency (or any successor agency) as having special flood or mud slide hazards.
“Specified Discount” has the meaning set forth in Section 2.05(a)(v)(B)(1).
“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(B)(1).
“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(v)(B) substantially in the form of Exhibit E-7.
“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit E-8, to a Specified Discount Prepayment Notice.
“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(B)(1).
“Specified Discount Proration” has the meaning set forth in Section 2.05(a)(v)(B)(3).
“Specified Junior Financing Obligations” means any obligations in respect of any Junior Financing in respect of which any Loan Party is an obligor in a principal amount in excess of the Threshold Amount.
“Specified Representations” means the representations and warranties with respect to the Borrowers and the other Loan Parties set forth in Section 5.01 (but solely with respect to organizational status and organizational power and authority), Section 5.02 (but solely with respect to clause (a) and clause (b)(i) thereof with respect to Organizational Documents), Section 5.04, Section 5.11, Section 5.12, Section 5.17, and Section 5.18 (subject to the limitations or exceptions set forth in any commitment letter entered into in connection with the applicable Incremental Facility).
“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or at least a majority of the Equity Interests of, another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), Restricted Payment, or Incremental Term Loan that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB with respect to the Adjusted Eurocurrency Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Submitted Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).
“Submitted Discount” has the meaning set forth in Section 2.05(a)(v)(C)(1).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, any charitable organizations, and any other Person that meets the requirements of Section 501(c)(3) of the Code) of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantor” means any Guarantor other than Holdings and the Borrower.
“Successor Borrower” has the meaning set forth in Section 7.04(d).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Target Person” has the meaning set forth in Section 7.02.
“Taxes” means all present or future taxes, duties, levies, imposts, assessments or withholdings imposed by any Governmental Authority including interest, penalties and additions to tax.
“Term Borrowing” means a borrowing consisting of Term Loans of the same Type and currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Term Lenders pursuant to Section 2.01(a) or under any Incremental Amendment, Extension Amendment or Refinancing Amendment.
“Term A1 Commitment” means, as to each Term Lender, its obligation to make a Term A1 Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term A1 Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment, (iv) an Extension Amendment or (v) the incurrence of Replacement Term Loans. The initial amount of each Term Lender’s Term A1 Commitment is set forth on Schedule 1.01A under the caption “Initial Term A1 Commitment” or, otherwise, in the Assignment and Assumption, Incremental Amendment, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Commitment, as the case may be. The aggregate amount of the Term A1 Commitment was $34,999,999 as of the Closing Date.
“Term A2 Commitment” means, as to each Term Lender, its obligation to make a Term A2 Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term A2 Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment, (iv) an Extension Amendment or (v) the incurrence of Replacement Term Loans. The initial amount of each Term Lender’s Term A2 Commitment is set forth on Schedule 1.01A under the caption “Initial Term A2 Commitment” or, otherwise, in the Assignment and Assumption, Incremental Amendment, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Commitment, as the case may be. The aggregate amount of the Term A2 Commitment was $31,000,001 as of the Closing Date.
“Term A3 Commitment” means, as to each Term Lender, its obligation to make a Term A3 Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term A3 Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment, (iv) an Extension Amendment or (v) the incurrence of Replacement Term Loans. The initial amount of each Term Lender’s Term A3 Commitment is set forth on Schedule 1.01A under the caption “Initial Term A3 Commitment” or, otherwise, in the Assignment and Assumption, Incremental Amendment, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Commitment, as the case may be. The aggregate amount of the Term A3 Commitment was $28,000,000 as of the Closing Date.

“Term A1 Loan” any Term Loan made by a Lender with a Term A1 Commitment to the Borrower pursuant to Section 2.01(a).
“Term A2 Loan” means any Term Loan made by a Lender with a Term A2 Commitment to the Borrower pursuant to Section 2.01(a).
“Term A3 Loan” any Term Loan made by a Lender with a Term A3 Commitment to the Borrower pursuant to Section 2.01(a).
“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment, (iv) an Extension Amendment or (v) the incurrence of Replacement Term Loans. The initial amount of each Term Lender’s Commitment is set forth on Schedule 1.01A under the caption “Initial Term Commitment” or, otherwise, in the Assignment and Assumption, Incremental Amendment, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Commitment, as the case may be. The aggregate amount of the Term Commitments was $94,000,000 as of the Closing Date.
“Term Facility” means (a) prior to the Closing Date, the Initial Term Commitments and (b) thereafter, each Class of Term Loans and/or Term Commitments.
“Term Lender” means, at any time, any Lender that has (a) an Initial Term Commitment, Incremental Term Commitment or Refinancing Term Commitment or (b) a Term Loan at such time.
“Term Loan” means any Initial Term Loan, Extended Term Loan, Incremental Term Loan, Refinancing Term Loan or Replacement Term Loan, as the context may require.
“Term Loan Extension Request” has the meaning set forth in Section 2.16(a).
“Term Loan Extension Series” has the meaning set forth in Section 2.16(a).
“Term Loan Increase” has the meaning set forth in Section 2.14(a).
“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.
“Termination Fee Amount” means, at any date, an amount, determined on a cumulative basis equal to the cumulative amount of any cash payments received in connection with the termination or cancellation of any Hotel Management Agreements minus any amount of the Termination Fee Amount used to make Investments pursuant to Sections 7.02(n) after the Closing Date and prior to such time.
“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended as of such date of determination, in respect of which, subject to Section 1.08(a), financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b), as applicable.
“Threshold Amount” means $35,000,000.

“Total Assets” means, as of any date of determination, the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b); it being understood that, for purposes of determining compliance of a transaction with any restriction set forth in Article VII that is based upon a specified percentage of Total Assets, compliance of such transaction with the applicable restriction shall be determined solely with reference to Total Assets as determined above in this definition as of the date of the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b).
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Borrower or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.
“Transactions” means, collectively, (a) the funding of the Initial Term Loans on the Closing Date and the execution and delivery of Loan Documents to be entered into on the Closing Date, (b) the amendment of the Existing Senior Secured Facility, (c) the transactions contemplated by the securities purchase agreement between Lender and Holdings, and any related documents and (d) the payment of Transaction Expenses earned, due and payable on the Closing Date.
“Transferred Guarantor” has the meaning set forth in Section 11.09.
“Type” means, with respect to a Loan, its character as a fixed rate loan, a Base Rate Loan or a Eurocurrency Rate Loan.
“Unfunded Pension Liability” means, with respect to any Pension Plan, the amount, if any, by which the value of the accumulated plan benefits under the Pension Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“Uniform Commercial Code” or “UCC” means (i) the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or (ii) the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral. References in this Agreement and the other Loan Documents to specific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the date hereof. In the event such Uniform Commercial Code is amended or another Uniform Commercial Code described in clause (ii) is applicable, such section reference shall be deemed to be references to the comparable section in such amended or other Uniform Commercial Code.
“United States” and “U.S.” mean the United States of America.
“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(e)(ii)(C) and is in substantially the form of Exhibit G hereto.
“Unrestricted Cash” means, at any time, the sum of the aggregate amount of cash and Cash Equivalents held in accounts of the Borrower and its Restricted Subsidiaries reflected in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries to the extent that (a) it is not Restricted Cash, (b) it would not appear as “restricted” on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries (unless such appearance is related to the Loan Documents (or the Liens created thereunder)) and (c) it is not subject to any Lien (other than non-consensual Permitted Liens) in favor of any Person other than the Administrative Agent or the Mexican Collateral Agent for the benefit of the Secured Parties.
“Unrestricted Subsidiary” means each of (a) Hilmobay Resort I, LLC, Hilmobay Resort II, LLC, Hilmobay Resort III, LLC, Hilmobay Resort Lucia Limited, Hilmobay Resort Limited, Playa Dominican Resort I, LLC, Playa Dominican Resort II, LLC, Playa Dominican Resort III, LLC, and Playa Dominican Resort B.V., and (b) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date.
“U.S. Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §101 et seq.).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.
“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
“Withholding Agent” means any Loan Party or the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02Other Interpretive Provisions

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)The term “including” is by way of example and not limitation.

(e)The word “or” is not exclusive.

(f)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(h)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i)For purposes of determining compliance with any Section of Article VII at any time, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time. Notwithstanding anything herein to the contrary, Indebtedness (a) incurred under the Loan Documents and any Incremental Commitments shall only be deemed to be outstanding in reliance only on the exception in Section 7.03(a), and (b) incurred as Credit Agreement Refinancing Indebtedness shall only be deemed to be outstanding in reliance only on the exception in Section 7.03(t).

(j)All references to “knowledge” of any Loan Party or a Subsidiary of the Borrower means the actual knowledge of a Responsible Officer.

(k)The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l)All references to any Person shall be constructed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

Section 1.03Accounting Terms

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein, provided, however, that if the Borrower notifies the Administrative Agent that it wishes to amend Section 7.11 or any related definition to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such covenant, whether such notice is given before or after the effective date of such change in GAAP (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend such Sections or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, (a) any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall not be treated as Indebtedness,

Attributable Indebtedness or as a Capitalized Lease and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in GAAP after the date hereof and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect).
Section 1.04Rounding

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
Section 1.05References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications thereto, but only to the extent that such amendments, refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications are not prohibited by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.06Times of Day

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.07Timing of Payment or Performance

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.
Section 1.08Pro Forma and Other Calculations

(a)Notwithstanding anything to the contrary herein, financial ratios and tests or other calculations of financial terms, including the Consolidated Total Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio and the Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.08; provided that notwithstanding anything to the contrary in Section 1.08(b), (c) or (d), when calculating the Consolidated Secured Net Leverage Ratio for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with Section 7.11, the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect. In addition, (x) whenever a financial ratio or test or other financial definition is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test or financial definition shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Borrower are available (as determined in reasonable good faith by the Borrower) and which have been delivered to the Administrative Agent (it being understood that for purposes of determining Pro Forma Compliance with Section 7.11, if no Test Period with an applicable level cited in Section 7.11 has passed, the applicable level shall be the level for the first Test Period cited in Section 7.11 with an indicated level) and (y) in connection with any Limited Condition Transaction, for purposes of determining compliance with (1) any provision of this Agreement which requires compliance with any representations and warranties set forth herein, (2) any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom or (3) any test or covenant contained in this Agreement during any period which requires the calculation of any applicable ratios that are measured as a percentage of Consolidated EBITDA, and, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”) the date of determination for any such compliance or calculation of any such ratios shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCA Test Date”) and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent applicable date of determination ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio, such ratio shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded or failed to be satisfied as a result of such fluctuations and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction unless the Borrower elects, in its sole discretion, to test such ratios and compliance with such conditions on the date such Limited Condition Transaction is consummated. If the Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, Basket availability or compliance with any other provision hereunder (other than actual compliance with Section 7.11) on or following the relevant LCA Test Date and prior to the earliest of the date on which such Limited Condition Transaction is consummated, the date the Borrower makes an election pursuant to the immediately preceding sentence or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, Basket or compliance with any other provision hereunder shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and if with respect to any determination or testing of any ratio with respect to any Restricted Payment, and also on a standalone basis without assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated.

(b)For purposes of calculating any financial ratio or test or other financial definition, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to Section 1.08(d)) that have been made (i) during the applicable Test Period and (ii) if applicable as described in Section 1.08(a), subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio, test or definition is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day (or, in the case of the determination of Total Assets, the last day) of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any other Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then such financial ratio or test (or other financial definition, including Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c)Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, operating initiatives, operating changes and synergies were realized during the entirety of such period) and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests or other financial definitions and during any subsequent Test Period in which the effects thereof are expected to be realized relating to such Specified Transaction; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or expected to be taken no later than 24 months after the date of such Specified Transaction, and (C) no amounts shall be added pursuant to this Section 1.08(c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period.

(d)In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of any financial ratio, test or other financial definition (in each case, other than Indebtedness incurred or repaid under any revolving credit facility), (i) during the applicable Test Period or (ii) subject to Section 1.08(a) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio, test or definition is made, then such financial ratio. test or definition shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Interest Coverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, redemption, repayment, retirement, or extinguishment of Indebtedness will be given effect as if the same had occurred on the first day of the applicable Test Period).

(e)If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on Capitalized Leases shall be deemed to accrue at an interest rate determined in reasonable good faith by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or Restricted Subsidiary may designate.

Section 1.09Currency Generally

For purposes of determining compliance with any Basket under Article VI, VII, or VIII in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder). For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including OID) incurred in connection with such refinancing, Except with respect to any ratio calculated under any Basket, any subsequent change in rates of currency exchange with respect to any prior utilization or other measurement of a Basket previously made in reliance on such Basket (as the same may have been reallocated in accordance with this Agreement) shall be disregarded for purposes of determining any unutilized portion under such Basket.
Section 1.10[Reserved]

Section 1.11Certifications

All certifications to be made hereunder by an officer, managing director (directeur) or representative, as the case may be, of a Loan Party shall be made by such person in his or her capacity solely as an officer, managing director (directeur) or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.
Section 1.12Dutch Terms
In this Agreement, where it relates to a Dutch person or the context so requires, a reference to:
(a)The Netherlands means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands;

(b)works council means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) having jurisdiction over that person;

(c)financial assistance includes any act contemplated by Section 2:98c of the Dutch Civil Code;

(d)a security interest or security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(e)dissolution includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(f)a moratorium includes surseance van betaling;
(g)a liquidator includes a curator or a beoogd curator;
(h) an administrator includes a bewindvoerder or a beoogd bewindvoerder; and
an attachment includes a beslag.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01The Loans

(a)Term Borrowings.

(i)Subject to the terms and conditions expressly set forth herein, (i) each Term Lender with a Term A1 Commitment severally agrees to make to the Borrower on the Closing Date one or more term loans denominated in Dollars in an aggregate amount equal to such Term Lender’s Term A1 Commitment, (ii) each Term Lender with a Term A2 Commitment severally agrees to make to the Borrower on the Closing Date one or more term loans denominated in Dollars in an aggregate amount equal to such Term Lender’s Term A2 Commitment and (iii) each Term Lender with a Term A3 Commitment severally agrees to make to the Borrower on the Closing Date one or more term loans denominated in Dollars in an aggregate amount equal to such Term Lender’s Term A3 Commitment. Unless Borrower has notified the Administrative Agent in writing (which notification may be by email) by not later than 5:00 p.m. (New York City time) on the Closing Date that it has not received the funds pursuant to the funds flow, Administrative Agent shall deem the Term Loans funded and make the appropriate recordations in the Register.

(ii)Amounts borrowed pursuant to this Section 2.01(a) and repaid or prepaid may not be re-borrowed. Term A3 Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)[Reserved].

Section 2.02Borrowings, Conversions and Continuations of Loans.

(a)Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s prior written notice to the Administrative Agent, in the form of either a Committed Loan Notice or a Conversion or Continuation Notice, as applicable, appropriately completed and signed by the Borrower. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., (1) three (3) Business Days (or, in the case of Term Loans advanced on the Closing Date, one (1) Business Day) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (2) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in clause (1) above may be delivered no later than one Business Day prior to the Closing Date in the case of initial Credit Extensions. Except as otherwise provided in Section 2.14, each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $500,000, or a whole multiple of $250,000, in excess thereof. Except as provided herein, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice and each Conversion or Continuation

Notice, as applicable shall specify (i) whether the Borrower is requesting a Term Borrowing, a conversion of Term Loans from one Type to the other or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) wire instructions of the account(s) to which funds are to be disbursed (it being understood, for the avoidance of doubt, that the amount to be disbursed to any particular account may be less than the minimum or multiple limitations set forth above so long as the aggregate amount to be disbursed to all such accounts pursuant to such Borrowing meets such minimums and multiples). With respect to Term A3 Loans: (i) if the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely Conversion or Continuation Notice, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans, (ii) any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans, and (c) if the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice or Conversion or Continuation Notice, as applicable, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon receipt of all requested funds, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided by the Borrower to (and reasonably acceptable to) the Administrative Agent.

(c)Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the occurrence and continuation of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate.

(e)After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than six (6) (or such greater amount as may be agreed by the Administrative Agent in its sole discretion) Interest Periods in effect; provided that after the establishment of any new Class of Loans pursuant to a Refinancing Amendment or Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three Interest Periods for each applicable Class so established.

(f)The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g)The initial Borrowing from any Lender shall be provided by a Lender that is a Non-Public Lender.

Section 2.03[Reserved]

Section 2.04[Reserved]

Section 2.05Prepayments

(a)Optional.

(i)The Borrower may, upon prior written notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans in whole or in part without premium or penalty (except as expressly set forth in Section 2.09(c)); provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) one Business Day prior to the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $500,000, or a whole multiple of $100,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and the Type(s) of Loans to be prepaid. In connection with any voluntary prepayment that is consummated in respect of all or any portion of the Term Loans prior to the Prepayment Premium Date, the Borrower shall pay to the Term Lenders the applicable fee required by Section 2.09(c). The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, unless rescinded, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(ii)The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, unless rescinded, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(iii)Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all or any portion of the applicable Class or occurrence of another event, which refinancing or event shall not be consummated or shall otherwise be delayed.

(iv)Voluntary prepayments of Term Loans permitted hereunder shall be applied (x) pro rata to each Class of Term Loans then outstanding, (y) with respect to each Class of Term Loans, to the remaining scheduled installments of principal of each Class following the date of such prepayment as set forth in Section 2.07(a) in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity), and (z) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(v)Notwithstanding anything in any Loan Document to the contrary, in addition to the terms set forth in Sections 2.05(a)(i) and (a)(ii) and 10.07, so long as no Default or Event of Default has occurred and is continuing, any Company Party may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or Holdings or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) without premium or penalty on the following basis:

(A)Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to the Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(v) and without premium or penalty (except as provided in Section 2.09(c)).

(B)(1) Any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five Business Days’ notice in the form of a Specified Discount Prepayment Notice (or such shorter period as agreed by the Auction Agent); provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $2,500,000 and whole increments of $500,000 in excess thereof and (IV) unless rescinded, each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Lenders (or such later date specified therein) (the “Specified Discount Prepayment Response Date”).

(2) Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Term Loans pursuant to this

Section 2.05(a)(v)(B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date, (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date and (IV) the Administrative Agent (to the extent that the Administrative Agent is not also acting as Auction Agent hereunder) of the Discounted Prepayment Effective Date, confirmation of the aggregate principal amount, tranche and Type of Term Loans to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).

(C)(1) Any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Discount Range Prepayment Notice (or such shorter period as agreed by the Auction Agent); provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.05(a)(v)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $2,500,000 and whole increments of $500,000 in excess thereof and (IV) unless rescinded, each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Lenders (or such later date specified therein) (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose

Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Section 2.05(a)(v)(C). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following clause (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, (IV) if applicable, each Identified Participating Lender of the Discount Range Proration, and (V) the Administrative Agent (to the extent that the Administrative Agent is not also acting as Auction Agent hereunder) of the Discounted Prepayment Effective Date, the Applicable Discount, confirmation of the aggregate principal amount, tranche and Type of Term Loans to be prepaid at the Applicable Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).

(D)(1) Any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Solicited Discounted Prepayment Notice (or such later notice specified therein); provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.05(a)(v)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $2,500,000 and whole increments of $500,000 in excess thereof and (IV) unless rescinded, each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the fifth Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within five Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.05(a)(v)(D). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term

Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Term Loans pursuant to this Section 2.05(a)(v)(D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error and (V) the Administrative Agent (to the extent that the Administrative Agent is not also acting as Auction Agent hereunder) of the Discounted Prepayment Effective Date, the Acceptable Discount and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).

(E)In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(F)If any Term Loan is prepaid in accordance with Sections 2.05(a)(v)(B) through 2.05(a)(v)(D) above, a Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans being prepaid on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the

Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(a)(v), each Lender participating in any prepayment described in this Section 2.05(a)(v) acknowledges and agrees that in connection therewith, (1) the Borrower or any Company Party then may have, and later may come into possession of, information regarding the Borrower and its affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such prepayment (including Material Non-Public Information) (“Excluded Information”), (2) such Lender has independently and, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Borrower, Company Parties or any of their respective Affiliates shall be required to make any representation that it is not in possession of Excluded Information and all parties to the relevant transaction shall render customary “big boy” disclaimer letters, and (4) none of the Borrower, the Restricted Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, the Restricted Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

(G)To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(v), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H)[Reserved].

(I)Each of the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(v) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v) as well as activities of the Auction Agent.

(J)Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(v) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b)Mandatory. (i) [Reserved].

(ii)If (1) the Borrower or any Restricted Subsidiary Disposes of any property or assets (excluding any Disposition of any property or assets permitted by Sections 7.05(a), (b), (c), (d), (e), (g), (h), (i), (j) (solely to the extent the aggregate Net Proceeds of such Dispositions do not exceed $5,000,000 in any fiscal year), (l), (m) (except as set forth in the proviso thereof and except to the extent such property is subject to a Mortgage), (n), (o), (p), (q), (r), and (t)), or (2) any Casualty Event occurs, which, in the case of either clauses (1) or (2) of this Section 2.05(b)(ii), results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Proceeds, subject to Section 2.05(b)(v), the

Borrower shall cause to be prepaid on or prior to the date which is 10 Business Days after the date of the realization or receipt by the Borrower or any Restricted Subsidiary of such Net Proceeds, an aggregate principal amount of Term A3 Loans in an amount equal to (x) 100% of all such Net Proceeds if the Consolidated Total Net Leverage Ratio immediately prior to such receipt (determined on a Pro Forma Basis in accordance with Section 1.08) is greater than 4.75:1.00, (y) 50% if the Consolidated Total Net Leverage Ratio immediately prior to such receipt (determined on a Pro Forma Basis in accordance with Section 1.08) is less than or equal to 4.75:1.00 and greater than 4.00:1.00 and (z) 0% if the Consolidated Total Net Leverage Ratio immediately prior to such receipt (determined on a Pro Forma Basis in accordance with Section 1.08) is less than or equal to 4.00:1.00; provided that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Indebtedness under the Existing Senior Secured Facility, Permitted First Priority Refinancing Debt or first lien Incremental Equivalent Debt, and the Permitted Refinancing of any such Indebtedness, in each case pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Indebtedness under the Existing Senior Secured Facility, Permitted First Priority Refinancing Debt or first lien Incremental Equivalent Debt (or the Permitted Refinancing of any such Indebtedness) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term A3 Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term A3 Loans in accordance with the terms hereof) to the prepayment of the Term A3 Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term A3 Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount may be retained by the Borrower.

(iii)If the Borrower or any Restricted Subsidiary incur or issue any Indebtedness after the Closing Date not permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate principal amount of Term A3 Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five Business Days after the receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds.

(iv)To the extent any event occurs resulting in a mandatory prepayment under this Section 2.05(b) which event also results in a mandatory prepayment under the Existing Senior Secured Facility, the proceeds to be prepaid shall be applied ratably in all respects between the Term A3 Loans and the Existing Senior Secured Facility, based on the outstanding principal balance under this Agreement and the Existing Senior Secured Facility Documents.

(v)Except as otherwise provided in any Refinancing Amendment, Extension Amendment or any Incremental Amendment or as otherwise provided herein, (A)  with respect to each prepayment pursuant to clauses (i), (ii) and (iii)  of this Section 2.05(b) shall be applied as directed by the Borrower (and absent such direction, to the scheduled installments of principal thereof following the date of such prepayment in direct order of maturity); and (B) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(vi)The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term A3 Loans required to be made by the Borrower pursuant to clauses (i), and (ii), (iii) of this Section 2.05(b) no later than 1:00 p.m.at least two Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(vii)Notwithstanding anything in this Section 2.05(b) to the contrary, any Lender may elect, by notice to the Administrative Agent no later than 1:00 p.m.at least one Business Day prior to the required prepayment date, to decline all or any portion of any mandatory prepayment of its Term A3 Loans pursuant to this Section 2.05(b), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined shall be retained by the Borrower. To the extent any Lender fails to notify the Administrative Agent within the timeframe set forth above, it shall be deemed to have accepted the mandatory prepayment.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

Section 2.06Termination or Reduction of Commitments

(a)[Reserved].

(b)Mandatory. The Initial Term Commitments of each Term Lender shall be automatically and permanently reduced to $0 upon the funding of the Initial Term Loans to be made by such Term Lender on the Closing Date.

(c)[Reserved].

Section 2.07Repayment of Loans

(a)Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders, on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date.

Section 2.08Interest

(a)Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurocurrency Rate, for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each of the Term A1 Loan and Term A2 Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Applicable Rate.

(b)During the continuance of a Default under Section 8.01(a), the Borrower shall pay interest on past due amounts owing by the Borrower hereunder at a fluctuating or fixed interest rate per annum, as applicable, at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon written demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09Fees

(a) Administrative Agent Fee Letter. The Borrower shall pay to the Administrative Agent, such fees as shall have been separately agreed upon in the Administrative Agent Fee Letter, at the times and in the matter set forth in the Administrative Agent Fee Letter.

(b)Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(c)Make-Whole and Prepayment Premium. In connection with any voluntary prepayment of Term Loans that is consummated in respect of all or any portion of the Term Loans (including if such payment is made in respect of a Change of Control) (i) prior to the Make-Whole End Date, the Borrower shall pay to each Term Lender a fee in an amount equal to the Make-Whole Amount, or (ii) after the Make-Whole End Date but on or prior to the Prepayment Premium Date, the Borrower shall pay to each Term Lender a fee in an amount equal to one half of the amount of interest that would otherwise accrue between the date of such prepayment and the Prepayment Premium Date on the Term Loans of such Term Lender subject to such voluntary prepayment. For the avoidance of doubt, no make-whole or prepayment premium shall be payable in connection with a mandatory prepayment made pursuant to Section 2.05(b)(ii).

Section 2.10Computation of Interest and Fees

All computations of interest for Base Rate Loans (where the Base Rate is determined by the Prime Rate) shall be made on the basis of a year of 365 days, or 366 days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.11Evidence of Indebtedness

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)[Reserved].

(c)Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) , and by each Lender in its account or accounts pursuant to Sections 2.11(a) , shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents. In the event of any conflict between the accounts and records maintained by ay Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12Payments Generally

(a)All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense (other than Payment in Full), recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share provided for under this Agreement) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. may, in Administrative Agent’s sole discretion, in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of the Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such

Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii)if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A written notice (including documentation reasonably supporting such request) of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of the Outstanding Amount of all Loans outstanding at such time in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

(h)Amounts to be applied to the prepayment of Term A3 Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay Eurocurrency Rate Loans.

Section 2.13Sharing of Payments

If, other than as provided elsewhere herein, any Lender shall obtain payment in respect of any principal or interest on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement, the Borrower may extend the final maturity of Term Loans in connection with an Extension that is permitted under Section 2.16 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (i) shall constitute a payment or prepayment of any Term Loans, as applicable, for purposes of this Section 2.13 or (ii) shall reduce the amount of any scheduled amortization payment due under Section 2.07(a), except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Offer) without giving rise to any violation of this Section 2.13 or any other provision of this Agreement. Furthermore, the Borrower may take all actions contemplated by Section 2.16 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.13 or any other provision of this Agreement.

Section 2.14Incremental Credit Extensions

(a)Incremental Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Request”), request (i) one or more new term loan commitments which may be under one or more Term Facilities under which Term Loans are outstanding (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments” and/or the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b)Incremental Loans. Any Incremental Term Loans made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Term Loans, as applicable, for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction (or waiver) of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan” and/or an “Incremental Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(c)Incremental Request. Each Incremental Request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made, by any existing Lender (but each existing Lender will not have an obligation to make any Incremental Commitment, nor will the Borrower have any obligation to approach any existing lenders to provide any Incremental Commitment) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such, an “Incremental Term Lender,” and/or the “Incremental Lenders”); provided that (i) the Administrative Agent shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans to such Lender or Additional Lender and (ii) Equity Investors and Affiliates thereof may not provide Incremental Term Commitments.

(d)Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date of such Incremental Amendment (the “Incremental Facility Closing Date”) of each of the following conditions:

(i)no Event of Default shall exist after giving effect to such Incremental Commitments;

(ii)The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (or, to the extent qualified by materiality, in all respects) on the Incremental Facility Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in material respects as of such earlier date;

(iii)each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $15,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $15,000,000 if such amount represents all remaining availability under the limit set forth in clause (iv) below); and

(iv)the aggregate amount of the Incremental Term Loans shall not exceed (A) an amount equal to $150,000,000, plus (B) an additional amount so long as (i) if such Indebtedness is secured on a pari passu basis with the Term Loans, the Borrower’s Consolidated Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.08) is not greater than 3.75:1.00 as of the last day of the most recently ended period of four fiscal quarters of the Borrower for which financial statements have been delivered to the Lenders pursuant to Section 6.01(a) or (b), (ii) if such Indebtedness is secured on a junior basis with the Term Loans, the Borrower’s Consolidated Total Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.08) is not greater than 6.50:1.00 as of the last day of the most recently ended Test Period and (iii) if such Indebtedness is unsecured, the Borrower’s Interest Coverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.08) is not less than 2.00:1.00 as of the last day of the most recently ended Test Period, plus (C) the amount of (i) all voluntary prepayments of Initial Term Loans and any other pari passu secured Indebtedness permitted under this Agreement (except to the extent funded with the proceeds of any long-term Indebtedness or the Cure Amount) and (ii) all commitment reductions pursuant to Section 2.06, plus (D) if the proceeds of such Incremental Loans are, substantially concurrently with the receipt thereof, to be used by the Borrowers or any Restricted Subsidiary to finance, in whole or in part, a Permitted Acquisition (including, without limitation, for the purpose of (I) providing financing for a previously consummated Permitted Acquisition to the extent not originally consummated with the proceeds of Indebtedness or (II) refinancing Revolving Credit Loans under (and as defined in) the Existing Senior Secured Facility previously applied to consummate such Permitted Acquisition, in each case, within 3 months from the date of the consummation of such Permitted Acquisition), an additional amount so long as (x) such Indebtedness is secured on a pari passu basis with the Term Loans and (y) the Borrower’s Consolidated First Lien Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.08) is not greater than 4.50:1.00 as of the last day of the most recently ended period of four fiscal quarters of the Borrower for which financial statements have been delivered to the Lenders pursuant to Section 6.01(a) or (b), (the amount pursuant to immediately preceding clauses (A), (B), (C) and (D), the “Incremental Amount”). The Incremental Amount shall be determined on the applicable Incremental Facility Closing Date, after giving effect to any such incurrence of debt on a Pro Forma Basis, and, in each case, (1) [reserved], (2) excluding the cash proceeds of any such Incremental Term Loans for the purposes of netting and (3) shall be reduced by the amount of the then outstanding principal amount of any Incremental Equivalent Debt; provided that to the extent the proceeds thereof are used to repay Indebtedness or to consummate an acquisition or investment, pro forma effect shall be given to such repayment of Indebtedness and the consummation of such acquisition or investment, as applicable; provided further, that when calculating the Incremental Amount (x) the Borrower may reclassify any Incremental Loans incurred pursuant to preceding clause (A) as being incurred pursuant to preceding clause (B) and (y) in the case of any Incremental Loans incurred concurrently pursuant to both preceding clauses (A) and (B), for the purpose of calculating the Consolidated Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio (as applicable) pursuant to clause (B), the amount of Incremental Loans incurred pursuant to clause (A) shall not be included in such calculation; provided further, that if the proceeds of such Incremental Loans are, substantially concurrently with the receipt thereof, to be used by the Borrowers or any Restricted Subsidiary to finance, in whole or in part, a Permitted Acquisition, then (x) the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date shall be (A) the Specified Representations and (B) such of the representations and warranties made by or on behalf of the applicable acquired company or business in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that the Borrowers or any other Subsidiary has the right to terminate the obligations of the Borrowers or such other Subsidiary under such acquisition agreement or not consummate such acquisition as a result of a breach of such representations or warranties in such acquisition agreement, and (y) in lieu of the requirements of clause (ii), at the time of and immediately after such effectiveness, no payment or bankruptcy default or event of default shall have occurred or be continuing or would result from the incurrence of such Incremental Loan.

(e)Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments of any Class, except as otherwise set forth herein, shall be as agreed between the Borrower and the applicable Incremental Lenders or lenders providing such Incremental Commitments. In any event:

(i)The Incremental Term Loans (except as otherwise specified in this clause (i)):

(A)shall be guaranteed by the Guarantors and shall rank pari passu or junior in right of payment and of security with the Term Loans;

(B)shall not at any time be guaranteed by any Subsidiaries other than the Subsidiaries that are Guarantors nor be secured by a Lien on any property or asset that does not secure the Facilities;

(C)shall not mature earlier than the Latest Maturity Date of any Term Loans outstanding at the time of incurrence of such Incremental Term Loans;

(D)shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of then-existing Term Loans;

(E)shall have an Applicable Rate, and subject to clauses (e)(i)(C) and (e)(i)(D) above and clause (e)(iii) below, amortization determined by the Borrower and the applicable Incremental Term Lenders or lenders providing such Incremental Commitments;

(F)shall participate on a pro rata basis in any voluntary or mandatory prepayments of Term Loans hereunder; provided that, unless otherwise agreed between the Incremental Lenders and the Borrower, the payment of the fee referred to in Section 2.09(d) shall not apply to any voluntary or mandatory prepayments of Incremental Term Loans; and

(G)the other terms of any Incremental Term Loans that are not substantially identical to the then existing Term Loans (other than pursuant to clauses (A) through (F) above) shall either, (i) at the option of the Borrower, (x) reflect market terms and conditions (taken as a whole) at the time of incurrence of the Incremental Term Loans (as determined in reasonable good faith by the Borrower); provided, that if any financial maintenance covenant is applicable to the Incremental Term Loans, such provisions shall also be applicable to then existing Term Loans (except to the extent that such financial maintenance covenant applies only to periods after the latest final scheduled maturity of the then existing Term Loans) or (y) not be materially more restrictive to the Borrower when taken as a whole (as determined in reasonable good faith by the Borrower), than the terms of the Initial Term Loans (except in respect of covenants or other provisions applicable only to periods after the latest final scheduled maturity date of the then existing Term Loans or (ii) if neither clause (x) or (y) in preceding clause (i) can be satisfied, as shall be reasonably acceptable to the Administrative Agent (except for covenants or other provisions applicable only to periods after the Maturity Date of the Initial Term Loans existing at the time of incurrence of such Incremental Term Loans).

(ii)[reserved].:

(iii)subject to Section 2.14(e)(i)(C), the amortization schedule applicable to any Incremental Loans and the All-In-Yield applicable to the Incremental Term Loans of each Class, shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment and in the definitive documentation governing such Indebtedness; provided, however, that to the extent any Incremental Loans are secured on a pari passu basis in right of security with the Term Loans, the weighted All-In Yield applicable to any Incremental Term Loans shall not be greater than the applicable weighted All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation calculated with respect to all Term Loans as one Class of Term Loans, plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurocurrency or Base Rate floor) with respect to the relevant Term Loans is increased so as to cause the then applicable weighted All-In Yield under this Agreement calculated with respect to all outstanding Term Loans as one Class of Term Loans to equal the weighted All-In Yield then applicable to the Incremental Term Loans minus 50 basis points; provided if such Incremental Term Loan includes a Eurocurrency floor greater than 1.00% per annum, such differential between the Eurocurrency or Base Rate floors shall be equated to the applicable All-In Yield for purposes of determining whether an increase to the interest rate margin under the Terms Loans shall be required, but only to the extent an increase in the Eurocurrency or Base Rate floor in the Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the Eurocurrency or Base Rate floor (but not the interest rate margin) applicable to the Term Loans shall be increased to the extent of such differential between the Eurocurrency or Base Rate floors.

(f)Incremental Amendment. Commitments in respect of Incremental Term Loans shall become Commitments, under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. The Borrower will use the proceeds of the Incremental Term Loans as determined by the Borrower and the Lenders providing such Incremental Term Loans. No Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees. To the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received legal opinions, board resolutions, officers’ certificates, solvency certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and the Mexican Collateral Agent, as applicable). Notwithstanding anything herein to the contrary, any Incremental Term Loans that are not secured on pari passu basis on the Collateral as the Obligations shall be documented in a separate agreement and not under this Agreement.

(g)[Reserved].

(h)In lieu of adding Incremental Loans, any part of the Incremental Amount then permitted to be incurred by the Borrower through an Incremental Loans pursuant to this Section 2.14 may instead be utilized at any time through the issuance or incurrence of Incremental Equivalent Debt by the Borrower.

(i)This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15Refinancing Amendments

(a)On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this Section 2.15(a) will be deemed to include any then outstanding Refinancing Term Loans and Incremental Term Loans), in the form of Refinancing Term Loans or Refinancing Term Commitments pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment.

(b)The effectiveness of any Refinancing Amendment shall be subject to the satisfaction (or waiver in accordance with Section 10.01) on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and the Mexican Collateral Agent, as applicable, and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c)Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $50,000,000 and (y) an integral multiple of $25,000,000 in excess thereof.

(d)Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e)This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.16Extension of Term Loans

(a)Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) (including any scheduled amortization) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) (except as to interest rates, fees, amortization, final maturity date, “AHYDO” payments, optional prepayments and redemptions, premium, required prepayment dates, participation in prepayments, which shall be determined by the Borrower and the Extending Term Lenders and set forth in the relevant Term Loan Extension Request), be substantially identical to, or (taken as a whole) no more favorable to the Extending Term Lenders than those applicable to the Existing Term Loan Tranche subject to such Term Loan Extension Request (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) (as determined in reasonable good faith by the Borrower), including: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Refinancing Term Loans and Extended Term Loans) which have more than five different Maturity Dates; (ii) the All-In Yield, pricing, optional prepayments and redemptions and “AHYDO” payments with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally or mandatorily prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional or mandatory prepayment is accompanied by a pro rata optional prepayment of such other Term Loans; provided, further, that (A) no Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Term Loans hereunder, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (D) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect), (E) all documentation in respect of such Extension Amendment shall be consistent with the foregoing, and (F) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionately increased). Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $15,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.16(a)).

(b)[Reserved].

(c)Extension Request. The Borrower shall provide the applicable Extension Request at least five Business Days prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond (or such shorter period as agreed by the Administrative Agent), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.16. Subject to Section 3.07, no Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche which it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche in respect of which applicable Term Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Extension Request, Term Loans subject to Extension Elections shall be amended to Extended Term Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans included in each such Extension Election.

(d)Extension Amendment. Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Section 2.16(a) or 2.16(b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver in accordance with Section 10.01 hereof) on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and the Mexican Collateral Agent, as applicable, and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the fourth to last paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, and the Required

Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e)No Prepayment. No conversion or extension of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory prepayment for purposes of this Agreement. This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.17Defaulting Lenders

(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower(s) as a result of any judgment of a court of competent jurisdiction obtained by the Borrower(s) against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)[Reserved].

(iv)[Reserved].

(b)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower(s) while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01Taxes

(a)Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower or Guarantor to or for the account of any Recipient under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by Law. If any applicable Withholding Agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Recipient (as determined in the good faith discretion of the Withholding Agent), (i) if the Tax in question is an Indemnified Tax, the sum payable by the Borrower or Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions, (iii) the applicable Withholding Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws and (iv) within 30 days of the date of such payment (or as soon as practicable if receipts or evidence are not available within 30 days), if the Borrower or Guarantor, as the case may be, is the applicable Withholding Agent, it shall deliver to the Administrative Agent a copy of a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(b)The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)The Borrower and each Guarantor agrees to indemnify each Recipient for (i) the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient and (ii) any reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority; provided that any Recipient seeking indemnification pursuant to this Section 3.01(c) provides the Borrower (with a copy to the Administrative Agent if a Lender is seeking such indemnification) with (x) a certificate as to the amount of such payment or liability prepared in good faith. Any such certificate shall be conclusive absent manifest error.

(d)Each Lender shall severally indemnify the Administrative Agent (and any Agent, if applicable), within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or Guarantor has not already indemnified the Administrative Agent (or any Agent, if applicable) for such Indemnified Taxes and without limiting the obligation of the Borrower and each Guarantor to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register and (iii) any Taxes excluded from the definition of Indemnified Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent (or any Agent, if applicable) in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(e)Each Lender and Agent shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender or Agent under the Loan Documents. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender and Agent shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Notwithstanding any other provision of this Section 3.01(e), a Lender or an Agent shall not be required to complete, execute or submit any form pursuant to this Section 3.01(e) if in the Lender’s or Agent’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

(i)Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from federal backup withholding.

(ii)Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B)two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit G hereto (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or any successor forms), or
(D)to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or has sold a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner).

(iii)Each Agent that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent two properly completed and duly signed original copies of Internal Revenue Service Form W-9 with respect to fees received on its own behalf, certifying that such Agent is exempt from federal backup withholding. Each Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI with respect to fees received on its own behalf and such forms as are required by Section 9.13.

(f)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FACTA” shall include any amendments made to FACTA after the date of this Agreement.

(g)Any Lender or Agent claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to mitigate or reduce the additional amounts payable, which reasonable efforts may include a change in the jurisdiction of its Lending Office (or any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the reasonable determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(h)If any Lender or Agent, determines in its sole discretion exercised in good faith, that it has received a refund in respect of any Taxes as to which indemnification or additional amounts have been paid to it by a Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by such Loan Party pursuant to this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable, documented out of pocket expenses (including any Taxes) of the Lender or such Agent, as the case may be, and without interest (other than interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Lender or Agent on such interest); provided that the Loan Parties, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority to the extent such Lender or Agent as the case may be, provides the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the Agent or Lender be required to pay any amount to a Loan Party pursuant to this paragraph (i) the payment of which would place such Agent or Lender in a less favorable net after-Tax position than the Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01 shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

Section 3.02Illegality

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, in each case after the Closing Date then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall promptly following written demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
Section 3.03Inability to Determine Rates

(a)If, prior to the commencement of any Interest Period for a Eurocurrency Rate Loan:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period; or

(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist

(which notice shall be promptly given by the Administrative Agent when such circumstances no longer exist), (x) any Conversion or Continuation Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Rate Loan shall be ineffective, and (y) if any Committed Loan Notice requests a Eurocurrency Rate Loan, such Borrowing shall be made as a Base Rate Loan; provided that if the circumstances giving rise to such notice affect only one Type of Loans, then the other Type of Loans shall be permitted.

(b)If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor or the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then, promptly after such determination, the Administrative Agent shall notify the Borrower and the Lenders in writing. The Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate).

(c)Notwithstanding anything to the contrary in Section 10.01, an amendment pursuant to Section 3.03(b) shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date the Administrative Agent posts or distributes a copy of such proposed amendment to the Lenders, a written notice from the Required Lenders of each Class stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with Section 3.03(b) (but, in the case of the circumstances described in clause (ii) of the first sentence of Section 3.03(b), only to the extent the Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Conversion or Continuation Notice that requests the conversion of any Eurocurrency Rate Loan to, or continuation of any Loans as a Eurodollar Rate Loan shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Rate Loan, such Borrowing shall be made as a Base Rate Loan; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 3.04Increased Cost and Reduced Return; Capital Adequacy; Eurocurrency Rate Loan Reserves

(a)If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) (A) Indemnified Taxes indemnified pursuant to Section 3.01, (B) any Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes, or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Eurocurrency Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within 15 Business Days after written demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued.

(b)If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time promptly following written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within 15 Business Days after receipt of such demand.

(c)The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 Business Days’ prior written notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice 15 Business Days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 15 Business Days from receipt of such notice.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

(f)Amounts shall only be payable by the Borrower to the applicable Lender under this Section 3.04 so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

Section 3.05Funding Losses

Promptly following written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits) actually incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan; or

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of the Borrower on the date or in the amount notified by the Borrower;

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
Section 3.06Matters Applicable to All Requests for Compensation

(a)Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable and customary averaging and attribution methods.

(b)With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred if such Lender notifies the Borrower of the event that gives rise to such claim more than 180 days after such event; provided, that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loan, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loan, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)If the obligation of any Lender to make or continue any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d)If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07Replacement of Lenders under Certain Circumstances

(a)If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or 3.04 or requires the Borrower to pay additional amounts as a result thereof, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on five Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (so long as the assignment fee is paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a vote of directly and adversely affected Lenders (“Affected Class”), clause (iii)) to one or more Eligible Assignees or (iv) any Lender refuses to make an Extension Election pursuant to Section 2.16; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender, and in the case of a Lender, repay all Obligations of the Borrower due and owing (including the amount of all accrued interest and fees in respect thereof) to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders after giving effect hereto) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable facility only in the case of clause (i) or, with respect to an Affected Class vote, clause (iii).

(b)Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Lender. In connection with the replacement of any Lender pursuant to Section 3.07(a) above, the Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.05 and Section 3.07(d).

(c)[Reserved].

(d)In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each affected Lender or each Lender of a Class in accordance with the terms of Section 10.01 or an Affected Class and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all of an Affected Class, the Required Class Lenders) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01Conditions to Initial Credit Extension

The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:
(a)The Administrative Agent’s receipt of the following, each of which shall be original, pdf or facsimile copies or delivered by other electronic method unless otherwise specified, each properly executed by a Responsible Officer, or to the extent required, two Responsible Officers authorized to represent the Loan Party jointly, of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent:
(i)a Committed Loan Notice in accordance with the requirements hereof;

(ii)executed counterparts of this Agreement;

(iii)a Note executed by the Borrower in favor of each Lender at least two Business Days in advance of the Closing Date;

(iv)a copy of the Organization Documents in relation to each Loan Party;

(v)each Collateral Document (including the documents and instruments necessary to satisfy the Collateral and Guarantee Requirement) listed on Schedule 4.01(a)(v) duly executed by each party thereto, together with:

(A)proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Collateral Documents listed on Schedule 4.01(a)(v);

(B)evidence that all other actions, recordings and filings of or with respect to the Collateral Documents listed on Schedule 4.01(a)(v) that the Administrative Agent or the Mexican Collateral Agent, as applicable, may reasonably request in order to perfect and protect the Liens created thereby shall be taken, completed or otherwise provided for immediately (but no later than five (5) Business Days in the case of the filing for registration of the Mexican Mortgage before the relevant public registries) upon the satisfaction of all other conditions precedent set forth in this Section 4.01(a) in a manner reasonably satisfactory to the Administrative Agent or the Mexican Collateral Agent, as applicable, (including receipt of customary lien searches) to the extent required by the applicable Collateral Document and consistent with the Agreed Security Principles; and

(C)executed counterparts of the Existing Facility Intercreditor Agreement and the standstill side letter, each in form and substance satisfactory to Lenders, Administrative Agent and Mexican Collateral Agent;

(vi)such certificates of good standing (to the extent such concept exists in the relevant jurisdiction) from the applicable secretary of state of the state (or equivalent office in each relevant jurisdiction) of organization of each Loan Party, (certificates of) resolutions or other corporate or limited liability company action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party, and resolutions of the supervisory board, members or shareholders of each Loan Party (in each case, as appropriate or applicable in the relevant jurisdiction) as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vii)if applicable, a copy of the unconditional and positive advice of the works council of each Loan Party incorporated under the laws of the Netherlands;

(viii)a customary opinion from (1) Hogan Lovells US LLP, New York counsel to the Loan Parties (including, among other things, non-contravention with the Existing Senior Secured Facility) and (2) NautaDutilh New York P.C., Dutch counsel to the Loan Parties and (3) Cannizzo, Ortiz y Asociados S.C., Mexican counsel to the Loan Parties;

(ix)a solvency certificate from a Responsible Officer of the Borrower (immediately after giving effect to the Transactions) substantially in the form attached hereto as Exhibit D-2;

(x)a certificate from a Responsible Officer of the Borrower certifying as of the Closing Date as to the matters set forth in Section 4.01(c), 4.02(a) and 4.02(b); and

(xi)an original copy (testimonio) of the public deed containing an irrevocable special power of attorney for lawsuits and collections (pleitos y cobranzas) granted by each Guarantor incorporated under Mexican law before a Mexican notary public in favor of the Process Agent and evidence of the acceptance, duly executed and delivered by such Process Agent, of its appointment as agent for service of process in respect of any dispute arising from or relating to this Agreement and the other Loan Documents.

(b)Payment of all fees, expenses and other transaction costs required to be paid hereunder which have not previously been paid and for which invoices have been received in advance of the Closing Date, provided, that for the avoidance of doubt, Borrower shall continue to be responsible for payment of all fees, expenses and other transaction costs required to be paid hereunder even if invoices are not received in advance of the Closing Date.

(c)Since December 31, 2019, there shall not have occurred any event, change, occurrence, circumstance or condition, which either individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect; provided that for purposes of this Section 4.01(c), the effects, events, occurrences, facts, conditions or changes arising out of, resulting from or in connection with the COVID-19 pandemic that have occurred, and been disclosed to the Administrative Agent and the Lenders, prior to the Fourth Amendment Effective Date (including the closing of the Hotel Real Properties) shall be disregarded in the determination of a “Material Adverse Effect” under clause (a) of the definition thereof.

(d)The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been requested by the Administrative Agent in writing at least 10 days prior to the Closing Date.

(e)Confirmation that all conditions precedent to the securities purchase agreement between Lender and Holdings, and its related documents, have been satisfied.

Without limiting the generality of the provisions of Section 9.03(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02Conditions to All Credit Extensions after the Closing Date

The obligation of each Lender to honor any Request for Credit Extension (other than a Conversion or Continuation Notice) is subject to satisfaction or waiver (in accordance with Section 10.01) of the following conditions precedent:
(a)The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that, any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Conversion or Continuation Notice) submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES

Holdings, the Borrower and each of the Subsidiary Guarantors party hereto represent and warrant to the Agents and the Lenders on the Closing Date and at the time of each Credit Extension (to the extent required to be true and correct for such Credit Extension pursuant to Article IV) that:
Section 5.01Existence, Qualification and Power; Compliance with Laws

Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized, incorporated or formed (as the case may be), validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation to the extent such concept exists in such jurisdiction, (b) has all requisite organizational power and authority to, in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clauses (a) (other than with respect to the Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.02Authorization; No Contravention

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such

Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or by which it or any of its property or assets is bound or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.
Section 5.03Governmental Authorization

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, the grant by any Loan Party of this Agreement or any other Loan Documents, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or the exercise by the Administrative Agent, the Mexican Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) approval, consent, exemption, authorization, or other action by, or notice to, or filing necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (or release existing Liens) under applicable Law, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement), (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect and (iv) any public filing with the SEC in compliance with applicable Law, including United States Federal and state securities Laws.
Section 5.04Binding Effect

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and by general principles of equity and (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties.
Section 5.05Financial Statements; No Material Adverse Effect

(a)The audited consolidated balance sheets and related audited consolidated statements of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries for the fiscal year ended December 31, 2019 provided to the Administrative Agent present fairly, in all material respects, the financial condition and results of operations and cash flows of Holdings on a consolidated basis as of such dates and for such periods in accordance with GAAP.

(b)Since December 31, 2019, there has been no development, event, circumstance or change, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; provided that for purposes of this Section 5.05(b), the effects, events, occurrences, facts, conditions or changes arising out of, resulting from or in connection with the

COVID-19 pandemic that have occurred, and been disclosed to the Administrative Agent and the Lenders, prior to the Fourth Amendment Effective Date (including the closing of the Hotel Real Properties) shall be disregarded in the determination of a “Material Adverse Effect” under clause (a) of the definition thereof.

Section 5.06Litigation

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Restricted Subsidiary or against any of their properties or revenues that have a reasonable likelihood of adverse determination and such determination, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 5.07Ownership of Property; Liens

The Borrower and each Restricted Subsidiary has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except (a) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (b) Liens permitted by Section 7.01 and (c) where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, the Borrower and the other Loan Parties do not own Real Property located in the United States.
Section 5.08Environmental Matters

Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)each of the Loan Parties, the Restricted Subsidiaries and their respective Real Property, properties and operations are and have been in compliance with all Environmental Laws, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;

(b)(i) none of the Loan Parties or any Restricted Subsidiary has received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and (ii) none of the Loan Parties nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened in writing, with respect to any liability under any Environmental Law or to revoke or modify any Environmental Permit held by any of the Loan Parties or the Restricted Subsidiaries;

(c)there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities owned, operated or leased by any of the Loan Parties or the Restricted Subsidiaries, or, to the knowledge of the Borrower, Real Property formerly owned, operated or leased by any Loan Party or the Restricted Subsidiaries or arising out of the conduct of the Loan Parties or the Restricted Subsidiaries that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup or could reasonably be expected to result in the Borrower or any of its Restricted Subsidiaries incurring liability under Environmental Laws; and

(d)there are no facts, circumstances or conditions arising out of or relating to the operations of the Loan Parties, the Restricted Subsidiaries or Real Property or facilities owned, operated or leased by any of the Loan Parties or the Restricted Subsidiaries or the knowledge of the Borrower, Real Property or facilities formerly owned, operated or leased by the Loan Parties or the Restricted Subsidiaries that could reasonably be expected to result in the Borrower or any of its Restricted Subsidiaries incurring liability under Environmental Laws.

Section 5.09Taxes

Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have timely filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income, profits or assets, that are due and payable (including in their capacity as withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Loan Parties, there is no proposed Tax deficiency or assessment against the Loan Parties or their Restricted Subsidiaries that, if made would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 5.10ERISA Compliance

(a)Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with its terms, the applicable provisions of ERISA and the Code; and (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred which would prevent, or cause the loss of, such qualification.

(b)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii)  neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has engaged in a transaction that would be subject to Sections 4069 or 4212(c) of ERISA; except, with respect to each of the foregoing clauses of this Section 5.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)There exists no Unfunded Pension Liability with respect to any Pension Plan except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d)Except as would not result in a Material Adverse Effect: (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Non-U.S. Plan have been timely made, (iii) no Loan Party or any Restricted Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan; and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of each applicable Loan Party’s or Restricted Subsidiary’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

Section 5.11Investment Company Act

None of the Loan Parties or any of the Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 5.12Margin Regulations

None of the Loan Parties or any Restricted Subsidiary is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or for any purpose that violates Regulation U of the Board of Governors of the Federal Reserve System.
Section 5.13Disclosure

No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information, budgets, estimates and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation, it being understood that such projected financial information and pro forma financial information are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that actual results may vary from such forecasts and that such variations may be material and that no assurance can be given that the projected results will be realized.
Section 5.14Employment and Labor Relations

None of the Loan Parties or any Restricted Subsidiary is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  As of the Closing Date, there is (i) no unfair labor practice complaint pending against any Loan Party or any Restricted Subsidiary or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, other Governmental Authority or labor organization, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement pending against any Loan Party or any Restricted Subsidiary or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any Loan Party or any Restricted Subsidiary or, to the knowledge of the Borrower, threatened against any Loan Party or any Restricted Subsidiary, (iii) no union representation question existing with respect to the employees of any Loan Party or any Restricted Subsidiary and, to the knowledge of the Borrower, no existing or threatened union organizing activity taking place with respect to any of the employees of any Loan Party or any Restricted Subsidiary, and (iv) no violation of the Fair Labor Standards Act or any other applicable employment Laws, except (with respect to any matter specified in clauses (i) - (iv) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.  The hours worked by and payments made to employees of any Loan Party or any Restricted Subsidiary (and, to the Knowledge of the Borrower, any leased employees in Mexico, The Dominican Republic or Jamaica, as applicable, rendering services to any Restricted Subsidiary) have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements dealing with such matters, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 5.15Intellectual Property; Licenses, Etc.

Each of the Loan Parties and the Restricted Subsidiaries owns, licenses, possesses or otherwise has the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how, database rights, design rights, trade secrets and other intellectual property rights (collectively, “IP Rights”) that are used in the operation of their respective businesses as currently conducted, except to the extent the failure to own, license, possess or otherwise have the right to use such IP Rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the Loan Parties’ and the Restricted Subsidiaries’ present business operations do not infringe upon any IP Rights held by any Person, except for such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or any Restricted Subsidiary.
Section 5.16Solvency.

On the Closing Date, after giving effect to the Transactions, the Loan Parties, on a consolidated basis, are Solvent.
Section 5.17USA PATRIOT Act; OFAC; Anti-Corruption.

(a)Each Loan Party and each Restricted Subsidiary is in compliance, in all material respects and to the extent applicable, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(b)None of Holdings, the Borrower, any Restricted Subsidiary nor, to the knowledge of the Borrower, any director or officer of Holdings, the Borrower or any Restricted Subsidiary is set forth on the List of Specially Designated Nationals and Blocked Persons administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or otherwise subject to restrictions administered by OFAC; and the Borrower will not knowingly use the proceeds of the Loans or otherwise make available such proceeds, for the purpose of financing the activities of any Person prohibited under any U.S. sanctions administered by OFAC.

(c)None of Holdings, the Borrower, any Restricted Subsidiary nor, to the knowledge of the Borrower, any director or officer of Holdings, the Borrower or any Restricted Subsidiary is in violation of Anti-Corruption Laws in a manner which could adversely affect the interests of the Lenders in any respect.

(d)No part of the proceeds of the Loans will be used, directly or indirectly, by the Loan Parties or any Restricted Subsidiary, or their respective directors, officers, employees and agents, in furtherance of any unlawful or improper offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any governmental official or employee, political party, official of a political party, candidate for political office, or any other person or entity, in order to obtain, retain or direct business or obtain any improper or undue advantage, in violation of Anti-Corruption Laws in a manner which could adversely affect the interests of the Lenders in any respect.

Section 5.18Security Documents.

Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents and any other documents and instruments necessary to satisfy the Collateral and Guarantee Requirements, together with such filings or recordings and other actions required to be taken hereby or by the applicable Collateral Documents in accordance with the Agreed Security Principles, are effective to create in favor of the Administrative Agent or the Mexican Collateral Agent, as applicable, for the benefit of the Secured Parties, legal, valid, enforceable and perfected Liens on, all right, title and interest of the respective Loan Parties in such Collateral, in each case, to the extent required by the Loan Documents and subject to no Liens other than the applicable Liens permitted under the Loan Documents.
Section 5.19Central Administration; COMI

Each Loan Party that is incorporated in the Netherlands has the center of its main interests (as that term is used in section 3(1) of the European Insolvency Regulation) at the place of its registered office in the Netherlands and, as of the Closing Date, has no “establishment” (as defined in section 2(h) of the European Insolvency Regulation) outside the Netherlands.
Section 5.20    Indebtedness

Schedule 7.03(b) sets forth a list of all material Indebtedness of the Borrower and the Restricted Subsidiaries existing as of the Closing Date and which is to remain outstanding after giving effect to the Transactions (excluding the Loans and any intercompany Indebtedness permitted by Section 7.03(b)) in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Loan Party or any Restricted Subsidiary which directly or indirectly guarantees such debt.
Section 5.21Insurance

Schedule 5.21 sets forth a complete and correct listing as of the Closing Date of all the insurance that is (a) maintained by the Loan Parties and the Restricted Subsidiaries and (b) material to the business and operation of the Loan Parties and the Restricted Subsidiaries taken as a whole, with the amounts insured (and any deductibles) set forth therein.
Section 5.22Capitalization

On the Closing Date, the issued and outstanding capital stock of Holdings consists of 129,607,428 ordinary shares. All outstanding shares of capital stock of Holdings have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. As of the Closing Date, Holdings does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights, except for (i) options, warrants and rights which may be issued from time to time to purchase, or which are convertible into, shares of common stock of Holdings and (ii) Qualified Equity Interests that may be convertible into shares of common stock of Holdings.
Section 5.23Status as Senior Debt.

The Obligations under the Loan Documents are “first lien debt” and “senior debt” or “designated senior debt” (or any comparable terms) under, and as may be defined in, any indenture or document governing any applicable Indebtedness that is subordinated in right of payment to such Obligations.

ARTICLE VI
AFFIRMATIVE COVENANTS

After the Closing Date and until Payment in Full, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its Restricted Subsidiaries to:
Section 6.01Financial Statements

(a)Deliver to the Administrative Agent for prompt further distribution to each Lender, within 120 days after the end of each fiscal year ending after the date hereof, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (of a predecessor, if applicable), all in reasonable detail (together with, in all cases, customary management summary) and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP, any other independent registered public accounting firm of nationally recognized standing or other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit except for (i) qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by such independent certified public accountants or (ii) any going concern qualification or exception that is solely with respect to, or resulting solely from, (1) an upcoming maturity date under any Facility, Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt, Permitted Ratio Debt, Permitted Unsecured Refinancing Debt or Existing Senior Secured Facility, occurring within one year from the time such report is delivered or (2) any anticipated inability to satisfy the financial covenant described in Section 7.11, or (iii) except in the case of the Term A1 Loans, an actual Default in respect of Section 7.11;

(b)Deliver to the Administrative Agent for prompt further distribution to each Lender, within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related (A) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (B) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail (together with, in all cases, customary management summary) and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)Deliver to the Administrative Agent for prompt further distribution to each Lender, within 90 days after the end of each fiscal year ending after the date hereof, a detailed consolidated budget prepared by management of the Borrower for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by such Responsible Officer to be reasonable at the time of preparation of such Projections, it being understood that such Projections are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that actual results may vary from such Projections and that such variations may be material and that no assurance can be given that the projected results will be realized; and

(d)If the Borrower has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary, each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

Notwithstanding the foregoing, the obligations in Sections 6.01(a) and (b) may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (I) the applicable financial statements of the Borrower (or any direct or indirect parent of the Borrower) or (II) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 20-F, 10-K or 10-Q, as applicable filed with the SEC; provided that, with respect to clauses (I) and (II), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting form of nationally recognized standing or other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going-concern” or like qualification or exception or any qualification or exception as to the scope of such audit except for (A) qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by such independent certified public accountants or (B) any going concern qualification or exception that is solely with respect to, or resulting solely from, (1) an upcoming maturity date under any Facility, Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt, Permitted Ratio Debt, Permitted Unsecured Refinancing Debt or the Existing Senior Secured Facility occurring within one year from the time such report is delivered, or (2) any anticipated inability to satisfy the financial covenant described in Section 7.11 or (iii) except in the case of the Term A1 Loans, an actual Default in respect of Section 7.11.
Notwithstanding anything to the contrary in the foregoing, (a) the Borrower will not be required to furnish any information, certificates or reports that would otherwise be required by (i) Section 301, Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S‑K, or (ii) Item 10(e) of Regulation S‑K promulgated by the Commission with respect to any non-generally accepted accounting principles financial measures contained therein, in each case, as in effect on the Closing Date, (b) such reports will not be required to contain the separate financial information for Guarantors contemplated by Rule 3-10 or Rule 3-16 of Regulation S‑X, and (c) such reports shall not be required to present compensation or beneficial ownership information.
Any financial statement required to be delivered pursuant to Section 6.01(a) or 6.01(b) shall not be required to include purchase accounting adjustments relating to any Permitted Acquisition or other Investment permitted hereunder to the extent it is not practicable to include them.

Documents required to be delivered pursuant to Sections 6.01 and 6.02(a) through (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower) posts such documents on a third party website to which each Lender has access such as www.Edgar.com, or otherwise provides a link to such documents on the website on the Internet at the website address listed on Schedule 10.02 (except that this clause (i) shall not apply for financial statements delivered pursuant to Section 6.01(a) or Section 6.01(b)); or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in this Section 6.01) until a written request to cease delivering paper copies is given by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Mexican Collateral Agent materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that, if requested by the Administrative Agent, it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all the Borrower Materials so identified shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Mexican Collateral Agent and the Lenders to treat the Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
Section 6.02Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:
(a)Commencing with the first full fiscal quarter following the Closing Date, no later than five days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b)Promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings, the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c)[reserved];

(d)together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) a list of each Subsidiary of the Borrower that identifies each Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (to the extent that there have been any changes in the identity or status as an Unrestricted Subsidiary since the Closing Date or the most recent list provided); and (ii) in the case of annual Compliance Certificates only, a report setting forth the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive officer of each Loan Party or confirming that there has been no change in such information since the Closing Date or the date of the last such report; and

(e)promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of the Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent, the Mexican Collateral Agent or any Lender through the Administrative Agent may from time to time reasonably request.

In no event shall the requirements set forth in Section 6.02(e) require Holdings, the Borrower or any Restricted Subsidiary to provide any such information which (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, the Mexican Collateral Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.
Section 6.03Notices

Promptly after a Responsible Officer of Holdings, the Borrower or any Subsidiary Guarantor has obtained knowledge thereof, notify the Administrative Agent:
(a)of the occurrence of any Default;

(b)[reserved];

(c)of the occurrence or forthcoming occurrence, of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect, a certificate of the chief financial officer of the Borrower describing such ERISA Event, what action the Borrower, any Subsidiary or any ERISA Affiliate has taken, is taking or proposes to take with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Borrower, Subsidiary of the Borrower, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto;

(d)of the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority (including, without limitation, pursuant to any Environmental Law) against Holdings, the Borrower or any Restricted Subsidiary that could reasonably be expected to result in a Material Adverse Effect; and

(e)of the occurrence of any other matter or development that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c)  (d) or (e) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower have taken and proposes to take with respect thereto.
Section 6.04Payment of Taxes

Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 6.05Preservation of Existence, Etc.

(a)Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and

(b)take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, authorizations, licenses and franchises material to the conduct of its business,
(c)
except, in the case of Section 6.05(a) (other than with respect to the Borrower) or Section 6.05(b), to the extent (i) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article VII.
Section 6.06Maintenance of Properties

Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.
Section 6.07Maintenance of Insurance

(a)(A) Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons and (B) furnish to the Administrative Agent and, where relevant, the Mexican Collateral Agent, upon its reasonable request (not to exceed one time per fiscal year, except after the occurrence and during the continuation of an Event of Default), full information as to the insurance carried. Not later than 90 days after the Closing Date (or the date any such insurance is obtained, in the case of insurance obtained after the Closing Date), each such policy of insurance maintained by any Loan Party (other than business interruption insurance (if any), director and officer insurance and worker’s compensation insurance) shall (a) as appropriate (i) name the Administrative Agent or the Mexican Collateral Agent, as applicable, as additional insured thereunder or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent or the Mexican Collateral Agent, as applicable, in each case on behalf of the Lenders, as lender loss payee thereunder and (b) state that the respective insurer shall endeavor to provide at least 30 days’ (or 10 days’ in the case of termination as a result of non-payment of premiums) prior written notice to the Administrative Agent or, as applicable, the Mexican Collateral Agent prior to the cancellation of any such insurance policy. If the Borrower or any Restricted Subsidiary shall fail to maintain insurance in accordance with this Section 6.07, or if the Borrower or any Restricted Subsidiary shall fail to endorse all policies or certificates with respect thereto as required pursuant to this Section 6.07, the Administrative Agent and, as applicable, the Mexican Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance and the Loan Parties jointly and severally agree to reimburse the Administrative Agent and the Mexican Collateral Agent for all costs and expenses of procuring such insurance.

(b)If any improvements on any Mortgaged Property in the United States are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each other Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to the Administrative Agent, and in compliance in all other respects with the Flood Insurance Laws and Regulation H of the Board of Governors or as otherwise required by the Lenders, and (ii) deliver to the Administrative Agent evidence of such compliance and/or insurance in form and substance reasonably acceptable to the Administrative Agent. The Borrower shall cooperate with the Lenders and provide or arrange to be provided to the Lenders all information necessary to conduct flood due diligence and flood insurance compliance.

Section 6.08Compliance with Laws

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 6.09Books and Records

Maintain proper books of record and account in which full, true and correct entries shall be made of all material financial transactions in a manner that permits the preparation of financial statements in conformity with GAAP and matters involving the assets and business of the Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with general accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).
Section 6.10Inspection Rights

Permit representatives and independent contractors of the Administrative Agent, the Mexican Collateral Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the sole expense of the Administrative Agent, the Mexican Collateral Agent and the Lenders and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that only the Administrative Agent or the Mexican Collateral Agent, as applicable, in each case on behalf of the Lenders may exercise rights under this Section 6.10 and neither the Administrative Agent nor the Mexican Collateral Agent shall exercise such rights more often than two times during any fiscal year; provided, further, that during the continuation of an Event of Default, the Administrative Agent and the Mexican Collateral Agent, as applicable (or any of their respective representatives or independent contractors on behalf of the Lenders), may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of Holdings, the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.
Section 6.11Additional Collateral; Additional Guarantors

At the Borrower’s expense, subject to the terms, conditions and provisions of the Collateral and Guarantee Requirement, and any applicable limitation in the Agreed Security Principles and any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent and/or the Mexican Collateral Agent, as applicable, to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:
(a)Upon the acquisition of any new direct or indirect Material Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party (other than Holdings), within 45 days after such formation or acquisition, or such longer period as the Administrative Agent may agree in writing in its discretion, take and cause such Material Subsidiary to duly execute and deliver to the Administrative Agent a joinder to this Agreement to become a Guarantor;

(b)Within 45 days after the date by which a Compliance Certificate is required to be delivered pursuant to Section 6.02 (or such longer period as the Administrative Agent may in each case agree in writing in its discretion) cause any direct or indirect Subsidiary (other than an Excluded Subsidiary) of the Borrower that has become a Material Subsidiary during the period covered by such Compliance Certificate pursuant to clause (b) of the definition of “Material Subsidiary”, take and cause such Material Subsidiary to duly execute and deliver to the Administrative Agent a joinder to this Agreement to become a Guarantor;

(c)[Reserved];

(d)Not later than 90 days (or such longer period as the Administrative Agent may agree in writing in its discretion) after (i) any Hotel Real Property is acquired by a direct or indirect Subsidiary of the Borrower that is required to become a Guarantor (other than a Non-Recourse Subsidiary) after the Closing Date or (ii) an entity is acquired by a direct or indirect Subsidiary of the Borrower and such entity owns a Hotel Real Property at the time of such acquisition (in each case, a “Hotel Acquisition”), and if (and only if) immediately after giving effect to any such acquisition (x) the Consolidated Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.08) is more than 3.50:1.00 (as of the last day of the most recently ended Test Period) or (y) the Consolidated Total Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.08) is more than 4.25:1.00 (as of the last day of the most recently ended Test Period) (clauses (x) and (y), collectively, the “Ratio Mortgage Requirement”), cause such Hotel Real Property to be subject to a Mortgage in favor of the Administrative Agent or, as the case may be, the Mexican Collateral Agent, in each case for the benefit of the Secured Parties, and take, or cause the relevant Subsidiary to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or, as applicable, the Mexican Collateral Agent, to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and the Agreed Security Principles and to otherwise comply with the requirements thereof; it being understood and agreed that the cost-benefit analysis referred to in section 1(b) of the Agreed Security Principles shall apply to the granting and/or perfection of a Mortgage pursuant to this Section 6.11(d); provided, that if, immediately after giving effect to any such acquisition, the Consolidated Total Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.08) is greater than 5.00:1.00, the cost-benefit analysis referred to in section 1(b) of the Agreed Security Principles shall not apply to the granting and/or perfection of a Mortgage pursuant to this Section 6.11(d) (which granting and perfection shall be required in any case irrespective of the amount of the recordation costs, notarial fees and/or other costs associated therewith); provided further that nothing in this Section 6.11(d) shall prevent the Administrative Agent from limiting or revising the requirements applicable to the granting and/or perfection of any Mortgage, as it may deem appropriate (in its sole discretion) in order to reduce the recordation costs, notarial fees and/or other costs associated therewith, including by limiting the amount of Indebtedness secured by such Mortgage;

(e)At the time that any Mortgage is granted pursuant to Section 6.11(d) (or such longer period as the Administrative Agent may agree in writing in its discretion), take and cause any direct or indirect Subsidiary of the Borrower (other than a Non-Recourse Subsidiary), if (and only if) the corresponding Ratio Mortgage Requirement is met, to take whatever action as may be necessary or reasonably requested by the Administrative Agent to comply, as regards all tangible and intangible assets of the entity owning the Hotel Real Property subject to that Hotel Acquisition and subject to the limitations and exceptions of the Agreed Security Principles, with the requirements set forth in clause (e) of the definition of “Collateral and Guarantee Requirement”;

(f)Not later than 90 days (of such longer period as the Administrative Agent may agree in writing in its discretion) after the date on which a Hotel Acquisition is consummated, take and cause any direct or indirect Subsidiary of the Borrower (other than a Non-Recourse Subsidiary), if (and only if) the corresponding Ratio Mortgage Requirement is met, to take whatever action as may be necessary or reasonably requested by the Administrative Agent to comply, with respect to the Hotel Real Property subject to such Hotel Acquisition, with the requirements as regards security interest in Equity Interests set forth in clause (c) of the definition of “Collateral and Guarantee Requirement”;

(g)If reasonably requested by the Administrative Agent or the Mexican Collateral Agent, as applicable, within 45 days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent and, if applicable, the Mexican Collateral Agent a signed copy of an opinion, addressed to the Administrative Agent, the Lenders and, if applicable, the Mexican Collateral Agent, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent or, as applicable, the Mexican Collateral Agent, as to such customary matters set forth in this Section 6.11 as it may reasonably request; and

(h)As promptly as reasonably practicable after the request therefor by the Administrative Agent or, as applicable, the Mexican Collateral Agent, deliver to the Administrative Agent and, if relevant, the Mexican Collateral Agent with respect to any Mortgaged Property added to the Collateral pursuant to this Section 6.11, any existing title reports or abstracts, to the extent available and in the possession or control of a Loan Party.

Notwithstanding anything herein to the contrary, no Mortgage in the United States shall be recorded with respect to Mortgaged Property pursuant to the foregoing or the Collateral and Guarantee Requirement until each Lender expressly requesting flood due diligence has received written notice of such Mortgage at least 45 days prior to such recording and each such Lender has confirmed satisfactory completion of flood due diligence and flood insurance compliance procedures in respect of Flood Insurance Laws or as otherwise required by the Lenders. The Borrower shall from time to time, at the expense of the Borrower, (a) promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or (b) at the reasonable request of the Administrative Agent and/or the Mexican Collateral Agent, as applicable, take such steps as may be reasonably necessary or desirable, to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable the Administrative Agent and the Mexican Collateral Agent to exercise and enforce their rights and remedies hereunder with respect to any Collateral. The parties hereto acknowledge and agree that the Mexican Collateral Agent will have no additional duty as to any Collateral or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Mexican Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral under local Law.
Section 6.12Compliance with Environmental Laws

Comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and occupancy of its properties; and, in each case to the extent the Loan Parties are required to do so by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws; except as such non-compliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. If an Event of Default has occurred and is continuing, within 60 days of receiving a written request therefor by the Administrative Agent, provide the Administrative Agent and/or the Mexican Collateral Agent, as applicable with an environmental assessment report with respect to each Mortgaged Property, prepared at Borrower’s sole cost and expense and by environmental consultant(s) reasonably acceptable to the Administrative Agent and/or the Mexican Collateral Agent, assessing the presence of any releases of Hazardous Materials on such properties (which assessment may include the sampling of any environmental media, to the extent appropriate) and the likely costs of remediation thereof. If such reports are not timely provided, the Administrative Agent or the Mexican Collateral Agent, as applicable, may have them prepared by an environmental consultant of its choosing, at Borrower’s sole cost and expense, and the Borrower hereby grants the Administrative Agent, the Mexican Collateral Agent and their respective consultants a non-exclusive right to enter upon the Mortgaged Properties for such purpose.
Section 6.13Further Assurances

Promptly upon reasonable request by the Administrative Agent or, as applicable, the Mexican Collateral Agent (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or, as applicable, the Mexican Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement and subject in all respects to the limitations therein and the limitations and exceptions of the Agreed Security Principles.
Section 6.14Designation of Subsidiaries

The Borrower may at any time after the Closing Date designate any Restricted Subsidiary (other than Playa Operator, BD Real Resorts and Playa Management USA) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that, (1) immediately before and after such designation, (i) no Default or Event of Default shall have occurred and be continuing, (ii) [reserved], (iii) no Unrestricted Subsidiary shall own any Equity Interests in Holdings, the Borrower or its Restricted Subsidiaries, and (iv) no Unrestricted Subsidiary shall hold any Indebtedness of, or any Lien on any property of Holdings, the Borrower or its Restricted Subsidiaries and (2) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the Existing Senior Secured Facility, any Junior Financing, Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt, Permitted Unsecured Refinancing Debt, or Permitted Refinancing of any of the foregoing in excess of the Threshold Amount. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined in good faith by the Borrower of the Borrower’s (or its Subsidiary’s (as applicable)) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a Return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined in good faith by the Borrower at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary; provided, that in no event shall any such Return on any Investment by the Borrower in an Unrestricted Subsidiary be duplicative of any Return that increases the Available Additional Basket pursuant to the definition thereof.
Section 6.15Maintenance of Ratings

Use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Borrower, and (ii) a public rating (but not any specific rating) in respect of the Term Loans from each of S&P and Moody’s.
Section 6.16Use of Proceeds

Use the proceeds of the Term Loans: for payment of Transaction Expenses and general corporate purposes and working capital of the Borrower and their Subsidiaries and any other purposes not prohibited by this Agreement including Capital Expenditures (maintenance capital expenditures, development capital expenditures and others), Permitted Acquisitions, and other Investments. For the avoidance of doubt, the proceeds of the Term Loans may not be used to refinance or prepay any other Indebtedness, other than repayments of the Revolving Loans (as defined in the Existing Senior Secured Facility) made from time to time under the Existing Senior Secured Facility; provided that such repayment of the Revolving Loan (as defined in the Existing Senior Secured Facility) shall only be permitted if, as of the date of such repayment and after giving pro forma effect to such repayment, all conditions precedent set forth in Section 4.02 of the Existing Senior Secured Facility are satisfied and the amount of unused Revolving Credit Commitments (as defined in the Existing Senior Secured Facility) are sufficient to reborrow, under the Existing Senior Secured Facility, an amount equal to the amount of such repayment.

Section 6.17Lender Calls

Participate in a conference call (including a customary question and answer session) with the Administrative Agent and Lenders once during each fiscal quarter to be held at such time as may be agreed to by the Borrower and the Administrative Agent.
Section 6.18Anti-Terrorism Law; Anti-Money Laundering; Embargoed Person.

(a)Conduct its business in such manner so as to not, directly or indirectly, (i) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) or any other law with respect to terrorism or money laundering (“Anti-Terrorism Law”) to the extent applicable to the activities of the Borrower or any of the Restricted Subsidiaries, or (ii) engage in or conspire to engage in any transaction that violates, or attempts to violate, any of the material prohibitions set forth in any Anti-Terrorism Law to the extent applicable to the activities of the Borrower or any of the Restricted Subsidiaries.

(b)Repay the Loans exclusively with funds that are not derived from any unlawful activity with the result that the making of the Loans would be in material violation of any applicable Law.

(c)Use funds or properties of the Borrower or any of the Restricted Subsidiaries to repay the Loans only to the extent the funds or properties do not constitute property of, or are not beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person”) that is identified on or under the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or any applicable law promulgated thereunder, with the result that the investment in the Borrower or any of the Restricted Subsidiaries (whether directly or indirectly) is prohibited by any applicable Law, or the Loans made by the Lenders would be in violation of any applicable Law.

(d)Permit any Embargoed Person to have any direct or indirect interest, in the Borrower or any of the Restricted Subsidiaries, with the result that the Loans are in violation of any applicable Law.

Section 6.19Post-Closing Conditions.

The items set forth on Schedule 6.19 shall have been satisfied within the time periods set forth on Schedule 6.19 (or such later date as may be agreed by the Administrative Agent in its sole discretion). To the extent any Loan Document requires delivery of any document or completion of an action prior to the date specified in this Section 6.19, such delivery may be made or such action may be taken at any time prior to that specified in this Section 6.19. To the extent any representation and warranty would not be true or any provision of any covenant would be breached because the actions required by this Section 6.19 are not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct with respect to such action, or the respective covenant complied with, only at the time the respective action is taken (or was required to be taken) in accordance with this Section 6.19.

Section 6.20     [Reserved]

Section 6.21Covenant Relief Period Additional Reporting.

(a)During the Covenant Restriction Period, unless one or both of the Applicable Covenant Restriction Fall-Away Conditions have been satisfied at the time of required delivery, the Borrower shall deliver to the Administrative Agent for prompt further distribution to each Lender, within 20 days after the end of each of each calendar month, (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such calendar month and the related (A) consolidated statements of income or operations for such calendar month and for the portion of the fiscal year then ended and (B) consolidated statements of cash flows for such calendar month and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding calendar month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail (together with, in all cases, customary management summary) and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided that the financial statements required to be delivered pursuant to Section 1 shall not be required to include purchase accounting adjustments relating to any Permitted Acquisition or other Investment permitted hereunder to the extent it is not practicable to include them, (ii) a list of each Subsidiary of the Borrower that identifies each Unrestricted Subsidiary as of the date of delivery of such compliance certificate (to the extent that there have been any changes in the identity or status as an Unrestricted Subsidiary since the Closing Date or the most recent list provided) and (iii) if the Borrower has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary, each set of consolidated financial statements referred to in Section 1 hereof shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

(b)During the Covenant Restriction Period, unless one or both of the Applicable Covenant Restriction Fall-Away Conditions have been satisfied at the time of required delivery, the Borrower shall deliver to the Administrative Agent (on behalf of the Lenders) (i) on the last Business Day of each calendar month, a certificate signed by a Responsible Officer of the Borrower demonstrating compliance with the minimum liquidity covenant set forth in Section 7.11(c) of the Credit Agreement and setting forth the cash balances in reasonable detail, and (ii) information with respect to the liquidity of the 2020 Designated Unrestricted Subsidiaries as reasonably requested by the Administrative Agent.

ARTICLE VII
NEGATIVE COVENANTS

From and after the Closing Date until Payment in Full, the Borrower shall not and shall not permit any Restricted Subsidiary to:
Section 7.01Liens

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)Liens (i) created pursuant to any Loan Document and (ii) on the Collateral securing other Secured Obligations;

(b)Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals, restructurings, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired or after-developed property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03 and (B) proceeds and products thereof, (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03, and (iii) that any Liens (other than Liens permitted to exist pursuant to Section 7.01) that existed on the Closing Date hereof but which did not exist on the Closing Date (as defined in the Existing Senior Secured Facility) (each such Lien, an “Intervening Lien”) in respect of the Mortgaged Properties shall not be suffered to exist and the Borrower shall discharge in full and remove each such Intervening Lien within forty-five (45) days following receipt of lien search results disclosing the existence of such Intervening Lien or otherwise obtaining knowledge of such Intervening Lien;

(c)Liens for taxes, assessments or governmental charges that are not overdue for a period of more than the greater of 30 days or any applicable grace period related thereto, or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(d)Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, arising in the ordinary course of business so long as, in each case, such Liens secure amounts not overdue for a period of more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(e)(i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or regulation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Restricted Subsidiary;

(f)pledges, deposits or Liens to secure the performance of bids, trade contracts, utilities, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)covenants, conditions, easements, rights-of-way, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects and minor irregularities, in each case affecting Real Property and that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole, and any exceptions on any mortgage policies issued in connection with the Mortgaged Properties;

(h)Liens (i) securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h), (ii) arising out of judgments or awards against the Borrower or any Restricted Subsidiary with respect to which an appeal or other proceeding for review is then being pursued and (iii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;

(i)leases, licenses, subleases or sublicenses (including licenses and sublicenses of software and other IP Rights) and terminations thereof, in each case granted to others in the ordinary course of business which (i) do not interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole, (ii) do not secure any Indebtedness and (iii) are permitted by Section 7.05;

(j)Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k)Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds or assets maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions, and (iv) that are contractual rights of setoff or rights of pledge relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(l)Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05;

(m)Liens (i) in favor of the Borrower or any Subsidiary Guarantor and (ii) in favor of a Restricted Subsidiary that is not a Loan Party on assets of a Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted under Section 7.03;

(n)any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business permitted by this Agreement;

(p)Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(q)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r)Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(s)Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(t)ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any Restricted Subsidiary are located;

(u)Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 365 days of the acquisition, construction, development, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, developments, additions, accessions and proceeds to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, developments, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender or an Affiliate of such lender;

(v)Liens on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of any Restricted Subsidiary that is not a Loan Party permitted under Section 7.03;

(w)Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14) or otherwise incurred pursuant to Section 7.03(g) to finance a Permitted Acquisition, in each case after the Closing Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds, products, accessions, developments and renovations thereof and other than after-acquired or after-developed property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired of after-developed property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition, development or renovation), and (iii) the Indebtedness secured thereby is permitted under Section 7.03;

(x)(i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(y)Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(a)the modification, replacement, renewal or extension of any Lien permitted by Sections 7.01(b), (u) and (w); provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired or after-developed property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension, restructuring or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(b)Liens with respect to property or assets of the Borrower or any Restricted Subsidiary securing obligations in an aggregate amount outstanding at any time not to exceed $5,000,000, in each case determined as of the date of incurrence;

(c)Liens on assets acquired in transactions constituting trade payables (but not constituting Indebtedness) and securing the purchase price of such assets;

(d)Liens on the Collateral securing obligations in respect of Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt or Incremental Equivalent Debt and any Permitted Refinancing of any of the foregoing;

(e)Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(f)deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any Restricted Subsidiary to secure the performance of such Person’s obligations under the terms of the lease for such premises;

(g)Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Borrower or any of its Restricted Subsidiaries, including rights of offset and set-off;

(h)Liens or deposits that do not secure Indebtedness and are granted in the ordinary course of business to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of Holdings or any Subsidiary;

(i)Liens securing Indebtedness permitted by Section 7.03(m) so long as the aggregate outstanding principal amount of the obligations secured thereby shall not exceed the greater of (x) $50,000,000 and (y) 3.0% of Total Assets in the aggregate, in each case, determined at the time of incurrence;

(j)in the case of any non-wholly owned Restricted Subsidiary, any encumbrance, pledge or restriction (including any put and call arrangements) or restrictions on disposition related to its

Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(k)Liens securing Swap Contracts so long as the value of the property securing such Swap Contracts does not exceed $5,000,000 at any time;

(l)Liens on property subject to any sale-leaseback transaction permitted hereunder and general intangibles related thereto;

(m)Liens consisting of contractual restrictions of the type described in the definition of “Restricted Cash” (excluding the proviso thereto) so long as such contractual restrictions are permitted under Section 7.09;

(n)Liens upon, and defects of title to, property, including any attachment of property or other legal process prior to adjudication of a dispute on the merits if either (1) no amounts are due and payable and no Lien has been filed or agreed to, or (2) the validity or amount thereof is being contested in good faith by lawful proceedings, reserve or other provision required by GAAP has been made, and levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full (subject to the customary deductible) by insurance;

(o)Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(p)Liens on the Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries; and

(q)Liens on assets subject to merger agreements, stock or asset purchase agreements and similar agreements in respect of the Disposition of such assets; and

(r)Liens created pursuant to the Existing Senior Secured Facility Documents and the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03.

(s)Liens, including any netting or set-off, as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes.

Section 7.02Investments

Make or hold any Investments, except:
(a)Investments by the Borrower or any Restricted Subsidiary in assets that were cash or Cash Equivalents or Investment Grade Securities when such Investment was made;

(b)loans or advances to officers, directors and employees of any Loan Party or any Restricted Subsidiary (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof or to permit the payment of taxes with respect thereto; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the capital of the Borrower in cash as common equity; and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under this clause (iii) shall not exceed $2,000,000;

(c)Investments (i) by the Borrower or any Restricted Subsidiary in other Restricted Subsidiary and (ii) by any Loan Party in any other Person that is not a Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed the greater of (x) $100,000,000 and (y) 6.0% of Total Assets (measured at the time of the making of such Investment); provided that (A) any Investments in the form of intercompany loans constituting Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the terms of the Intercompany Note (or subject to the subordination terms substantially consistent with the terms of the Intercompany Note) and (B) the aggregate amount of Investments at any time outstanding made pursuant to clause (ii) in respect of joint ventures or other similar agreements of partnership in respect of Persons that are not Subsidiaries shall not exceed the greater of (x) $50,000,000 and (y) 3.0% of Total Assets (measured at the time of the making of such Investment);

(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)Investments consisting of transactions permitted under Sections 7.01, 7.03 (other than 7.03(d)), 7.04 (other than 7.04(e)), 7.05 (other than 7.05(e)), 7.06 (other than 7.06(d)) and 7.13, respectively;

(f)Investments (i) set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by the Borrower or any Restricted Subsidiary in the Borrower or in any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that (x) the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02 and (y) any Investment representing Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations pursuant to the Intercompany Note or subject to the subordination terms substantially consistent with the terms of the Intercompany Note;

(g)Investments in Swap Contracts permitted under Section 7.03;

(h)promissory notes, securities and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i)the acquisition of property, or all or substantially all the assets of a Person or any Equity Interests in a Person that becomes a Restricted Subsidiary, or division or line of business of a Person (or any subsequent Investment made in a real property, Person, division or line of business previously acquired), in each case in a single transaction or series of related transactions, if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing; (ii) the Loan Parties and the Restricted Subsidiaries shall be in compliance with Section 7.07; and (iii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and/or businesses acquired shall constitute Collateral and, as applicable, (B) any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary or an Unrestricted Subsidiary) shall become a Guarantor, in each case, in accordance with Section 6.11 (any such acquisition, a “Permitted Acquisition”);

(j)other Investments; provided, that at the time of and after giving effect thereto, (x) the Consolidated Total Net Leverage Ratio (calculated on a Pro Forma Basis in accordance with

Section 1.08) is not greater than 4.50:1.00 and (y) no Default or Event of Default shall have occurred and be continuing;

(k)Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;

(l)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)loans and advances to any direct or indirect parent of the Borrower, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made to such parent in accordance with Section 7.06(f), (g) or (h), such Investment being treated for purposes of the applicable clause of Section 7.06, including any limitations, as if a Restricted Payment had been made pursuant to such clause;

(n)so long as no Default or Event of Default then exists or would result therefrom, Investments (including, without limitation, Investments in Unrestricted Subsidiaries, joint ventures and acquisitions (and subsequent Investments in the Person, division or line of business so acquired) made without complying with all requirements of the definition of Permitted Acquisition in Section 7.02(i)) in an aggregate amount outstanding pursuant to this Section 7.02(n) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) at any time not to exceed (i) the Termination Fee Amount at such time plus (ii) the Available Additional Basket at such time; provided that the Available Additional Basket may only be utilized to make Investments pursuant to this Section 7.02(n) after the Borrower and its Restricted Subsidiaries have utilized in full the Termination Fee Amount then available;

(o)(i) Investments consisting of purchases and acquisitions of supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business, (ii) Investments in prepaid expenses and lease, utility and workers’ compensation performance and other similar deposits in the ordinary course of business, and (iii) to the extent constituting an Investment, payments to fund any retirement, benefit or pension fund obligations or contributions or similar claims, obligations or contributions;

(p)advances of payroll payments to employees in the ordinary course of business;

(q)Investments to the extent that payment for such Investments is made solely with Equity Interests of Holdings (or any direct or indirect parent of the Borrower);

(r)Investments of a Restricted Subsidiary acquired after the Closing Date or of a corporation merged or amalgamated or consolidated into the Borrower or a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s)Investments funded with Excluded Contributions; and

(t)Investments in deposit accounts, securities accounts and commodities accounts maintained by the Borrower or a Restricted Subsidiary, as the case may be, so long as the Administrative Agent or the Mexican Collateral Agent has a perfected, security interest therein as, and to the extent, required by a Collateral Document (subject to the Collateral and Guarantee Requirement and the Agreed Security Principles) and otherwise only to maintain cash and Cash Equivalents therein.

To the extent an Investment is permitted to be made by a Loan Party directly in any Restricted Subsidiary or any other Person who is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 7.02, such Investment may be made by advance, contribution or distribution by a Loan Party to a Restricted Subsidiary or Holdings, and further contemporaneously advanced or contributed to a Restricted Subsidiary for purposes of making the relevant Investment in the Target Person without constituting an Investment for purposes of Section 7.02 (it being understood that such Investment must satisfy the requirements of, and shall count towards any thresholds in, a provision of this Section 7.02 as if made by the applicable Loan Party directly to the Target Person).
For purposes of determining compliance with this Section 7.02, in the event that an Investment meets the criteria of more than one of the categories of Investments described in Sections 7.02(a) through 7.02(t), the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Investment (or any portion thereof) and will only be required to include the amount and type of such Investment in one or more of the above clauses.
Section 7.03Indebtedness

Create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness of any Loan Party under the Loan Documents;

(b)Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof; provided that all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to an Intercompany Note (or subject to subordination terms substantially consistent with the terms of the Intercompany Note);

(c)Guarantees by the Borrower and any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting a Specified Junior Financing Obligation shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein, (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable (as determined in reasonable good faith by the Borrower) to the Lenders as those contained in the subordination of such Indebtedness and (C) any Guarantee by a Restricted Subsidiary that is not a Loan Party of any Permitted Ratio Debt, Incremental Equivalent Debt or Indebtedness under Sections 7.03(g) and (m) (or any Permitted Refinancing in respect thereof) shall only be permitted if such Guarantee meets the requirements of clauses (g), (m) or (s) (only in respect of the proviso in the definition of Permitted Ratio Debt) of this Section 7.03, as applicable;

(d)Indebtedness of the Borrower or any Restricted Subsidiary owing to any Loan Party (other than Holdings) or any other Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party (other than Holdings) or any Restricted Subsidiary) to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the Intercompany Note (or subject to subordination terms substantially consistent with the terms of the Intercompany Note);

(e)(i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, development, renovation, lease or improvement of a fixed or capital asset incurred by the Borrower or any Restricted Subsidiary prior to or within 365 days after the acquisition, construction, repair, replacement, development, renovation, lease or improvement of the applicable asset thereof (together with any Permitted Refinancings thereof) and (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(m) and any Permitted Refinancing of such Attributable Indebtedness; provided, that any such Indebtedness incurred pursuant to this Section 7.03(e) (together with any Permitted Refinancings thereof) does not exceed in the aggregate amount at any time outstanding of the greater of (A) $75,000,000 and (B) 4.0% of Total Assets, in each case determined at the time of incurrence;

(f)Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(g)Indebtedness of the Borrower or any Restricted Subsidiary (i) assumed in connection with any Permitted Acquisition (provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition) or any Permitted Refinancing thereof or (ii) incurred to finance any Permitted Acquisition or any Permitted Refinancing thereof; provided, that after giving pro forma effect to such Permitted Acquisition and the assumption or incurrence of such Indebtedness, as applicable, (x) no Default or Event of Default shall exist or result therefrom and (y) the aggregate amount of Indebtedness assumed or incurred pursuant to this clause (g) shall not exceed (x) the greater of (A) $75,000,000 and (B) 4.0% of Total Assets (determined at the time of incurrence) at any time plus (y) an unlimited additional amount so long as the Interest Coverage Ratio (calculated on a Pro Forma Basis in accordance with Section 1.08) would not be less than 2.00:1.00; provided, further, that in the case of clause (ii), such Indebtedness, if secured, must be permitted by, and be taken into account in computing compliance with, any basket amounts or limitations applicable to such secured Indebtedness hereunder;

(h)Indebtedness representing deferred compensation to employees of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business;

(i)[Reserved];

(j)Indebtedness incurred by the Borrower or any Restricted Subsidiary in a Permitted Acquisition, any other Investment permitted hereunder, merger or any Disposition permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(k)Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with a Permitted Acquisition or any other Investment permitted hereunder;

(l)Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within ten Business Days of its incurrence;

(m)Indebtedness in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of (x) $75,000,000 and (y) 4.0% of Total Assets; provided that the aggregate principal amount of Indebtedness outstanding in reliance on this Section 7.03(m) which can be secured shall not exceed the greater of (x) $50,000,000 and (y) 3.0% of Total Assets in the aggregate at any time outstanding, in each case determined at the time of incurrence;

(n)Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)Indebtedness incurred by the Borrower or any Restricted Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims or in respect of awards or judgments not resulting in an Event of Default;

(p)obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q)Incremental Equivalent Debt;

(r)Guarantees by the Borrower and any Restricted Subsidiary in respect of Indebtedness of any Person that is not a Restricted Subsidiary, to the extent constituting an Investment permitted by Section 7.02 (other than Section 7.02(e));

(s)Permitted Ratio Debt and any Permitted Refinancing thereof;

(t)Credit Agreement Refinancing Indebtedness;

(u)any Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of any group company (groepsmaatschappij) as described in Section 2:24b of the Dutch Civil Code and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code;

(v)[reserved];

(w)any joint and several liability arising as a result of (the establishment) of a fiscal unity (fiscale eenheid) between the Borrower and any Restricted Subsidiaries incorporated in the Netherlands or its equivalent in any other relevant jurisdiction;

(x)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Sections 7.03(a) through 7.03(w); and

(y)Indebtedness under the Existing Senior Secured Facility Documents (including incremental facilities thereunder) and Guarantees thereof by the Subsidiary Guarantors and any Permitted Existing Senior Secured Facility Refinancing Indebtedness in respect thereof.

Notwithstanding the foregoing, any Indebtedness or other liabilities of a Designated Guarantor with respect to the (i) Incremental Equivalent Debt, (ii) Permitted Ratio Debt, (iii) Credit Agreement Refinancing Indebtedness and Indebtedness incurred pursuant to Section 2.14 which, in each case, is unsecured or secured on a junior priority basis to the Liens securing the Obligations and (iv) any Permitted Refinancing of any of the foregoing, shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent.
The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.03.
For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in Sections 7.03(a) through 7.03(y), the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (x) all Indebtedness outstanding under (w) the Loan Documents will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(a), (x) Credit Agreement Refinancing Indebtedness will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(t), and (y) the Existing Senior Secured Facility and any Permitted Refinancing in respect thereof will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(y).
Section 7.04Fundamental Changes

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(a)any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person or (ii) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary that is not a Loan Party, the Loan Party shall be the continuing or surviving Person or the continuing or surviving person shall promptly thereafter become Loan Party; provided further, that any security interests granted to the Administrative Agent or the Mexican Collateral Agent, as applicable, for the benefit of the Secured Parties in the Collateral pursuant to the Collateral Documents shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain such perfected status have been take or will promptly be taken, in each case, as required by Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement and subject to the Agreed Security Principles;

(b)(i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party, (ii) any Restricted Subsidiary may liquidate or dissolve and (iii) any Restricted Subsidiary may change its legal form if, with respect to clauses (ii) and (iii), the Borrower determines in good faith that such action is in the best interest of the Borrower and the Restricted Subsidiaries and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c)any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be or become a Subsidiary Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 (other than Section 7.02(e)) and 7.03, respectively;

(d)so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (or, in connection with a disposition of all or substantially all of the Borrower’s assets, is the transferee of such assets) (any such Person, a “Successor Borrower”):

(A)the Successor Borrower will:

(1)be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(2)expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower, and

(3)deliver to the Administrative Agent (I) a certificate of a Responsible Officer of the Successor Borrower stating that such merger or consolidation or other transaction and such supplement to this Agreement or any Loan Document (as applicable) comply with this Agreement and (II) and legal opinions of counsel to the Successor Borrower including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent;

(B)substantially contemporaneously with such transaction (or at a later date as agreed by the Administrative Agent),

(1)each Guarantor, unless it is the other party to such merger or consolidation, will by a supplement to the Guaranty (or in another form reasonably satisfactory to the Administrative Agent and the Borrower) reaffirm its Guaranty of the Obligations (including the Successor Borrower’s obligations under this Agreement),

(2)each Loan Party, unless it is the other party to such merger or consolidation, will, by a supplement to the applicable Collateral Documents (or in another form reasonably satisfactory to the Administrative Agent), confirm its grant or pledge thereunder,

(3)if reasonably requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, will, by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent and the Borrower), confirm that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement;

(C)after giving pro forma effect to such incurrence, the Borrower would be permitted to incur at least $1.00 of Permitted Ratio Debt;

(D)to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received at least two (2) Business Days prior to the consummation of such transaction all documentation and other information in respect of the Successor Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(E) provided further that (x) with respect to each of the foregoing Sections 7.04(d)(i) and 7.04(d)(ii) that any security interests granted to the Administrative Agent or the Mexican Collateral Agent, as applicable, for the benefit of the Secured Parties in the Collateral pursuant to the Collateral Documents shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken or will promptly be taken, in each case, as required by Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement and subject to the Agreed Security Principles, and (y) with respect to the foregoing Section 7.04(d)(ii), if the requirements of that section and this proviso are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(e)so long as no Event of Default has occurred and is continuing or would result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of such surviving Person’s Subsidiaries that are Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement and subject to the Agreed Security Principles; and

(f)so long as no Event of Default has occurred and is continuing or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition may be consummated for the purpose of effecting a Disposition permitted pursuant to Section 7.05, a Restricted Payment permitted pursuant to Section 7.06 or a Permitted Acquisition or other Investment permitted by Section 7.02.

Section 7.05Dispositions

Make any Disposition, except:
(a)Dispositions of obsolete, worn out, used or surplus property (other than any Hotel Real Property), whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower or the Restricted Subsidiaries;

(b)Dispositions of inventory, equipment, accounts receivables or other current assets in the ordinary course of business, goods held for sale in the ordinary course of business and Immaterial Assets and termination of leases and licenses in the ordinary course of business;

(c)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)Dispositions of property or Equity Interests to the Borrower or any Restricted Subsidiary;

(e)to the extent constituting Dispositions, transactions permitted by (i) Section 7.01, (ii) Section 7.02 (other than 7.02(e)), (iii) Section 7.04 (other than 7.04(f)) and (iv) Section 7.06 (other than 7.06(d));

(f)[Reserved];

(g)Dispositions of cash and Cash Equivalents;

(h) (i) leases, subleases, licenses or sublicenses (including non-exclusive licenses and sublicenses of software or other IP Rights) and terminations thereof, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries (taken as a whole), (ii) Dispositions of intellectual property that is no longer used or useful in the business of the Borrower and the Restricted Subsidiaries, (iii) the surrender, or waiver of contract rights or settlement, release or surrender of contract, tort or other claims;

(i)transfers of property subject to Casualty Events;

(j)Dispositions of property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default has occurred and is continuing), no Event of Default shall have occurred and been continuing or would result from such Disposition, (ii) the Borrower or any Restricted Subsidiary shall receive consideration at the time of such Disposition at least equal to the fair market value of the property subject to such Disposition, as such fair market value may be determined in good faith by the Borrower; (iii) the Borrower or any Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received); provided, however, that for the purposes of this clause (iii), the following shall be deemed to be cash: (A) any liabilities (as shown on the most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition or otherwise cancelled or terminated in connection with the transaction with such transferee, and, in each case, for which the Borrower and all Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and (C) aggregate non-cash consideration received by the Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $50,000,000 and 3.0% of Total Assets; provided, further, that the requirement in this clause (iii) shall not apply to (x) Dispositions of tangible property in the ordinary course of business as part of a tax-deferred exchange (also known as a “1031 exchange” or “like-kind exchange”) or any similar provision of foreign law, or (y) otherwise to Dispositions for which all or a portion of the consideration for such Disposition consists of all or substantially all of the assets or Equity Interests of a Person engaged in a business that would be permitted by Section 7.07 and (iv) to the extent the aggregate amount of Net Proceeds received by the Borrower or a Restricted Subsidiary from Dispositions made pursuant to this Section 7.05(j) in the aggregate exceeds $5,000,000 in any fiscal year; provided, further, that after giving pro forma effect to any such Disposition of property that occurs after the end of the Covenant Restriction Period, the Consolidated Secured Net Leverage Ratio shall not exceed 4.75:1.00;

(k)Dispositions of non-core assets acquired in connection with Permitted Acquisition or other Investments; provided that (i) the aggregate amount of such sales shall not exceed 25% of the fair market value of the acquired entity or business and (ii) each such sale is in an arm’s-length transaction and the Borrower or Restricted Subsidiary receives at least fair market value in exchange therefor (as such fair market value may be determined in good faith by the Borrower);

(l)Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(m)Dispositions of property pursuant to sale-leaseback transactions; provided that to the extent the aggregate Net Proceeds from all such Dispositions since the Closing Date, exceeds $10,000,000, such excess shall be reinvested in accordance with the definition of “Net Proceeds” or otherwise applied to prepay the Term A3 Loans in accordance with Section 2.05(b)(ii);

(n)any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(o)any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(p)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(q)the unwinding or settlement of any Swap Contract;

(r)the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any IP Rights not necessary in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(s)Dispositions required to be made by a Governmental Authority; and

(t)sales of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien.

To the extent any Collateral is Disposed of as permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or, as applicable, the Mexican Collateral Agent shall be authorized to, and promptly upon the request of the Borrower, shall take any actions reasonably requested by the Borrower in order to effect the foregoing within such time period as may be required to consummate the applicable transaction.

Section 7.06Restricted Payments

Declare or make, directly or indirectly, any Restricted Payment, except:
(a)each Restricted Subsidiary may make Restricted Payments to the Borrower, and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)the Borrower and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(c)[Reserved];

(d)to the extent constituting Restricted Payments, the Borrower (or any direct or indirect parent thereof) and each Restricted Subsidiary may enter into and consummate transactions permitted by any provision of Section 7.02 (other than 7.02(e)), 7.04 (other than 7.04(f)), 7.05 (other than 7.05(e)(iv) and 7.05(g)) or 7.08 (other than 7.08(f));

(e)repurchases of Equity Interests in the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)the Borrower and each Restricted Subsidiary may make Restricted Payments to allow Holdings to pay Holdings Administrative Costs and any other liabilities permitted to be incurred by Holdings pursuant to Section 7.14(b)(iv) in the ordinary course of business;

(g)the Borrower and each Restricted Subsidiary may make Restricted Payments to allow Holdings and/or the Borrower to pay, for any taxable period for which Holdings, the Borrower and/or any of its Subsidiaries are members of a consolidated, combined or similar tax group (including, for the avoidance of doubt, a fiscal unity (fiscale eenheid)) (a “Tax Group”), to pay the portion of the consolidated, combined or similar Taxes of such Tax Group for such taxable period that is attributable to the other members of such Tax Group; provided that (i) the amount of such payments for any taxable period shall not exceed the amount of such Taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone taxpayer (or a stand-alone group) and (ii) payments in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for such purpose;

(h)the Borrower and each Restricted Subsidiary may make Restricted Payments in an aggregate amount not to exceed the Available Additional Basket at such time; provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect thereto, the Consolidated Total Net Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recently ended Test Period, shall be no greater than 6.50:1.00;

(i)the Borrower and the Restricted Subsidiaries may pay (or make Restricted Payments to allow Holdings or any other direct or indirect parent of the Borrower to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Borrower or such Restricted Subsidiary (or Holdings or any other such parent of Borrower) by any future, present or former employee, consultant, officer or director of Borrower or such Restricted Subsidiary (or Holdings or any other such parent of Borrower) (or any spouse or former spouse, or any entity Controlled by any of the foregoing Persons) or upon the death, disability or termination of employment of such officers, directors, employees and consultants, their authorized representative, executor, administrator, distributee, estate, heir or legate, pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription, investor or shareholder agreement) with any employee, consultant, officer or director of such Borrower or such Restricted Subsidiary (or Holdings or any other such parent of Borrower), in an aggregate amount not to exceed in any twelve month period, $7 million (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum of $5 million); provided that such amount in any calendar year may be increased by an amount not to exceed (a) the aggregate net cash proceeds from any issuance during such period of Equity Interests by Holdings (or any direct or indirect parent of Holdings), the Borrower and its Restricted Subsidiaries to such employees, officers, directors, consultants or representatives plus (b) the aggregate net cash proceeds from any payments on life insurance policies of which Holdings (or any direct or indirect parent of Holdings), the Borrower and its Restricted Subsidiaries is the beneficiary with respect to such employees, officers, directors or consultants the proceeds of which are used to repurchase, redeem or acquired Equity Interests of Holdings (or any direct or indirect parent of Holdings), the Borrower and its Restricted Subsidiaries held by such employees, officers, directors or representative; provided further that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by the preceding clauses (a) and (b) in any calendar year;

(j)the Borrower and any Restricted Subsidiary may make Restricted Payments to acquire the Equity Interests held by any minority shareholder in any joint venture or Subsidiary that is not wholly-owned directly or indirectly by Borrower, subject to the limitations set forth in Section 7.02;

(k)the Borrower or any Restricted Subsidiary may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(l)Restricted Payments in the amount of any Excluded Contribution or the Net Proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries less the amount of Restricted Payments previously made with the cash proceeds of such key man life insurance policies;

(m)any purchase or acquisition from, or withholding on issuance to, any employee of the Borrower or any Restricted Subsidiary of Equity Interests of the Borrower (or Holdings or any other direct or indirect parent of the Borrower) in order to satisfy any applicable foreign, Federal, state or local tax payments in respect of the receipt of such Equity Interests in an aggregate amount not to exceed $2 million;

(n)other Restricted Payments; provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) at the time of, and after giving effect to, the payment thereof, the Consolidated Total Net Leverage ratio (calculated on a Pro Forma Basis) shall be no greater than 4.00:1.00;

(o)Restricted Payments up to an amount in any calendar year not to exceed 6% of Market Capitalization at the time such Restricted Payment is declared (after taking into account any other Restricted Payments previously made in reliance upon this clause (o) during such calendar year); provided, that no Default or Event of Default has occurred and is continuing or would result therefrom; and

(p)any Restricted Payment within 60 days after the date of declaration or notice of such Restricted Payment, if at the date of declaration or notice, the Restricted Payment would have complied with the provisions of this Section 7.06.

For purposes of determining compliance with this Section 7.06, in the event that any Restricted Payment meets the criteria of more than one exceptions described in Sections 7.06(a) through 7.06(p), the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Restricted Payment (or any portion thereof) and will only be required to include the amount and type of Restricted Payment in one or more of the above clauses.
Section 7.07Change in the Nature of the Business.

For purposes of determining compliance with this Section 7.06, in the event that any Restricted Payment meets the criteria of more than one exceptions described in Sections 7.06(a) through 7.06(p), the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Restricted Payment (or any portion thereof) and will only be required to include the amount and type of Restricted Payment in one or more of the above clauses. Change in Nature of Business.
Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date, provided that the foregoing shall not limit the ability of Borrower and the Restricted Subsidiaries to engage in any business reasonably related, complementary, corollary, synergistic or ancillary to such lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date (including related, complementary, synergistic or ancillary technologies) or reasonable extensions thereof.
Section 7.08Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, in each case involving aggregate payments or consideration in excess of $5,000,000, other than:
(a)transactions among the Borrower and any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b)(i) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate and (ii) the Borrower delivers to the Administrative Agent with respect to a transaction with any Affiliate of the Borrower or series of related transactions with any Affiliate of the Borrower involving aggregate payments or consideration in excess of $25,000,000, a board resolution authorizing and determining the fairness of such transaction or series of related transactions as described in clause (i), approved by a majority of disinterested members of the board of directors of the Borrower;

(c)[Reserved];

(d)[Reserved];

(e)[Reserved];

(f)Restricted Payments permitted under Section 7.06 and Investments permitted under Section 7.02;

(g)loans and other transactions among Holdings and its Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by Holdings, the Borrower and the Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under this Article VII;

(h)transactions by the Borrower and the Restricted Subsidiaries permitted under an express provision (including any exceptions thereto) of this Article VII;

(i)employment, consulting, severance and other arrangements between the Borrower and the Restricted Subsidiaries and their respective officers, consultants and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(j)the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and the Restricted Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(k)transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect and any replacement agreement or arrangement thereto so long as any such replacement agreement or arrangement, taken as a whole, is not more disadvantageous to the Borrower or its Restricted Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on the Closing Date;

(l)customary payments by the Borrower and the Restricted Subsidiaries to the Permitted Holders made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures) in an aggregate amount not to exceed $1,000,000 in any fiscal year, which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Borrower in good faith;

(m)payments by the Borrower or any of its Subsidiaries pursuant to any tax sharing or similar agreements with the Borrower or any direct or indirect parent of the Borrower to the extent attributable to the ownership or operation of the Borrower and/or the Subsidiaries, but only to the extent permitted by Section 7.06(g)(i);

(n)franchise and other contracts regarding the operation of resorts and the provision of services and payments in respect thereof in the ordinary course consistent with past practice and market terms and conditions;

(o)transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the

Borrower, or are on terms that, taken as a whole, are not materially less favorable (as determined in reasonable good faith by the Borrower) as might reasonably have been obtained at such time from an unaffiliated party;

(p)[Reserved];

(q)the payment of reasonable out-of-pocket costs and expenses and indemnities pursuant to the stockholders agreement or the registration and participation rights agreement entered into on or prior to the Closing Date in connection therewith; and

(r)payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiaries in such joint venture) or Unrestricted Subsidiaries in the ordinary course of business to the extent otherwise permitted under Section 7.02.

Section 7.09Burdensome Agreements.

Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document or the Existing Senior Secured Facility Documents) that limits the ability of:
(a)any Restricted Subsidiary that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor; or

(b)any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations; provided that the foregoing Sections 7.09(a) and (b) shall not apply to Contractual Obligations which:

(i)(x) exist on the Closing Date and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing (taken as a whole) does not materially expand the scope of such Contractual Obligation (as determined in reasonable good faith by the Borrower);

(ii)are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary; provided, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14;

(iii)represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03 and which does not apply to any Loan Party;

(iv)are customary restrictions (as determined in reasonable good faith by the Borrower) that arise in connection with (x)  any Lien permitted by Sections 7.01(a), (b), (i), (j), (k), (l), (p), (q), (r), (s), (u), (v), (w), (z), (aa), (cc), (dd), (ee), (gg), (hh), (ii), (jj) and (kk) and relate to the property subject to such Lien or (y) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition;

(v)are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture and its equity entered into in the ordinary course of business;

(vi)are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to (i) the property financed by such Indebtedness and the proceeds, accessions and products thereof or (ii) the property secured by such Indebtedness and the proceeds, accessions and products thereof so long as the agreements governing such Indebtedness permit the Liens securing the Obligations;

(vii)are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;

(viii)comprise restrictions imposed by any agreement relating to (x) secured Indebtedness permitted pursuant to Sections 7.03(b), (e), (g) and (n)(i) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or (y) Indebtedness permitted pursuant to Section 7.03(g), to the extent that such restrictions apply only to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness;

(ix)are customary provisions restricting subletting, transfer or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(x)are customary provisions restricting assignment or transfer of any agreement (including any hotel management agreement) entered into in the ordinary course of business;

(xi)are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xii)arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit;

(xiii)comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;

(xiv)are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xv)are restrictions regarding licensing or sublicensing by the Borrower and the Restricted Subsidiaries of intellectual property in the ordinary course of business;

(xvi)[reserved];

(xvii)are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder; and

(xviii)are restrictions contained in the Existing Senior Secured Facility Documents and documents otherwise governing Indebtedness permitted pursuant to Section 7.03(y)

Section 7.10Amendments or Waivers of Organizational Documents.

Agree, or permit any Restricted Subsidiaries to agree, to any material amendment, restatement, supplement or other modification to, or waiver of, any AMR Hotel Management Agreement or of its Organizational Documents after the Closing Date in a manner that is adverse to the interests of the Lenders in any material respect unless consented by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that (a) any increase in the Borrower’s and Restricted Subsidiaries’ obligation to pay management fees under a AMR Hotel Management Agreement, which would increase the amount that would have been payable under the AMR Hotel Management Agreements as in effect on the Closing Date by more than 25% shall be deemed to be materially adverse to the interests of the Lenders, and (b) any termination of an AMR Hotel Management Agreement (including, termination for a fee) or any exercise of any right given under an AMR Hotel Management Agreement shall not be deemed to be materially adverse to the interests of the Lenders).
Section 7.11Financial Covenant.

(a)In respect of the Term A1 Loans and commencing with the Test Period for which financial statements have been or are required to be delivered pursuant to Section 6.01(b) in respect of the fiscal quarter ended September 30, 2021 (the “Initial Test Period”) and for each Test Period thereafter, if the aggregate amount of outstanding Revolving Credit Loans (including Swingline Loans) and L/C Obligations (excluding the face amount of undrawn Letters of Credit that are Cash Collateralized or backstopped or otherwise do not exceed $10,000,000 in the aggregate) exceeds 35.0% of the aggregate Revolving Credit Commitments under the Revolving Credit Facility, permit the Consolidated Secured Net Leverage Ratio as of the last day of any Test Period to exceed (i) in the case of the Initial Test Period, 6.50:1.00, (ii) in the case of the first Test Period following the Initial Test Period, 6.00:1.00 and (iii) in the case of each Test Period thereafter, 4.75:1.00; provided that, for purposes of determining Consolidated EBITDA in the calculation of the Consolidated Secured Net Leverage Ratio pursuant to Section 7.11 for (1) the Initial Test Period, “Consolidated EBITDA” shall be the sum of Consolidated EBITDA reported to the Lenders (or, to the extent reported in respect of a quarter ending prior to the Closing Date, the Lenders under the Existing Senior Secured Facility) for the third fiscal quarter of the Borrower in 2021, the first and second fiscal quarters of the Borrower in 2019 and the fourth fiscal quarter of the Borrower in 2018 (determined as if the same were a single accounting period); (2) the first Test Period following the Initial Test Period, Consolidated EBITDA shall be the sum of Consolidated EBITDA reported to the Lenders (or, to the extent reported in respect of a quarter ending prior to the Closing Date, the Lenders under the Existing Senior Secured Facility) for the third and fourth fiscal quarters of the Borrower in 2021 and the first and second fiscal quarters of the Borrower in 2019 (determined as if the same were a single accounting period); and (3) the second Test Period following the Initial Test Period, Consolidated EBITDA shall be the sum of Consolidated EBITDA reported to the Lenders (or, to the extent reported in respect of a quarter ending prior to the Closing Date, the Lenders under the Existing Senior Secured Facility) for the first fiscal quarter of the Borrower in 2022, the third and fourth fiscal quarters of the Borrower in 2021 and the second fiscal quarter of the Borrower in 2019 (determined as if the same were a single accounting period); provided, further, “Consolidated EBITDA” as determined pursuant to the preceding proviso shall (x) in the case of any fiscal quarter ended prior to the Closing Date included in such determination, not be calculated on a Pro Forma Basis or otherwise adjusted in accordance with Section 1.08 to give effect to any Specified Transaction occurring during or after, as applicable, any such fiscal quarter and (y) in the case of any fiscal quarter ended after the Closing Date included in such determination, be calculated on a Pro Forma

Basis and be adjusted in accordance with Section 1.08 to give effect to any Specified Transaction occurring during or after, as applicable, any such fiscal quarter.

(b)At all times from and after the Closing Date until the date of the delivery of financial statements pursuant to Section 6.01(b) in respect of the fiscal quarter ended March 31, 2022 (the “Covenant Restriction Period”), unless (x) from and after the first day of the Initial Test Period through and including the last day of the second Test Period following the Initial Test Period (the “Financial Covenant Transition Period”), (I) the aggregate amount of outstanding Revolving Credit Loans (including Swingline Loans) and L/C Obligations (excluding the face amount of undrawn Letters of Credit that are Cash Collateralized or backstopped or otherwise do not exceed $10,000,000 in the aggregate) is less than 35.0% of the aggregate Revolving Credit Commitments under the Revolving Credit Facility at such time and (II) the Borrower shall have delivered an irrevocable written notice to the Administrative Agent, electing to terminate the restrictions in this Section 7.11(b) on the basis of compliance with preceding clause (I) or (y) the Consolidated Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.08 after giving effect to the applicable transaction but, for this purpose, disregarding clause (y) of the first proviso appearing in the first sentence of Section 1.08(a) and instead giving effect to clause (ii) of the first sentence of each of Sections 1.08(b) and (d) as if such determination were not made pursuant to Section 7.11) is less than or equal to 4.75:1.00 (as of the last day of the most recently ended Test Period) (the conditions described in the exceptions provided for in clause (x) or (y), the “Applicable Covenant Restriction Fall-Away Conditions”):

(i)[reserved];

(ii)incur any Incremental Loans pursuant to Section 2.14;

(iii)designate any Restricted Subsidiary as an Unrestricted Subsidiary pursuant to Section 6.14;

(iv)form or create any Non-Recourse Subsidiaries;

(v)make any Investment pursuant to Section 7.02(c)(i) (other than with respect to Investments in (x) any Loan Party or (y) any Restricted Subsidiary which is not a Loan Party in the form of intercompany loans evidenced by an Intercompany Note pledged to the Administrative Agent or the Mexican Collateral Agent, as applicable; provided no Investments shall be made to Non-Recourse Subsidiaries in reliance on this clause (y)), 7.02(c)(ii) (other than Investments in the 2020 Designated Unrestricted Subsidiaries made in cash (i) in the ordinary course of business to fund such 2020 Designated Unrestricted Subsidiaries’ operating expenses and maintenance capital expenditures, (ii) in such amounts as may be required to pay scheduled amortization and interest payments, fees and other amounts under the 2020 Unrestricted Subsidiary Indebtedness when and as the same become due and payable in accordance with the terms thereof (as originally in effect and without giving effect to any amendments, restatements, renewals, restructurings, extensions, supplements or other modifications thereto that are adverse to the interests of the Term A1 Lenders) or (iii) in an aggregate amount not to exceed $50,000,000 at any time outstanding; provided that (I) Investments shall only be permitted to pursuant to preceding clauses (i) and (ii) if the 2020 Designated Unrestricted Subsidiaries would have insufficient liquidity (as reasonably determined in good faith by the Borrower) to operate in the ordinary course of business if the 2020 Designated Unrestricted Subsidiaries were to make such payments without the benefit of such Investments, (II) Investments shall only be permitted pursuant to preceding clauses (i), (ii) and (iii) if made by a Loan Party in the form of intercompany loans evidenced by an Intercompany Note pledged to the Administrative Agent or the Mexican Collateral Agent, as applicable, and (III) Investments permitted to be made pursuant to preceding clause (iii) after the Closing Date shall be reduced on a dollar-for-dollar basis by the amount of Investments made pursuant to Section 7.02(n) after the Closing Date), 7.02(i) or 7.02(n) (other than Investments in the 2020 Designated Unrestricted Subsidiaries made in cash (i) in the ordinary course of business to fund such 2020 Designated Unrestricted Subsidiaries’ operating expenses and maintenance capital expenditures, (ii) in such amounts as may be required to pay scheduled amortization and interest payments, fees and other amounts under the 2020 Unrestricted Subsidiary Indebtedness when and as the same become due and payable in accordance with the terms thereof (as originally in effect and without giving effect to any amendments, restatements, renewals, restructurings, extensions, supplements or other modifications thereto that are adverse to the interests of the Term A1 Lenders) or (iii) in an aggregate amount not to exceed $175,000,000 at any time outstanding; provided that (I) Investments shall only be permitted to pursuant to preceding clauses (i) and (ii) if the 2020 Designated Unrestricted Subsidiaries would have insufficient liquidity (as reasonably determined in good faith by the Borrower) to operate in the ordinary course of business if the 2020 Designated Unrestricted Subsidiaries were to make such payments without the benefit of such Investments, (II) Investments shall only be permitted pursuant to preceding clauses (i), (ii) and (iii) if made by a Loan Party in the form of intercompany loans evidenced by an Intercompany Note pledged to the Administrative Agent or the Mexican Collateral Agent, as applicable, and (III) Investments permitted to be made pursuant to preceding clause (iii) after the Closing Date shall be reduced on a dollar-for-dollar basis by the amount of Investments made pursuant to Section 7.02(c)(ii) after the Closing Date);;

(vi)create, incur, assume or suffer to exist (x) any Indebtedness pursuant to Section 7.03(g), 7.03(q) or 7.03(s) (but solely to the extent such Permitted Ratio Debt is incurred by Restricted Subsidiaries that are not Subsidiary Guarantors as contemplated by the definition of “Permitted Ratio Debt”) or (y) any Non-Recourse Indebtedness;

(vii)merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transaction) all or substantially all of its assets pursuant to Section 7.04(d), 7.04(e) or 7.04(f);

(viii) (x) make any Disposition pursuant to (A) Section 7.05(d) (solely with respect to Dispositions to any Restricted Subsidiary which is not a Loan Party), 7.05(m) or 7.05(o) (other than grants of security interests in the Equity Interests of the 2020 Designated Unrestricted Subsidiaries securing the 2020 Unrestricted Subsidiary Indebtedness), in each case, unless agreed in writing by the Administrative Agent (acting at the direction of the Required Lenders), or (B) Section 7.05(j), unless, in addition to satisfying the requirements thereof, (1) the gross proceeds of such Disposition would be equal to or greater than the appraised value of the property subject to such Disposition (as determined by a reputable appraiser of national standing that complies with the Uniform Standards of Professional Appraisal Practice or is otherwise reasonably satisfactory to the Administrative Agent), (2) if the gross proceeds of such Disposition would be less than the appraised value of the property subject to such Disposition (as determined by a reputable appraiser of national standing that complies with the Uniform Standards of Professional Appraisal Practice or is otherwise reasonably satisfactory to the Administrative Agent), the Administrative Agent (acting at the direction of the Required Lenders) shall have agreed in writing to such Disposition or (3) if no appraisal (or qualifying appraisal) is available with respect to the property subject to such Disposition, the Administrative Agent (acting at the direction of the Required Lenders) shall have agreed in writing to such Disposition, or (y) in any event, Dispose of any property or asset subject to the mandatory repayment provision in Section 2.05(b)(ii)(1) without applying the Net Proceeds (for this purpose, determined as if the reinvestment cut-off dates in the definition thereof were 12 months and 18 months (instead of 18 months and 24 months, respectively)) in accordance with the terms Section 2.05(b)(ii); provided, that Borrower shall not make any Dispositions of any property or assets which in the aggregate have a total appraised value greater than two hundred fifty million dollars ($250,000,000), unless after giving pro forma effect to any such Disposition of property, the Consolidated Secured Net Leverage Ratio (calculated without giving effect to any provision of this Section 7.11) shall not exceed 4.75:1.00;

(ix)make any Restricted Payment pursuant to Section 7.06(h), 7.06(i), 7.06(l), 7.06(n) or 7.06(o);

(x)make any prepayment, purchase or redemption of any Junior Financing pursuant to Section 7.13(a)(D), (F) and (G); or

(xi)purchase any Term Loans from any Lender pursuant to Section 10.07(k);

(c)    From and after the Closing Date until the date of the delivery of financial statements pursuant to Section 6.01(b) in respect of the fiscal quarter ended March 31, 2021 (the “Covenant Relief Period”), unless one or both of the Applicable Covenant Restriction Fall-Away Conditions have been satisfied at such time, permit the Minimum Required Liquidity as of the last day of any calendar month to be less than $60,000,000.

As used in this Section 7.11, the terms “Cash Collateralized,” “Letters of Credit,” “Revolver Availability”, “Revolving Credit Commitments,” “Revolving Credit Facility,” “Revolving Credit Loans,” and “Swingline Loans” shall have the meaning ascribed to such terms in the Existing Senior Secured Facility.
Section 7.12Fiscal Year.

Make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.
Section 7.13Prepayments, Etc. of certain Indebtedness.

(a)Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments and subject to no Event of Default arising under Section 8.01(a), (f) or (g) then existing or resulting therefrom, AHYDO payments and, in connection with the amendment of any Junior Financing, the payment of related fees (other than in connection with any amendment that reduces or forgives the commitments, outstanding principal amount or effective yield of such Junior Financing) shall be permitted) any (i) Indebtedness permitted pursuant to Section 7.03(v), (ii) Indebtedness subordinated in right of payment incurred under Section 7.03, (iii) any other Indebtedness for borrowed money of a Loan Party that is (x) subordinated in right of payment to the Obligations expressly by its terms or (y) is secured on a junior lien basis to the Liens securing the

Obligations (other than Indebtedness among the Borrower and the Restricted Subsidiaries) or (iv) unsecured Indebtedness in an amount greater than $35,000,000 (in the case of clauses (ii), (iii) and (iv), collectively, “Junior Financing”) except

(A)the refinancing thereof with any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(g), is permitted pursuant to Section 7.03(g)),

(B)the conversion or exchange of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents,

(C)the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary in accordance with the subordination provisions applicable to any such Indebtedness,

(D)repayments, redemptions, purchases, defeasances and other payments in respect of Indebtedness permitted pursuant to Section 7.03(v) and Junior Financings, in each case prior to their respective scheduled maturity in an aggregate amount not to exceed the Available Additional Basket at such time; provided that payments referred to in this clause (D) shall only be permitted so long as (i) no Event of Default then exists or would result therefrom and (ii) after giving effect thereto, the Consolidated Total Net Leverage Ratio (calculated on Pro Forma Basis in accordance with Section 1.08) as of the end of the most recently ended Test Period, is less than or equal to 6.50:1.00,

(E)repayments, redemptions, purchases, defeasances and other payments in respect of Indebtedness permitted pursuant to Section 7.03(v) and Junior Financings, in each case prior to their respective scheduled maturity in an amount of any Excluded Contribution,

(F)other repayments, redemptions, purchases, defeasances and other payments in respect of Indebtedness permitted pursuant to Section 7.03(v) and Junior Financings; provided, that at the time of and after giving effect thereto, (x) the Consolidated First Lien Net Leverage Ratio (calculated on Pro Forma Basis in accordance with Section 1.08) as of the end of the most recently ended Test Period, is less than or equal to 4.50:1.00 and (y) no Event of Default then exists or would result therefrom; and

(G)repayments, redemptions, purchases, defeasances and other payments in respect of Indebtedness permitted pursuant to Section 7.03(v), including fees and expenses related thereto, so long as no Event of Default then exists or would result therefrom.

(b)Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Indebtedness permitted pursuant to Section 7.03(v) or any Junior Financing Documentation, the outstanding principal amount of which is greater than $35,000,000, without the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

Notwithstanding anything to the contrary in any Loan Document, the Borrower may make regularly scheduled payments of interest and fees on any Indebtedness permitted pursuant to Section 7.03(v) or any Junior Financing, and may make any payments required by the terms of such Indebtedness in order to avoid the application of Section 163(e)(5) of the Code to such Indebtedness.

Section 7.14Permitted Activities.

(a)In the case of the Borrower, (i) directly own any Hotel Real Property or (ii) incur any Liens on direct or indirect Equity Interests of a Material Subsidiary of the Borrower (other than a Non-Recourse Subsidiary) other than non-consensual Liens, those for the benefit of the Secured Obligations and other Indebtedness permitted to be secured on a ratable basis with the Facility.

(b)In the case of Holdings, create, incur, assume or permit to exist any Indebtedness or other material liabilities except (i) the performance of its obligations with respect to Indebtedness under the Loan Documents, the Existing Senior Secured Facility Documents, any Incremental Equivalent Debt, any Permitted Ratio Debt, any Credit Agreement Refinancing Indebtedness and any Indebtedness incurred pursuant to Section 2.14 (or any Permitted Refinancing of any of the foregoing) to the extent such Indebtedness is permitted to be secured on a ratable basis with the Facility, (ii) any Indebtedness subordinated in right of payment to the Obligations expressly by its terms or any unsecured guarantee in respect of such subordinated Indebtedness, provided that such guarantee shall be subordinated to the Obligations to the same extent and on the same terms as the Indebtedness so guaranteed is subordinated to the Obligations, (iii) non-recourse guarantees in respect of Indebtedness of any Subsidiary of Holdings being a sister company of the Borrower, (iv) liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities, including all Holdings Administrative Costs, (v) any Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of any group company (groepsmaatschappij) as described in Section 2:24b of the Dutch Civil Code and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code, (vi) any Indebtedness under Disqualified Equity Interests and (v) guarantees of other obligations (other than in relation to any Indebtedness for borrowed money unless limited to customary “bad boy” guarantees in connection with non-recourse guarantees in respect of Indebtedness) in an aggregate amount at any time outstanding not to exceed $75,000,000.

(c)In the case of Holdings, create, incur, assume or permit to exist any Lien (other than non-consensual Liens and those for the benefit of the Secured Obligations and for the benefit of the secured obligations under the Existing Senior Secured Facility Documents) on any Equity Interests of the Borrower directly held by it except Liens in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds or assets maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions.

(d)[Reserved].

(e)[Reserved].

(f)In the case of any Intermediate Holdco, own or acquire any material assets (other than Equity Interests of Subsidiaries of the Borrower, cash or Cash Equivalents or Investments permitted by Section 7.02(c)(i)) or engage in any material operations or business activities; provided that the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of Subsidiaries of the Borrower and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations as a guarantor with respect to the Loan Documents and the Existing Senior Secured Facility Documents or any Permitted Refinancing of any of the foregoing, any intercompany Indebtedness permitted by Section 7.03(d), any Indebtedness subordinated in right of payments to the Obligations expressly by its terms and any other documents governing Indebtedness or guarantees permitted under this Agreement, (iv) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and its Subsidiaries, (v) making Restricted Payments and the receipt of Restricted Payments to the extent permitted by Section 7.06, (vi) providing indemnification to officers and directors, (vii) activities required to comply with applicable Laws, (viii) intercompany receivables relating to asset management and other intercompany arrangements, (ix) cash and Cash Equivalents held for tax planning or other general corporate purposes, and (x) any activities incidental or reasonably related to the foregoing.

(g)In the case of any Intermediate Holdco, create, incur, assume or permit to exist any Indebtedness or other material liabilities except (i) the performance of its obligations with respect to Indebtedness under the Loan Documents, the Existing Senior Secured Facility Documents, any Incremental Equivalent Debt, any Permitted Ratio Debt, any Credit Agreement Refinancing Indebtedness, any intercompany Indebtedness permitted by Section 7.03(d) and any Indebtedness incurred pursuant to Section 2.14 (or any Permitted Refinancing of any of the foregoing) to the extent such Indebtedness is permitted to be secured on a ratable basis with the Facility, (ii) any Indebtedness subordinated in right of payments to the Obligations expressly by its terms or any unsecured guarantee in respect of such subordinated Indebtedness, provided that such guarantee shall be subordinated to the Obligations to the same extent and on the same terms as the Indebtedness so guaranteed is subordinated to the Obligations, (iii) other unsecured Indebtedness in an aggregate principal amount for all Intermediate Holdcos not exceeding $35,000,000 at any time outstanding, (iv) guarantee obligations in respect of Indebtedness of the Borrower and its Restricted Subsidiaries permitted under Section 7.03, including any Permitted Refinancing of any of the foregoing; provided that the aggregate principal amount for all Indebtedness permitted to be guaranteed under this clause (iv) shall not exceed for all Intermediate Holdcos $35,000,000 at any time outstanding, (v) intercompany payables relating to asset management and other intercompany arrangements, (vi) if applicable, liabilities relating to participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and its Subsidiaries, (vii) liabilities relating to providing indemnification to officers and directors, and (viii) liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities.

Section 7.15Amendment of Existing Senior Secured Facility.

Agree to any material amendment, restatement, supplement or other modification to the Existing Senior Secured Facility or any Existing Senior Secured Facility Document after the Closing Date that would be materially adverse to the Lenders hereunder unless the Lenders have given their prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). For the avoidance of doubt, any amendment to the Existing Senior Secured Facility or any Existing Senior Secured Facility Document that would have the effect of granting a Lien to either agent thereunder, so long as such Lien is also granted to the Administrative Agent or Mexican Collateral Agent on behalf of the Lenders hereunder, shall not be considered materially adverse to the Lenders hereunder.
Section 7.16Center of Main Interest and Establishment.

In the case of any Loan Party incorporated under the laws of the Netherlands, without the prior written consent of the Administrative Agent, take any action that shall cause its center of main interest (as that term is used in section 3(1) of the European Insolvency Regulation) to be situated outside of its jurisdiction of incorporation, or cause it to have an “establishment” (as that term is used in section 2(h) of the European Insolvency Regulation) situated outside of its jurisdiction of incorporation.

Section 7.17Corporate Separateness.

Neither the Borrower nor any Restricted Subsidiary will make any payment to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary (other than tax or other payments to Governmental Authorities for which payments are generally made with respect to a consolidated group and except for payments made in respect of Investments otherwise permitted hereunder).
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

Section 8.01Events of Default.

Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):
(a)Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan , or (ii) within five Business Days after the same becomes due, any interest on any Loan, any fees or other amounts payable hereunder or with respect to any other Loan Document; or

(b)Specific Covenants. The Borrower or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to the Borrower), 7.01(b)(iii) or Article VII; provided that the financial covenant in Section 7.11 is subject to cure pursuant to Section 8.04; provided further that no breach or default by any Loan Party under Section 7.11 will constitute an Event of Default with respect to the Term A2 Loans or Term A3 Loans or any Incremental Term Loans unless and until the Required Class Lenders in respect of the Term A1 Loans have accelerated the Term A1 Loans and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations in respect of the Term A1 Loans; or

(c)Other Defaults. The Borrower or any Restricted Subsidiary fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), (b) or (d)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d)Representations and Warranties. Subject to Section 4.02(a) as to the representations and warranties of each Loan Party made on the Closing Date, any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect (or, in the case of any representation and warranty qualified by materiality, in all respects) when made or deemed made; or

(e)Cross-Default. The Borrower or any Restricted Subsidiary that is a Material Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Recourse Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount of not less than $35,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by the Borrower or any Restricted Subsidiary), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (after giving effect to any waiver, amendment, cure or grace period), with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that (1) such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02 and (2) this clause (B) shall not apply to any Indebtedness that becomes due as a result of (x) mandatory prepayments resulting from (x) Dispositions, (y) Casualty Events, or (z) excess cash flow or any similar concept or (y) the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f)Insolvency Proceedings, Etc. Other than with respect to any dissolutions otherwise permitted hereunder, any Loan Party, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, conciliador, visitador, síndico, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, conciliador, visitador, síndico, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 consecutive calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment. (i) Any Loan Party, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not satisfied, released, vacated, discharged, stayed or fully bonded within sixty (60) days after its issue or levy; or

(h)Judgments. There is entered against the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, a final judgment or order for the payment of money in an aggregate amount exceeding $35,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not deny coverage; and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or

(i)Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent, the Mexican Collateral Agent or any Lender which does not arise from a breach by a Loan Party of its obligations under the Loan Documents or Payment in Full, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of Payment in Full), or purports in writing to revoke or rescind any Loan Document (other than in accordance with its terms); or

(j)Change of Control. There occurs any Change of Control; or

(k)Collateral Documents. Any Collateral Document (including after delivery thereof pursuant to Section 4.01, 6.11 or 6.13) shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or the requirements of the applicable Collateral Document or results from the failure of the Administrative Agent or the Mexican Collateral Agent, as applicable, to maintain possession of certificates actually delivered to it representing securities or negotiable instruments pledged under the Collateral Documents which does not arise from a breach by a Loan Party of its obligations under the Loan Documents or to file Uniform Commercial Code continuation statements (or similar filings outside the United States) or take other required actions; or

(l)ERISA. An ERISA Event occurs which has resulted in or could reasonably be expected to result in liability of the Borrower or a Restricted Subsidiary in an aggregate amount that has resulted in or will result in a Material Adverse Effect.

Section 8.02Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent, at the request of the Required Lenders (or, in the case of an Event of Default under Section 8.01(b) arising as a result of a breach or default under Section 7.11, the Required Class Lenders in respect of the Term A1 Loans), shall take any or all of the following actions (or, in the case of such an Event of Default arising as a result of a breach or default under Section 7.11, the actions specified in clauses (a), (b) and (c) below with respect to the Term A1 Loans):
(a)declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower (to the extent permitted by applicable law);

(c)[reserved]; and

(d)exercise (or cause the Mexican Collateral Agent to exercise) on behalf of itself and the Secured Parties all rights and remedies available to it and the Lenders under the other Secured Parties or applicable Law;

provided that upon the entry of an order for relief with respect to Borrower under the U.S. Bankruptcy Code or any other Debtor Relief Laws, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent or the Mexican Collateral Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent and the Mexican Collateral Agent in their respective capacities as such hereunder;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders hereunder (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent, the Mexican Collateral Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations then earned, due and payable have been paid in full, to the Borrower or as otherwise required by Law.
Section 8.04Borrower’s Right to Cure.

Notwithstanding anything to the contrary contained in Section 8.01 or Section 8.02:
(a)For the purpose of determining whether an Event of Default under Section 7.11 has occurred, the Borrower may on one or more occasions designate any portion of the net cash proceeds from a sale or issuance of Qualified Equity Interests of the Borrower or any cash contribution to the common capital of the Borrower (the “Cure Amount”) as an increase to Consolidated EBITDA for the applicable fiscal quarter; provided that (A) such amounts to be designated (i) are actually received by the Borrower after the last day of the applicable fiscal quarter and before the twentieth Business Day after the date on which financial statements are required to be delivered with respect to such fiscal quarter (the “Cure Expiration Date”) and (ii) do not exceed the aggregate amount necessary to cure any Event of Default under Section 7.11 as of such date and (B) the Borrower shall have provided notice (the “Notice of Intent to Cure”) to the Administrative Agent that such amounts are designated as a “Cure Amount” (it being understood that to the extent such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such Net Proceeds that is designated as the Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure any

Event of Default under Section 7.11 is less than the full amount of such originally designated amount). The Cure Amount used to calculate Consolidated EBITDA for one fiscal quarter shall be used and included when calculating Consolidated EBITDA for each Test Period that includes such fiscal quarter.

(b)The parties hereby acknowledge that this Section 8.04 may not be relied on for purposes of calculating any financial ratios other than as applicable to determining actual compliance with Section 7.11 (and not Pro Forma Compliance with Section 7.11 that is required by another provision of this Agreement) (and shall not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to Section 2.14 or any amount permitted pursuant to any covenant under Article VII) and shall not result in any adjustment to any amounts (including the amount of Indebtedness (directly or indirectly)) other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence for any fiscal quarter in which such an amount is included in the calculation of Consolidated EBITDA.

(c)In furtherance of Section 8.04(a) above, (i) upon actual receipt and designation of the Cure Amount by the Borrower, the covenant under Section 7.11 shall be deemed retroactively cured with the same effect as though there had been no failure to comply with the covenant under such Section 7.11 and any Event of Default or potential Event of Default under Section 7.11 shall be deemed not to have occurred for purposes of the Loan Documents, and (ii) neither the Administrative Agent, the Mexican Collateral Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under Section 7.11 until and unless the Cure Expiration Date has occurred without the Cure Amount having been received and designated.

(d)In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no cure right set forth in this Section 8.04 is exercised.

(e)There can be no more than five fiscal quarters in which the cure rights set forth in this Section 8.04 are exercised during the term of the Facilities.

(f)There shall be no pro forma reduction in Indebtedness (directly or by way of netting) with the Cure Amount for determining compliance with Section 7.11 for the fiscal quarter with respect to which such Cure Amount was made.

ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01Appointment and Authority.

(a)Each of the Lenders hereby irrevocably appoints CORTLAND CAPITAL MARKET SERVICES LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental or related thereto.

(b)Subject to paragraph (c) below, the Administrative Agent shall also act as a “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including the Section 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Any entity holding Collateral for and on behalf of the Administrative Agent in its role as a collateral Agent shall be deemed to be appointed as a sub‑agent of the Administrative Agent in accordance with the provisions of Section 9.05.

(c)Each of the Lenders and the Administrative Agent hereby irrevocably appoints Acquiom Agency Services LLC (which, to the extent that any action hereunder is taken or may be required to be taken in Mexico by the Mexican Collateral Agent, it shall be deemed a comisión mercantil granted in accordance with Articles 273 and 274 and other applicable provisions of the Commerce Code of Mexico (Código de Comercio) to act on behalf of the Secured Parties as the Mexican Collateral Agent hereunder and under the Loan Documents, including the Mexican Collateral Documents, and authorizes the Mexican Collateral Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Mexican Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Mexican Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Mexican Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Mexican Collateral (or any portion thereof) granted under the Mexican Collateral Documents or for exercising any rights and remedies thereunder at the direction of the Mexican Collateral Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including the Section 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “Mexican collateral agent” under the Mexican Collateral Documents as if set forth in full herein with respect thereto. Any entity holding Mexican Collateral for and on behalf of the Mexican Collateral Agent in its role as a Mexican collateral agent shall be deemed to be appointed as a sub agent of the Mexican Collateral Agent in accordance with the provisions of Section 9.05. While the Mexican Collateral Agent has the rights set forth herein or in the other Loan Documents, it shall only act (or refrain from acting) at the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), or the Administrative Agent (acting at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents)).

(d)Except as provided in Sections 9.06 and 9.10, the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Mexican Collateral Agent and the Lenders, and no Loan Party has rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Mexican Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.02Rights as a Lender.

The Person serving as the Administrative Agent or as the Mexican Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Mexican Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or as the Mexican Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Mexican Collateral Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.03Exculpatory Provisions.

None of the Administrative Agent or the Mexican Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other relevant Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, none of the Administrative Agent or the Mexican Collateral Agent:
(a)shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other relevant Loan Documents that the Administrative Agent or the Mexican Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that none of the Administrative Agent or the Mexican Collateral Agent shall be required to take any action that, in its respective opinion or the opinion of counsel, may expose the Administrative Agent or the Mexican Collateral Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, or otherwise be in conflict with any other applicable law or regulation; and

(c)shall, except as expressly set forth herein and in the other relevant Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or as the Mexican Collateral Agent or any of their respective Affiliates in any capacity.

None of the Administrative Agent or the Mexican Collateral Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Mexican Collateral Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, provided, that, no action taken or not taken by the Administrative Agent or the Mexican Collateral Agent with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Mexican Collateral Agent shall believe in good faith shall be necessary, under the circumstances) shall be considered gross negligence or willful misconduct of the Administrative Agent or the Mexican Collateral Agent. None of the Administrative Agent or the Mexican Collateral Agent shall be deemed to have knowledge of any Default unless and until written notice conspicuously labeled as a “notice of default” describing such Default is given in writing to the Administrative Agent or, as applicable, the Mexican Collateral Agent by the Borrower, a Lender, the Administrative Agent or the Mexican Collateral Agent. Further, the Mexican Collateral Agent shall have no liability or responsibility for any action or inaction of the Administrative Agent (or any other party) nor shall it have any liability or responsibility to perform any of duties of the Administrative Agent.

None of the Administrative Agent or the Mexican Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and/or, as applicable, the Mexican Collateral Agent.
Section 9.04Reliance by Agents.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.05Delegation of Duties.

Each of the Administrative Agent and the Mexican Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more agents or sub-agents appointed by the Administrative Agent or, as applicable, the Mexican Collateral Agent. Each of the Administrative Agent, the Mexican Collateral Agent and any agents or sub-agent of the foregoing may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory and indemnification provisions of this Article IX shall apply to any such agents or sub-agent and to the Related Parties of any such agents or sub-agent and the Administrative Agent and/or, as applicable, the Mexican Collateral Agent. None of the Administrative Agent or the Mexican Collateral Agent shall be responsible for the negligence or misconduct of any agents or sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent or, as applicable, the Mexican Collateral Agent acted with gross negligence or willful misconduct in the selection of such agents or sub-agents. Notwithstanding anything herein to the contrary, with respect to each agent or sub-agent appointed by an Agent, (i) such agent or sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such agent or sub-agent, and (iii) such agent or sub-agent shall only have obligations to the applicable Agent and not to any

Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such agent or sub-agent.
Section 9.06Resignation of Administrative Agent and Mexican Collateral Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Mexican Collateral Agent and the Borrower and such notice shall also be effective in respect of its role as collateral agent unless the Administrative Agent otherwise agrees in writing. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (other than during the continuation of an Event of Default under Section 8.01(a), (f) or (g)), which consent shall not be unreasonably withheld or delayed, to appoint a successor, which shall be a commercial bank organized under the laws of the United States (or any State thereof), in each case, having combined capital and surplus of at least $1,000,000,000, with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall by agreed by the Required Lenders) (the “AA Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Mexican Collateral Agent, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the AA Resignation Effective Date. Parties hereto acknowledge and agree that, for purposes of any right of pledge governed by Netherlands or Curaçao law, any resignation by the Administrative Agent shall be effective from the AA Resignation Effective Date and the Administrative Agent shall be discharged from its duties and obligations under the Parallel Debt (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Mexican Collateral Agent under the Parallel Debt, the retiring Administrative Agent shall continue to hold such collateral security solely as gratuitous bailee until such time as a successor Administrative Agent is appointed). The Administrative Agent will reasonably cooperate in assigning or transferring its rights and obligations under the Parallel Debt to any such successor Administrative Agent and will reasonably cooperate in transferring all rights under any Collateral Document governed by Netherlands or Curaçao law (as the case may be) to such successor Administrative Agent.

(b)With effect from the AA Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Mexican Collateral Agent under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security solely as gratuitous bailee until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than as provided in Section 3.01 and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the AA Resignation Effective Date), and the retiring Administrative Agent shall (to the extent not already discharged as provided above) be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the

Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(c)[Reserved].

(d)The Mexican Collateral Agent may at any time give notice of its resignation to the Lenders, the Administrative Agent and the Borrower. Upon receipt of any such notice of resignation the Required Lenders shall have the right, with the consent of the Borrower (other than during the continuation of an Event of Default under Section 8.01(a), (f) or (g)) and the Administrative Agent, which consent shall not, in each case, be unreasonably withheld or delayed, to appoint a successor, which shall be a commercial bank or trust company organized under the laws of the United States of America (or any State thereof) or the United States of Mexico (or any State thereof). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Mexican Collateral Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders), then the retiring Mexican Collateral Agent may (but shall not be obligated to for its resignation to remain effective) on behalf of the Lenders and the Administrative Agent, appoint a successor Mexican Collateral Agent meeting the qualifications set forth above but in any event, at such time, the retiring Mexican Collateral Agent shall be fully discharged from all of its duties and obligations hereunder and under the other Loan Documents, including the Mexican Collateral Documents. Until a successor Mexican Collateral Agent is appointed and accepts the role as successor Mexican Collateral Agent, the retiring Mexican Collateral Agent may, but is not obligated to, continue to hold any collateral under or in connection with the Mexican Collateral Documents as a bailee for the Secured Parties for a period acceptable to the retiring Mexican Collateral Agent without any further obligation under the Loan Documents.

(e)Upon the acceptance of a successor’s appointment as Mexican Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Mexican Collateral Agent (other than as provided in Section 3.01 and other than any rights to indemnity payments or other amounts owed to the retiring Mexican Collateral Agent). The fees payable by the Borrower to a successor Mexican Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Mexican Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Mexican Collateral Agent, its agents, sub-agents and their respective Related Parties. The retiring Mexican Collateral Agent shall have no liability or responsibility for the action or inaction of any successor Mexican Collateral Agent.

(f)Notwithstanding anything herein to the contrary, the Mexican Collateral Agent may assign its rights and duties as Mexican Collateral Agent hereunder to an Affiliate of the Mexican Collateral Agent, without the prior written consent of, or prior written notice to, the Borrower, the Administrative Agent or the Lenders; provided, that the Borrower, the Administrative Agent and the Lenders may deem and treat such assigning Mexican Collateral Agent as Mexican Collateral Agent for all purposes hereof, unless and until such assigning Mexican Collateral Agent provides written notice to the Borrower, the Administrative Agent and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Mexican Collateral Agent hereunder and under the other Loan Documents.

Section 9.07Non-Reliance on Agents and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility or liability with respect to the accuracy of or the completeness of any information provided to Lenders.
Section 9.08No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Mexican Collateral Agent (which powers, duties or responsibilities are expressly specified herein and in the other Loan Documents) or a Lender hereunder.
Section 9.09Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections  2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c)and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding. For the avoidance of doubt, the Mexican Collateral Agent may file a proof of claim, as necessary, on its own behalf in any proceeding involving the transactions contemplated hereunder.
Section 9.10Collateral and Guaranty Matters.

Each of the Lenders irrevocably agrees:
(a)that any Lien on any property granted to or held by the Administrative Agent or the Mexican Collateral Agent under any Loan Document shall be automatically released (i) upon Payment in Full, (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than the Borrower or any of its Restricted Subsidiaries that are Guarantors, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor (or if the equity interest of a Guarantor are the subject of such Disposition), upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 9.10(c) below or (v) with respect to any asset that is or becomes an Excluded Asset;

(b)to subordinate any Lien on any property granted to or held by the Administrative Agent or the Mexican Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted to be senior to the Liens securing the Secured Obligations pursuant to Section 7.01(b), (u), (w), (aa) and (bb) and (ii); and

(c)that any Subsidiary Guarantor (and the pledge of any equity interests in such Guarantor) shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary (other than with respect to clause (g) of the definition of Excluded Subsidiary) as a result of a transaction or designation permitted hereunder.

Upon request by the Administrative Agent or the Mexican Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or, as applicable, the Mexican Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10 or Section 11.09. In each case as specified in this Section 9.10, the Administrative Agent or, as applicable, the Mexican Collateral Agent will, upon the Borrower’s request and at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
None of the Administrative Agent or the Mexican Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral or the Mexican Collateral, as applicable, the existence, priority or perfection of the Administrative Agent’s or, as applicable, the Mexican Collateral Agent’s Lien thereon, or any certificate prepared by the Borrower or any of their Restricted Subsidiaries in connection therewith, nor shall the Administrative Agent or the Mexican Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral or the Mexican Collateral, as applicable, or lien thereon or perfection thereof. The Mexican Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Mexican Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Mexican Collateral Agent deals with similar property for its own account (which shall in no event be less than commercially reasonable custody, safekeeping and physical preservation) and the Mexican Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Mexican Collateral by reason of the act or omission of any agent selected by the Mexican Collateral Agent in good faith.
Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each other Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or Mexican Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the other Loan Documents may be exercised solely by the Administrative Agent or the Mexican Collateral Agent, as applicable, for the benefit of Secured Parties in accordance with the terms hereof and thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent or the Mexican Collateral Agent, as applicable, on any of the Collateral or the Mexican Collateral, as applicable, pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii), or otherwise of the Bankruptcy Code), the Administrative Agent, the Mexican Collateral Agent or any Lender may be the purchaser of any or all of such Collateral or Mexican Collateral, as applicable, at any such sale or disposition and the Administrative Agent or the Mexican Collateral Agent, as applicable, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral or the Mexican Collateral, as applicable, sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent or the Mexican Collateral Agent at such sale or other disposition.
Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral or the Mexican Collateral, as applicable, in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a Secured Party with possession or control has priority over the security interest of another Secured Party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral or Mexican Collateral, as applicable, for the benefit of the other Secured Parties, except as otherwise expressly provided in this Agreement. Should any Lender obtain possession or control of any such Collateral or Mexican Collateral, as applicable, such Lender shall notify the Administrative Agent or the Collateral Agent thereof, as applicable, and, promptly upon the Administrative Agent’s or the Mexican Collateral Agent’s request therefor shall deliver such Collateral or Mexican Collateral, as applicable, to the Administrative Agent or the Mexican Collateral Agent, as applicable, or in accordance with the Administrative Agent’s or Mexican Collateral Agent’s instructions. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.
Section 9.11[Reserved].

Section 9.12Withholding Tax.

To the extent required by any applicable Laws (including for this purpose, pursuant to any agreements entered into with a Governmental Authority), the Agents may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that an Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or, as applicable, the Mexican Collateral Agent shall be conclusive absent manifest error. Each Lender shall provide such certificate, document or other information that is required by Law or requested by the relevant Agent as is necessary for such Agent to determine the amount of any applicable withholding (or exemption) or to comply with any applicable information reporting requirements and hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to such Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent or, as applicable, the Mexican Collateral Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
Section 9.13Intercreditor Agreements.

Each of the Administrative Agent and the Mexican Collateral Agent is authorized to enter into any Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, and extensions, restructuring, renewals, replacements of, such agreements in connection with the incurrence by any Loan Party of any Permitted First Priority Refinancing Debt or any Permitted Junior Priority Refinancing Debt, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by the Borrower or relevant Restricted Subsidiary, to the extent such priority is permitted by the Loan Documents)), and the Lenders acknowledge that any Intercreditor Agreement will be binding upon them. Each Lender hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement and hereby authorizes and instructs each of the Administrative Agent and the Mexican Collateral Agent to enter into, if applicable, any Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Permitted First Priority Refinancing Debt or any Permitted Junior Priority Refinancing Debt, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by the Borrower or relevant Restricted Subsidiary, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to any potential provider of any Permitted First Priority Refinancing Debt or any Permitted Junior Priority Refinancing Debt to extend credit to the Borrower and such Persons are intended third-party beneficiaries of such provisions.
Section 9.14Survival.

This Article IX shall survive the payment in full of the Obligations.

Section 9.15Indemnification.

The Lenders agree to indemnify and hold harmless the Administrative Agent, its Agent-Related Persons, and their respective controlled Affiliates and controlling Persons, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing and their respective successors (collectively, the “Agent Indemnitees”) and the Mexican Collateral Agent, its Agent-Related Persons and their respective controlled Affiliates and controlling Persons, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing and their respective successors (collectively, the “Mexican Collateral Agent Indemnitees”) in its capacity as such (to the extent not timely indemnified by any Loan Party and without limiting the obligation of the Loan Parties to do so), each in an amount equal to its Pro Rata Share (based on its applicable outstanding Loans in effect on the date on which indemnification is sought under this Section 9.15 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date)) thereof, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket and expenses of a primary counsel for the Agent Indemnitees, taken as a whole, and a primary counsel for the Mexican Collateral Agent Indemnitees, taken as a whole (and if reasonably necessary, a single local counsel in each appropriate jurisdiction with the Agent Indemnitees, taken as a whole, and a single local counsel in each appropriate jurisdiction for the Mexican Collateral Agent Indemnitees, taken as a whole), or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against any Indemnitee in any way relating to or arising out of this Agreement, any Intercreditor Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Indemnitee under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s or Mexican Collateral Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section 9.15 shall survive the payment of the Loans and all other amounts payable hereunder and the resignation or removal of any Agent. Without limiting the foregoing, each Lender shall promptly following written demand therefor, pay or reimburse the Administrative Agent and the Mexican Collateral Agent based on and to the extent of such Lender’s pro rata share of all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement, the Intercreditor Agreement or the other Loan Documents (including all such out-of-pocket costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective fees, charges and disbursements of a primary counsel and local counsel for the Agent Indemnitees and a primary counsel and local counsel for the Mexican Collateral Agent Indemnitees, to the extent that the Agent Indemnitees and the Mexican Collateral Agent Indemnitees, as applicable, are not timely reimbursed for such expenses by or on behalf of the Borrower (solely to the extent, in each case, that the Borrower is required to so indemnify and hold harmless the Administrative Agent Indemnitees and the Mexican Collateral Agent Indemnitees pursuant to (and subject to the limitations of) Section 10.05). The agreements in this Section 9.15 shall survive the payment of the Loans and all other amounts payable hereunder and the resignation or removal of any Agent.
Section 9.16ERISA Representation.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii)transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)    none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)no fee or other compensation is being paid directly to the Administrative Agent or any its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)The Administrative Agent hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

For the purposes of this Section 9.16:
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”; and
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“PET” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
ARTICLE X
MISCELLANEOUS

Section 10.01Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent and the Required Lenders (or by

the Administrative Agent or the Mexican Collateral Agent, as applicable, with the consent of the Required Lenders) (other than with respect to any amendment or waiver contemplated in Sections 10.01(a) through (h) below, which shall only require the consent of the Administrative Agent and Lenders expressly set forth therein and not Required Lenders) and the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:
(a)extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent set forth in Section 4.01 or 4.02, or the waiver (or amendment to the terms) of any Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitments shall not constitute such an extension or increase);

(b)postpone any date scheduled for, or reduce the amount of, any payment of principal (including final maturity), interest or fees under Section 2.07, 2.08 or 2.09, respectively, without the written consent of each Lender directly and adversely affected thereby (it being understood that the waiver (or amendment to the terms) of any mandatory prepayment of the Loans or any obligation of the Borrower to pay interest at the Default Rate, any Default or Event of Default, mandatory prepayment or mandatory reduction of any Commitments shall not constitute such a postponement of any date scheduled for the payment of principal or interest and it further being understood that any change to the definitions of “Consolidated Total Net Leverage Ratio” or the component definitions thereof shall not constitute a postponement of such scheduled payment);

(c)reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or extend the timing of payments of such fees or other amounts) without the written consent of each Lender directly and adversely affected thereby (it being understood that (i) the waiver of (or amendment to the terms of) any obligation of the Borrower to pay interest at the Default Rate, any mandatory prepayment of the Loans or mandatory reduction of any Commitments or any Default or Event of Default shall not constitute such a reduction and it further being understood that (ii) any change to the definitions of “Consolidated Total Net Leverage Ratio” or the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(d)change any provision of Section 2.12(a), 2.13 or 8.03 or the definition of “Pro Rata Share” in any manner that would alter the pro rata sharing of payments or other amounts required thereby, without the written consent of each Lender directly and adversely affected thereby; provided that modifications to Section 2.12(a), 2.13 or 8.03 or the definition of “Pro Rata Share” in connection with (x) any buy back of Term Loans by Holdings pursuant to Section 10.07(k), (y) any Incremental Amendment or (z) any Extension Amendment, in each case, shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders;

(e)change any provision of (i) this Section 10.01 or (ii) the definition of “Required Lenders”, “Required Class Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents to reduce the percentage set forth therein, without the written consent of each Lender directly and adversely affected thereby (it being understood that, with the consent of the Required Lenders (if such consent is otherwise required) or the Administrative Agent or the Mexican Collateral Agent, as applicable (if the consent of the Required Lenders is not otherwise required), additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders, as applicable, on substantially the same basis as the Term Commitments);

(f)other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g)other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Guarantors, without the written consent of each Lender; or

(h)amend, modify or waive any provision relating to the application of any voluntary or mandatory prepayment or commitment reduction that results in a given Class being allocated a lesser prepayment, repayment or commitment reduction than such Class would otherwise have been entitled to in the absence of such amendment, modification or waiver, without the consent of the Required Class Lenders for such affected Class (it being understood, however, that the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Classes, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered);

provided, further, that (i) [reserved]; (ii) [reserved]; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Mexican Collateral Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Mexican Collateral Agent under this Agreement or any other Loan Document; (v) [reserved]; (vi) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (vii) (x) no Lender consent is required to effect an Incremental Amendment, Refinancing Amendment or Extension Amendment (except as expressly provided in Sections 2.14, 2.15, or 2.16, as applicable) or to effect any amendment expressly contemplated by Section 7.12 and (y) in connection with an amendment that addresses solely a re-pricing transaction (including any amendments to Section 2.09 and related provisions) in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower All-In Yield (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything herein to the contrary, solely with the consent of the Required Class Lenders in respect of the Term A1 Loans (but without the consent of the Required Lenders or any other Lender), (1) any such agreement may (x) waive, amend or modify Section 7.11 (other than, in the case of Section 7.11, for purposes of determining compliance with such Section as a condition to taking any action under this Agreement).
Notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Commitment or any Permitted First Priority Refinancing Debt or any Permitted Junior Priority Refinancing Debt or the Existing Senior Secured Facility, for the purpose of adding the holders of such Indebtedness (or their Senior Representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of such Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Mexican Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Mexican Collateral Agent, as applicable.
Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the outstanding Term Loans of any Class (“Refinanced Term Loans”) with one or more tranches of replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus (x) any additional amounts permitted to be incurred under Section 7.03(a), (g), (m), (s) and/or (x) and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 7.01 plus (y) the amount of accrued interest and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith), (b) the All-In Yield with respect such Replacement Term Loans shall be determined by the Borrower and the lenders providing such Replacement Term Loans, (c) the Weighted Average Life to Maturity of Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Term Loans prior to the time of such incurrence), (d) no Default under Section 8.01(a) or 8.01(f) or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of the relevant Replacement Term Loans, (e) such Replacement Term Loan shall be pari passu in payment and right of security with respect to the Collateral with the remaining portion of the Initial Term Loans or Incremental Term Loans; provided that the Replacement Term Loans shall be incurred by the same Borrower that incurred the Replacement Term Loans being refinanced or replaced; provided, further that the Replacement Term Loans that are junior in payment and right of security with respect to the Collateral shall be subject to a customary intercreditor agreement or an intercreditor agreement the terms of which shall be reasonably satisfactory to the Administrative Agent and the Borrower, (f) such Replacement Term Loans may not be secured by any assets other than Collateral, (g) such Replacement Term Loans may not be guaranteed by any Person other than one or more Loan Parties, (h) such Replacement Term Loans may participate on a pro rata basis or less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayment or prepayments in respect of the Initial Term Loans (and any Incremental Term Loans then subject to ratable repayment requirements) as agreed by the Borrower and the Lenders providing the relevant Replacement Term Loans and (i) all other terms applicable to such Replacement Term Loans shall be (x) substantially identical to, or not materially more restrictive to the Borrower when taken as a whole (as determined in reasonable good faith by the Borrower) than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Term Loans in effect immediately prior to such refinancing, provided that, if any financial maintenance covenant is added for the benefit of such Replacement Term Loan, such provisions shall also be applicable to the remaining portion of the Initial Term Loans or Incremental Term Loans, as applicable or (y) such terms shall be current market terms for such type of Indebtedness (as determined in reasonable good faith by the Borrower).

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by the Loan Parties or the Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
Notwithstanding anything to the contrary contained in Section 10.01, if at any time after the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.
Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
Section 10.02Notices and Other Communications; Facsimile Copies.

(a)Notices; Effectiveness; Electronic Communications.

(i)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(a)(ii)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(A)if to the Borrower, the Administrative Agent or the Mexican Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(B)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(a)(ii) shall be effective as provided in such Section 10.02(a)(ii).
(ii)Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Mexican Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(b)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Mexican Collateral Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party (or its representatives); provided, however, that in no event shall any Person have any liability to any other Person hereunder for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages); provided that nothing in this sentence shall limit any Loan Party’s indemnification obligations set forth herein.

(c)Change of Address, Etc. The Borrower, the Administrative Agent and the Mexican Collateral Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Mexican Collateral Agent. In addition, each Lender agrees to notify each of the Administrative Agent and the Mexican Collateral Agent from time to time to ensure that the Administrative Agent and the Mexican Collateral Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to the Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information.

(d)Reliance by Administrative Agent, Mexican Collateral Agent and Lenders. The Administrative Agent, the Mexican Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices or Conversion or Continuation Notice) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Mexican Collateral Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in accordance with Section 10.05 hereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03No Waiver; Cumulative Remedies.

No failure by any Lender, the Administrative Agent or the Mexican Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Section 10.04Attorney Costs and Expenses.

The Borrower agrees (a) to pay or reimburse the Lenders, the Administrative Agent, the Mexican Collateral Agent and their respective Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, which, individually for each of the Lenders, the Administrative Agent and the Mexican Collateral Agent, shall be limited to one primary counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction and one specialty counsel in each applicable specialty and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant Jurisdiction or specialty to each group of similarly affected parties and (b) to pay or reimburse the Administrative Agent, the Mexican Collateral Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or protection of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs, which shall be limited to (1) Attorney Costs of one counsel to each of the Administrative Agent, the Mexican Collateral Agent individually and, if reasonably necessary, one local counsel in each relevant jurisdiction and one specialty counsel in each applicable specialty and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction or specialty to each group of similarly affected parties) and (2) Attorney Costs of one primary counsel and one local counsel in each relevant jurisdiction to the Required Lenders (taken as a whole) and, if reasonably necessary, one local counsel in each relevant jurisdiction and one specialty counsel in each applicable specialty and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction or specialty to each group of similarly affected parties. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within 30 days following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail; provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three Business Days of the Closing Date. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent costs and expenses arising from any non-Tax claim.
Section 10.05Indemnification by the Borrower.

The Loan Parties shall jointly and severally indemnify and hold harmless the Agent Indemnitees, the Mexican Collateral Agent Indemnitees, each Lender and their respective controlled Affiliates and controlling Persons, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing and their respective successors (collectively the “Lender Indemnitees”; and together with the Agent Indemnitees and the Mexican Collateral Agent Indemnitees, collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel each to all Agent Indemnitees taken as a whole, all Mexican Collateral Agent Indemnitees taken as a whole, and all Lender Indemnitees taken as a whole and, if reasonably necessary, one local counsel each in each relevant jurisdiction for the Agent Indemnitees taken as a whole, the Mexican Collateral Agent Indemnitees taken as a whole, and the Lender Indemnitees taken as a whole, and one specialty counsel for all Indemnitees taken as a whole in each applicable specialty and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction or specialty to each group of similarly affected Indemnitees), joint or several, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of this Agreement, the Intercreditor Agreement or any other Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability of the Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Borrower or any other person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its controlled Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (y) any dispute solely among Indemnitees other than any claims arising from such Indemnitee’s administration of or performance under this Agreement, any Intercreditor Agreement or any other Loan Document or the enforcement of any provision thereunder. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, any Intercreditor Agreement or any other Loan Document, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or its officers, directors, employees of Affiliates), (or its respective officers, directors, employees or Affiliates), nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement, any Intercreditor Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); it being agreed that this sentence shall not limit the indemnification obligations of the Borrower or any Subsidiary (including, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any Intercreditor Agreement or any of the other Loan Documents are consummated. By accepting the benefits hereof, each Indemnitee agrees to refund and return any and all amounts paid by the Borrower to such Indemnitee to the extent items in clauses (w) through (y) above occur. All amounts due under this Section 10.05 shall be paid within 10 days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation or removal of the Administrative Agent or the Mexican Collateral Agent, as applicable, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.
Section 10.06Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Mexican Collateral Agent or any Lender, or the Administrative Agent, the Mexican Collateral Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Mexican Collateral Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent or, as applicable, the Mexican Collateral Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or, as applicable, the Mexican Collateral Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Payment in Full.
Section 10.07Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such Assignee, an “Eligible Assignee”) and in the case of any Assignee that is Holdings, Section 10.07(k), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender, (ii) a natural Person or (iii) an Equity Investor or an Affiliate of an Equity Investor, or (iv) Holdings, the Borrower or any of their respective Subsidiaries (except in the case of an assignment of Loans to Holdings pursuant to Section 10.07(k)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in Section 10.07(b)(ii) below, any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)the Borrower; provided that no consent of the Borrower shall be required for (i) an assignment of all or a portion of the Term Loans to a Lender or to an Affiliate of a Lender or an Approved Fund thereof, (ii) [reserved], (iii) after the occurrence and during the continuance of an Event of Default under Section 8.01(a), Section 8.01(f), or Section 8.01(g) to any Assignee or (iv) [reserved]; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) [reserved], (iii) from an Agent to its Affiliates or (iv) of all or a portion of the Term Loans assigned or purchased pursuant to Section 10.07(k).

Notwithstanding the foregoing or anything to the contrary set forth herein, to the extent any Lender is required to assign any portion of its Commitments, Loans and other rights, duties and obligations hereunder in order to comply with applicable Laws, such assignment may be made by such Lender without the consent of the Borrower, the Administrative Agent or any other party hereto so long as such Lender complies with the requirements of Section 10.07(b)(ii) and provides prior written notice to the Administrative Agent.
(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, and shall be in increments of an amount of $500,000), in excess thereof unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds;

(C)other than in the case of assignments pursuant to Section 10.07(k), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, a properly completed and duly executed IRS Form W-9 (or other applicable tax form) and all other documentation and other information about such assignee as required under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, and such other documents as the Administrative Agent shall reasonably request from such assignee; and

(D)the Assignee shall execute and deliver to the Administrative Agent and the Borrower the forms described in Sections 3.01(e) and 3.01(f) applicable to it.

This Section 10.07(b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.
In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the date that each Assignment and Assumption is recorded in the Register, (1) other than in connection with an assignment pursuant to Section 10.07(k), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.07(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of the Administrative Agent’s Offices a copy of each Assignment and Assumption , and each notice of cancellation of any Loans delivered by the Borrower pursuant to Section 10.07(k) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender (with respect to itself), at any reasonable time and from time to time upon reasonable prior written notice. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(e)Any Lender may at any time, sell participations to any Person (other than a natural person, a Defaulting Lender, an Equity Investor, an Affiliate of an Equity Investor, Holdings, the Borrower or any of their respective Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (h) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f) and a Participant’s compliance with Section 3.01(e) and (f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c) (it being understood that the documentation required under Section 3.01(e) and (f) shall be delivered to the participating Lender). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or part of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place.

(g)Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Section), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except, in the case of Section 3.01, to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed; for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligation to the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)[Reserved].

(k)Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Holdings through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v) or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, open market purchase on a non-pro rata basis, in each case subject to the following:

(i)upon such assignment, transfer or contribution, Holdings shall automatically be deemed to have contributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the capital of Borrower as common equity.

Each Lender participating in any assignment to Holdings acknowledges and agrees that in connection with such assignment, (1) Holdings then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on Holdings, the Borrower or any of their Subsidiaries, the Administrative Agent or any other Agent-Related Persons, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of Holdings, the Borrower or their respective Subsidiaries, the Administrative Agent or any other Agent-Related Persons shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, the Borrower and their respective Subsidiaries, the Administrative Agent and any other Agent-Related Persons, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) that the Excluded Information may not be available to the Administrative Agent or the other Lenders.
(l) Assignment of Loans with respect to the Borrower to any Person shall only be permitted if the person to whom the Loans are assigned is a Non-Public Lender.

(m)The aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased by, or contributed to (in each case, and subsequently cancelled hereunder), Holdings pursuant to Section 10.07(k) and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 2.07(a) shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently cancelled).

(n)Any purchase of Term Loans pursuant to Section 10.07(k) shall not constitute voluntary or mandatory payment or prepayment under this Agreement.

Section 10.08Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates (other than Excluded Affiliates) and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, independent auditors, legal counsel and other advisors on a “need to know basis” (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential); (b) to the extent required or requested by any Governmental Authority or self regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), provided that the Administrative Agent, the Mexican Collateral Agent or such Lender, as applicable, agrees that, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority, it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person unless such notification is prohibited by law, rule or regulation; (c) to the extent required by applicable Laws or regulations or by any subpoena or any legal, judicial or administrative proceeding or similar legal process, provided that the Administrative Agent, the Mexican Collateral Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to (i) any pledgee referred to in Section 10.07(g), (ii) any direct or indirect contractual counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement; or (iii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and their obligations, this Agreement or payments hereunder (other than any Person whom the Borrower has affirmatively denied to provide consent to assignment in accordance with Section 10.07(b)(i)(A)); (f) with the prior written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or other obligation of confidentiality owed to you the Equity Investors or your respective Affiliates or becomes available to the Administrative Agent, the Mexican Collateral Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or any Equity Investor or their respective related parties (so long as such source is not known (after due inquiry) to the Administrative Agent, the Mexican Collateral Agent, such Lender or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party, the Equity Investors or your respective Affiliates); (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; or (i) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 or any other confidentiality obligation owed to any Loan Party or their Affiliates.
Section 10.09Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent or, as applicable, the Mexican Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than escrow, payroll, petty cash, trust and tax accounts) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates, the Administrative Agent or the Mexican Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates, the Administrative Agent or the Mexican Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Mexican Collateral Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent and the Mexican Collateral Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent and the Mexican Collateral Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Mexican Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Mexican Collateral Agent and such Lender may have at Law.
Section 10.10Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 10.11Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.12Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. Subject to Section 10.20, in the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
Section 10.13Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Mexican Collateral Agent and each Lender, regardless of any investigation made by the Administrative Agent, the Mexican Collateral Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Mexican Collateral Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
Section 10.14Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions; provided, that the Lenders shall charge no fee in connection with any such amendment. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 10.15GOVERNING LAW.

(a)THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (EXCEPT AS EXPRESSLY SET FORTH IN ANY SUCH OTHER LOAN DOCUMENTS) SHALL BE

GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN), OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT, THE MEXICAN COLLATERAL AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT, THE MEXICAN COLLATERAL AGENT AND EACH LENDER IRREVOCABLY AND UNCONDITIONALLY (A) RENOUNCES THE  RIGHT TO ANY OTHER JURISDICTIONS AVAILABLE TO THE PARTIES UNDER APPLICABLE LAW, INCLUDING BY VIRTUE OF ITS PRESENT OR FUTURE DOMICILE OR BY ANY OTHER REASON, AND (B) WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE) IN SECTION 10.02, WHICH SHALL BE MADE IN THE MANNER PROVIDED FOR THEREIN. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(c)Each Guarantor incorporated under Mexican law shall appoint Playa Management USA, LLC (the “Process Agent”) (or any successor thereto, as the case may be) as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding arising out of or relating to this Agreement or any other Loan Document. Such service may be made by mailing or delivering a copy of such process to such Guarantor in care of the Process Agent (or any successor thereto, as the case may be) at such Process Agent’s address at 3950 University Drive, Suite 301, Fairfax, Virginia 22030. As long as this Agreement remains in force and any obligation pursuant hereto remains outstanding the relevant Guarantor shall maintain a duly appointed agent, for the receipt of service within the United States of America and shall notify the Administrative Agent, the Mexican Collateral Agent and each Lender of the name and address thereof. If the then existing Process Agent shall cease to serve as agent for the Guarantors incorporated under Mexican law, to receive service of process hereunder, each such Guarantor, shall promptly appoint a successor agent satisfactory to the Administrative Agent. Each Guarantor incorporated under Mexican law, whether party to this Agreement on the date hereof or that may become a Guarantor pursuant to the terms of this Agreement, shall grant an irrevocable special power of attorney for lawsuits and collections (pleitos y cobranzas) before a Mexican notary public in favor of the Process Agent, and deliver to the Administrative Agent (i) an original copy (testimonio) of the public deed containing such power of attorney, and (ii) evidence of the acceptance, duly executed and delivered by such successor Process Agent, of its appointment as agent for service of process, promptly upon appointment thereof.

Section 10.16WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.
Section 10.17Binding Effect.

This Agreement shall become effective when it shall have been executed and delivered by the Loan Parties and each other party hereto and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.
Section 10.18USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act, the Mexican Collateral Agent (for itself and not on behalf of any Lender) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender, the Mexican Collateral Agent or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders, the Mexican Collateral Agent and the Administrative Agent.
Section 10.19No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and Mexican Collateral Agent are arm’s-length commercial transactions between the Loan Parties and their respective

Affiliates, on the one hand, and the Administrative Agent, the Mexican Collateral Agent and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Mexican Collateral Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Mexican Collateral Agent nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Mexican Collateral Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Mexican Collateral Agent nor any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent , the Mexican Collateral Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.20    Intercreditor Agreements.

Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreements, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (c) authorizes and instructs the Administrative Agent and the Mexican Collateral Agent to enter into the Intercreditor Agreements in their roles as Administrative Agent and the Mexican Collateral Agent, respectively. In the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall control.
Section 10.21Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law). Notwithstanding the foregoing, all payments to the Agents or any Lender shall be made in U.S. Dollars or be converted by the Loan Parties into U.S. Dollars at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due.
Section 10.22Waiver of Sovereign Immunity.

Each Loan Party that is incorporated outside the United States, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Loan Party or its respective Subsidiaries or any of its or its respective Subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Loan Party or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from suit, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Loan Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each Loan Party further agrees that the waivers set forth in this Section 10.22 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.
Section 10.23Parallel Debt

(a)Notwithstanding any other provision of any Loan Document, each Loan Party, by way of an independent payment obligation, hereby irrevocably and unconditionally undertakes to pay to the Administrative Agen tor the Mexican Collateral Agent, as applicable, as creditor in its own right and not as representative of the other Secured Parties, sums equal to the aggregate amount payable by such Loan Party in respect of its Corresponding Obligations as and to the extent its Corresponding Obligations fall due for payment or would have fallen due but for any discharge from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve its entitlement to be paid that amount. The payment undertaking of each Loan Party under this Section 10.23(a) is to be referred to as its "Parallel Debt”.

(b)The Parallel Debt will be payable in the currency or currencies of the Corresponding Obligations and will become due and payable as and when and to the extent one or more of the Corresponding Obligations become due and payable. An Event of Default in respect of the Corresponding Obligations shall constitute a default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to the Parallel Debt without any notice being required
(c)
(c)Each Loan Party, the Administrative Agent and the Mexican Collateral Agent acknowledge that the obligations of each Loan Party under paragraph (a) are several and are separate and independent from, and shall not in any way limit or affect, the Corresponding Obligations nor shall the amounts for which each Loan Party is liable under paragraph (a) be limited or affected in any way by its Corresponding Obligations provided that: (x) neither the Administrative Agent nor the Mexican Collateral Agent shall demand payment with regard to the Parallel Debt of each Loan Party to the extent that such Loan Party’s Corresponding Obligations have been irrevocably paid or (in the case of guarantee obligations) discharged and (y) neither the Administrative Agent nor the Mexican Collateral Agent shall demand payment with regard to the Corresponding Obligations of each Loan Party to the extent that such Loan Party’s Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged. The amount which may become payable by the Loan Parties as the Parallel Debt shall never exceed the total of the amounts which are payable under or in connection with the Corresponding Obligations.

(d)Each of the Administrative Agent and the Mexican Collateral Agent acts in its own name and not as trustee and it shall have its own independent right to demand payment of the amounts payable by each Loan Party under this Section 10.23, irrespective of any discharge of such Loan Party’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve their entitlement to be paid those amounts.

(e)Any amount due and payable by a Loan Party to the Administrative Agent or the Mexican Collateral Agent, as applicable, under this Section 10.23 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by a Loan Party to the other Secured Parties under those provisions shall be decreased to the extent that the Administrative Agent or the Mexican Collateral Agent, as applicable, has received (and is able to retain) payment in full of the corresponding amount under this Section 10.23.

(f)The rights of the Secured Parties (other than the Administrative Agent or the Mexican Collateral Agent, as applicable) to receive payment of amounts payable by each Loan Party under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Administrative Agent or the Mexican Collateral Agent, as applicable, to receive payment under this Section 10.23.

(g)Without limiting or affecting the Administrative Agent’s or the Mexican Collateral Agent’s, as applicable, rights against the Loan Parties (whether under this Section 10.23 or under any other provision of the Loan Documents), each Loan Party acknowledges that: (x) nothing in this Section 10.23 shall impose any obligation on the Administrative Agent or the Mexican Collateral Agent, as applicable, to advance any sum to any Loan Party or otherwise under any Loan Document, except in its capacity as lender thereunder, as applicable, and (y) for the purpose of any vote taken under any Loan Document, neither the Administrative Agent nor the Mexican Collateral Agent, as applicable, shall be regarded as having any participation or commitment other than those which it has in its capacity as a lender, as applicable.

Section 10.24Representation of Dutch Loan Party.

If, in respect of any Loan Party incorporated under the laws of the Netherlands, this Agreement or any other Loan Document is signed or executed by another person acting on behalf of such Loan Party pursuant to a power of attorney executed and delivered by such Loan Party, it is hereby expressly acknowledged and accepted by the other parties to this Agreement or any other Loan Document that the existence and extent of such person’s authority and the effects of such person’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.
Section 10.25Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 10.26English Translation.

Any documents, instruments or agreements which direct or obligate the Mexican Collateral Agent shall be provided to the Mexican Collateral Agent in English language or with an English language translation.
ARTICLE XI
GUARANTEE

Section 11.01The Guarantee

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective permitted successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the U.S. Bankruptcy Code after any bankruptcy or insolvency petition under the U.S. Bankruptcy Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. For purposes of this Section, the Guarantors irrevocably waive any order, excussio, and division benefits they may have under any applicable jurisdiction, including without limitation the benefits of orden, excusión, división, quita, prórroga and espera and all other rights and benefits provided for under articles 2813, 2814, 2815, 2816, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2824, 2826, 2827, 2836, 2838, 2839, 2840, 2842, 2844, 2845, 2846, 2847, 2848, 2849 and other related articles of the Federal Civil Code (Código Civil Federal), and the corresponding provisions of the Civil Codes of any State of Mexico.
Section 11.02Obligations Unconditional

The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for Payment in Full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(i)at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted (including incurring any increase or decrease in the principal amount of the Guaranteed Obligations or the rate of interest or fees thereon);

(iii)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.09, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;

(v)the release of any other Guarantor pursuant to Section 11.09; or

(vi)take any other action which would, under applicable principles of common law, give rise to a legal or equitable discharge of any Guarantor from its liabilities under this Guaranty.

The Guarantors hereby expressly waive (to the fullest extent permitted by Law) diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
Section 11.03Reinstatement

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
Section 11.04Subrogation; Subordination

Each Guarantor hereby agrees that until Payment in Full it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
Section 11.05Remedies

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.
Section 11.06Instrument for the Payment of Money

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
Section 11.07Continuing Guarantee

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
Section 11.08General Limitation on Guarantee Obligations

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the liability under this Guaranty and the right of contribution established in Section 11.10, but before giving effect to any other guarantee) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. In addition, in the event that any applicable Law (including, without limitation, any Law (i) limiting or restricting the giving of financial assistance by way of guarantee, (ii) relating to fraudulent conveyance or fraudulent transfer or (iii) enforcing currency controls in any jurisdiction) limits the amount of financial assistance that a Guarantor is permitted to provide in favor of another Loan Party, such Guarantor’s liability under this Credit Agreement in respect of the Obligations of such Guarantor shall be limited to the maximum amount permitted under such applicable law; provided further that the application of such limitation in any specific case (in respect of the Obligations of any Loan Party) shall not restrict or limit the ability of the Secured Party to claim in full all amounts due under this Credit Agreement in respect of the Obligations of any other Loan Party where there is no Law which limits the amount of financial assistance that a Guarantor is permitted to provide in favor of such other Loan Party, or where there is an applicable exception to any limitation on the amount of financial assistance which a Guarantor is permitted to provide in favor of such other Loan Party.
Section 11.09Release of Guarantors

If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests of any Subsidiary Guarantor (other than the Company) are sold or otherwise transferred to a Person or Persons none of which is a Loan Party in a transaction permitted hereunder or (ii) any Subsidiary Guarantor ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary (any such Subsidiary Guarantor, and any Subsidiary Guarantor referred to in clause (i), a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and the other Loan Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Administrative Agent or the Mexican Collateral Agent, as applicable, pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent or the Mexican Collateral Agent, as applicable, shall take such actions as are necessary to effect each release described in this Section 11.09 in accordance with the relevant provisions of the Collateral Documents; provided, however, that the release of any Subsidiary Guarantor from its obligations under this Agreement (x) if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (c) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type (1) no Default or Event of Default shall have occurred and be continuing, (2) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Person for purposes of Section 7.02 (as if such Person were then newly acquired) and such Investment is permitted pursuant to Section 7.02 (other than Section 7.02(f)) at such time and (3) a Responsible Officer of the Borrower certifies to the Administrative Agent compliance with preceding clauses (1) and (2), (y) if such Subsidiary Guarantor becomes a Non-Recourse Subsidiary, shall only be permitted if at the time such Guarantor becomes a Non-Recourse Subsidiary (1) no Default or Event of Default shall have occurred and be continuing, (2) after giving pro forma effect to such release and the consummation of the transaction that cases such Person to be a Non-Recourse Subsidiary, the Borrower is in compliance with the Ratio Mortgage Requirement and (3) a Responsible Officer of the Borrower certifies to the Administrative Agent compliance with the immediately preceding clauses (1) and (2) and (z) if such Subsidiary Guarantor becomes an Immaterial Subsidiary, shall only be permitted if the Borrower has provided written notice to the Administrative Agent that such Subsidiary Guarantor (1) has become an Immaterial Subsidiary and (2) shall no longer guaranty the obligations under this Agreement;

provided, further, that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of the Existing Senior Secured Facility, any Permitted First Priority Refinancing Debt, any Permitted Junior Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt, any Junior Financing or any Permitted Refinancing in respect of any of the foregoing.
Upon Payment in Full, this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.
Section 11.10Right of Contribution

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the Mexican Collateral Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the Mexican Collateral Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.
Section 11.11Independent Obligation

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Guarantors.
Section 11.12Holdings’ Limited Recourse Guaranty

Notwithstanding any other provision of this Agreement, the recourse of the Administrative Agent and the other Secured Parties to Holdings under the Loan Documents shall be limited to the Holdings’ Recourse Property. No assets of Holdings other than the Holdings’ Recourse Property shall be available to satisfy any liability of Holdings arising under the Loan Documents, whether under this Section 11, the Borrower Equity Pledge, Holdings’ undertakings set forth in Section 7.14 or otherwise. The rights of the Secured Parties to satisfy the Guaranteed Obligations shall be limited to the foreclosure of (and all other rights and remedies relating to the foreclosure of) the Lien created pursuant to the Borrower Equity Pledge and the Secured Parties shall have no right to proceed directly against Holdings for the satisfaction of any Guaranteed Obligation, for any deficiency remaining from the foreclosure of the Lien created by the Borrower Equity Pledge (or any portion of any of the foregoing).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PLAYA HOTELS & RESORTS N.V., as Holdings
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

PLAYA RESORTS HOLDING B.V., as Borrower
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

[Signature Page to Credit Agreement]

Each of the following Subsidiary Guarantors:

PLAYA H&R HOLDINGS B.V., as Guarantor
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

Playa Riviera Maya B.V., as Guarantor
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

Playa ROMANA B.V., as Guarantor
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

Playa ROMANA MAR B.V., as Guarantor
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

Playa CANA B.V., as Guarantor
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

PLAYA GRAN, S. DE R.L. DE C.V., as Guarantor
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

GRAN DESING & FACTORY, S. DE R.L. DE C.V., as Guarantor
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

[Signature Page to Credit Agreement]

DESARROLLOS GCR, S. DE R.L. DE C.V., as Guarantor
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

INMOBILIARIA Y PROYECTOS TRPLAYA, S. DE R.L. DE C.V., as Guarantor
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

PLAYA RMAYA ONE, S. DE R.L. DE C.V., as Guarantor
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

PLAYA CABOS BAJA, S. DE R.L. DE C.V., as Guarantor
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

HOTEL CAPRI CARIBE, S. DE R.L. DE C.V., as Guarantor
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

CAMERON DEL CARIBE, S. DE R.L. DE C.V., as Guarantor
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

[Signature Page to Credit Agreement]

CAMERON DEL PACIFICO, S. DE R.L. DE C.V., as Guarantor
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

SERVICIOS PLYA HOTELS & RESORTS, S. DE R.L. DE C.V., as Guarantor
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

PLAYA HALL JAMAICAN RESORT LIMITED, as Guarantor
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

INVERSIONES VILAZUL S.A.S., as Guarantor
By:	/s/ Ryan Hymel
Name:	Ryan Hymel
Title:	Authorized Person

[Signature Page to Credit Agreement]

CORTLAND CAPITAL MARKET SERVICES, LLC, as Administrative Agent
By:	/s/ Matthew Trybula
Name:	Matthew Trybula
Title:	Associate Counsel
[Signature Page to Credit Agreement]

ACQUIOM AGENCY SERVICES LLC, as Mexican Collateral Agent
By:	/s/ Joshua G. James
Name:	Joshua G. James
Title:	Senior Director
[Signature Page to Credit Agreement]

PHR Lender LLC, as a Lender
By: Midtown Acquisitions GP LLC, its Manager
By:	/s/ Joshua D. Morris
Name:	Joshua D. Morris
Title:	Manager
[Signature Page to Credit Agreement]

Schedule I Guarantors
Playa H&R Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands
Playa Riviera Maya B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands
Playa Romana B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands
Playa Romana Mar B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands
Playa Cana B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands
Inversiones Vilazul S.A.S., a corporation incorporated in the Dominican Republic
Playa Hall Jamaican Resort Limited, a limited liability company incorporated in Jamaica
Hotel Capri Caribe, S. de R.L. de. C.V., a limited liability company incorporated in Mexico
Camerón del Caribe, S. de R.L. de. C.V., a limited liability company incorporated in Mexico
Camerón del Pacifico, S. de R.L. de. C.V., a limited liability company incorporated in Mexico
Servicios PLYA Hotels & Resorts, S. de R.L. de C.V. (previously identified as BD Real Resorts, S. de R.L. de. C.V.), a limited liability company incorporated in Mexico
Playa Gran, S. de R.L. de C.V., a limited liability company incorporated in Mexico
Gran Desing & Factory, S. de R.L. de C.V., a limited liability company incorporated in Mexico
Desarrollos GCR, S. de R.L. de C.V., a limited liability company incorporated in Mexico
Inmobiliaria y Proyectos TRPLAYA, S. de R.L. de C.V., a Mexican limited liability company incorporated in Mexico
Playa Rmaya One, S. de R.L. de. C.V., a limited liability company incorporated in Mexico
Playa Cabos Baja, S. de R.L. de. C.V., a limited liability company incorporated in Mexico

Schedule 1.01A
Commitments of the Lenders

Term A1 Commitments
Term A1 Lender	Amount	Percentage
PHR Lender LLC	$34,999,999	100%
Total	$34,999,999	100%

Term A2 Commitments
Term A2 Lender	Amount	Percentage
PHR Lender LLC	$31,000,001	100%
Total	$31,000,001	100%

Term A3 Commitments
Term A3 Lender	Amount	Percentage
PHR Lender LLC	$28,000,000	100%
Total	$28,000,000	100%

EXHIBIT I
AGREED SECURITY PRINCIPLES

1.    Certain Principles
The rights and obligations of (i) the Lenders, the Administrative Agent and Mexican Collateral Agent on the one hand, and (ii) the Borrower and the Guarantors on the other hand, in each case respect of (i) the giving or taking of the Guaranty; (ii) the giving or taking of Collateral; and (iii) all the rights and obligations associated with such giving or taking of the Guaranty and Collateral, shall be subject to and limited by the Agreed Security Principles. The Agreed Security Principles embody the recognition by all parties to the Credit Documentation that there may be certain legal and practical difficulties in obtaining effective security from Holdings and its Subsidiaries in every jurisdiction in which they or the assets relevant to the Transactions are or may in the future be located. In particular:

(a)
general statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference, thin capitalization rules, retention of title claims and similar principles may limit the ability of Holdings or a Subsidiary of Holdings to provide the Guaranty or provide Collateral or may require that the relevant Guaranty or Collateral be limited by an amount or otherwise. If any such limit applies, the relevant Guaranty and Collateral provided will be limited to the maximum amount which Holdings or such Subsidiary of Holdings may provide having regard to applicable law (including any jurisprudence) and subject to fiduciary duties of management; provided that the Borrower will use reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to Holdings, the Borrower and each relevant Subsidiary of Holdings;

(b)
providing the Guaranty, the granting and the terms of Collateral (including a mortgage over hotel real property (a “Mortgage”)) or the perfection of the Collateral granted will not be required to the extent that the Administrative Agent or Mexican Collateral Agent, as applicable, and the Borrower reasonably determine that the burden and/or cost thereof (including, without limitation, legal fees, registration fees, stamp duty, taxes and any other fees or costs directly associated with such security or guarantee) shall be excessive in relation to the value of the security to be afforded to the Lenders therefrom (it being understood that, based on applicable law as in effect on the Closing Date, (i) Mortgages will not be required in the Dominican Republic or Jamaica, and (ii) Mortgages will in any event not be required under circumstances where the recordation costs, notarial fees or other costs (other than customary legal counsel fees and expenses) associated therewith exceed the lesser of $100,000 and 1% of the acquisition cost of the relevant hotel property); provided that, pursuant to Section 6.11(d) of the Credit Agreement, if, immediately after giving effect to any acquisition that requires the acquired Hotel Real Property to be subject to a Mortgage pursuant to Section 6.11(d) of the Credit Agreement, the Consolidated Total Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.08 of the Credit Agreement) is greater than 5.00:1.00, the cost-benefit analysis referred to in this Section 1(b)(ii) shall not apply to the granting and/or perfection of a Mortgage pursuant to Section 6.11(d) of the Credit Agreement (which granting and perfection shall be required in any case irrespective of the amount of the recordation costs, notarial fees and/or other costs associated therewith); provided further that nothing in this section 1(b) or Section 6.11(d) of the Credit Agreement shall prevent the Administrative Agent or Mexican Collateral Agent, as applicable, from limiting or revising the requirements applicable to the granting and/or perfection of any Mortgage, as it may deem appropriate (in its sole discretion) in order to reduce the recordation costs, notarial fees and/or other costs associated therewith, including by limiting the amount of Indebtedness secured by such Mortgage;

(c)
any assets subject to third party arrangements which are permitted by the Credit Documentation which may prevent those assets from being charged will be excluded from any relevant Security Agreement provided that, notwithstanding anything to the contrary contained herein, any person providing a Mortgage will be under the obligation to obtain any landlord consent required to grant such Mortgage when such consent is required by local law to perfect such security interest;

(d)
a Material Subsidiary will not be required provide the Guaranty or enter into Security Agreements if it is not within the legal capacity of such Subsidiary or if the same would conflict with the fiduciary duties of the directors of such Subsidiary or contravene any legal prohibition or result in personal or criminal liability on the part of any officer or result in any significant risk of legal liability for the directors of such Subsidiary, provided that such Subsidiary shall use reasonable endeavours to overcome any such obstacle;

(e)
the terms of the Security Agreements should be such that they (i) do not restrict the running of the business of the relevant Subsidiary in the ordinary course to any greater extent than as otherwise permitted by the Credit Agreement, and (ii) in the case of the Associated Personal Property Collateral, do not require the scheduling or reporting of specific personal property assets (without regard to whether local law might require the listing of specific assets in order to perfect or register security);

(f)
the security will be subject to liens permitted by Credit Agreement and, to the extent possible, first-ranking; provided that, for the avoidance of doubt, any security interest over a bank account shall be subject to any prior security interest in favor of the relevant Account Bank which security is created either by law or the standard terms and conditions of the relevant Account Bank;

(g)
the perfection of security interests granted will not be required if it would adversely affect on the ability of the relevant Subsidiary to conduct its operations and business in the ordinary course as otherwise permitted by the Credit Agreement; and

(h)
the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is excessive in relation to the value of the security to be afforded thereto.

2.    Terms of Guaranty and Security Agreements
The following principles will be reflected in the terms of the Guaranty and/or any Security Agreement:

(a)
no claims will be made under the Guaranty, and the security created pursuant to the Security Agreements will not be enforceable, until an Event of Default has occurred and is continuing (together, an “Enforcement Event”);

(b)
no notices of receivables security will need to be delivered to third parties until an Enforcement Event has occurred and the Administrative Agent or Mexican Collateral Agent, as applicable, has requested such notices to be delivered;

(c)
no notification of creation of security interests will be required to governmental authorities (other than filings required in connection with the initial grant of such security interests) or other third parties (including depository institutions at which bank accounts constituting Associated Personal Property Collateral are held (each, an “Account Bank”)) at any time prior to the occurrence of an Enforcement Event;

(d)
the Security Agreements will not contain additional representations or undertakings except to the extent these are required for the creation, protection or perfection of the relevant security interest and are consistent with the other principles set forth herein;

(e)
the Administrative Agent or Mexican Collateral Agent, as applicable, should only be able to exercise any power or attorney granted to it by Holdings or a Subsidiary of Holdings under the Security Agreements following the occurrence of an Enforcement Event or failure to comply with a duly requested further assurance or perfection obligation;

(f)	the Security Agreements should not operate so as to prevent transactions which are permitted under the Credit Documentation or to require additional consents or authorizations; and

(g)
the Security Agreements will permit disposals of assets where such disposal is permitted under the Credit Documentation and will include assurances for the Administrative Agent or Mexican Collateral Agent, as applicable, to do all things reasonably requested to release security in respect of the assets that are the subject of such disposal.

3.    Guarantees/Security

(a)	Subject to the matters referred to in these Agreed Security Principles, it is further acknowledged that the Administrative Agent or Mexican Collateral Agent, as applicable, shall:

(i)	receive the benefit of the Guaranty and security interests will be granted over the Collateral to secure the Secured Obligations, in each case subject to the Agreed Security Principles; and

(ii)
(in the case of those Security Agreements creating pledges or charges over equity interests in a Subsidiary of Holdings) obtain a first priority valid charge or analogous or equivalent encumbrance over all of the shares in issue at any time in that Subsidiary of Holdings which are owned by Holdings or a Subsidiary of Holdings. Subject to local law requirements, (A) such Security Agreements shall be governed by the laws of the jurisdiction in which such Subsidiary of Holdings whose equity interests are being pledged is formed, (B) the share certificate and a stock transfer form executed in blank will be provided to the Administrative Agent or Mexican Collateral Agent, as applicable, the share certificate or shareholders register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Administrative Agent or Mexican Collateral Agent, as applicable, (C) until an Enforcement Event has occurred, the relevant grantor shall be permitted to retain and to exercise voting rights attaching to any pledged equity interests in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and to receive and retain dividends on those pledged equity interests to security to the extent permitted under the Credit Documentation and (D) the constitutional documents of the Subsidiary of

Holdings whose equity interests have been subject to security will be amended to remove any restriction on the transfer or the registration of the transfer of the equity interests on enforcement of the security granted over them.

(b)
To the extent possible, all security interests shall be given in favor of the Administrative Agent or Mexican Collateral Agent, as applicable, and not the secured parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the relevant intercreditor agreement or the credit agreement for the Senior Secured Credit Facilities and not the individual Security Agreements unless required under local laws. To the extent possible, there should be no action required to be taken in relation to the Guaranty or Security Agreements when any Lender assigns or transfers any of rights or obligations under the Senior Secured Credit Facilities.